As filed with the Securities and Exchange Commission on ^ May 2, 2002

Registration No. 333-^85120

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________

FORM S-1/A^

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

________________________

FIRST PACTRUST BANCORP, INC.
(Exact name of registrant as specified in its charter)

Maryland	6035	^04-3639825
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

610 Bay Boulevard, Chula Vista, California 91910
(619) 691-1519

(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

___________________________

Hans R. Ganz, President and Chief Executive Officer
First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California 91910
(619) 691-1519

(Name, address, including zip code, and telephone number, including area code, of agent for service)

_______________________

Please send copies of all communications to:

Robert L. Freedman, PC
Martin L. Meyrowitz, P.C.
Beth A. Freedman, Esq.
SILVER, FREEDMAN & TAFF, L.L.P.
(a limited liability partnership including professional corporations)
1700 Wisconsin Avenue, NW
Washington, DC 20007
(202) 295-4500
___________________________
Approximate date of commencement of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee
Common Stock, par value $.01 per shares	4,099,750 shares	$10.00	$40,997,500	$3,772.00(1)
401(k) Plan Participation Interests	$ 691,654	---	---	---(2)

(1)   Estimated solely for the purpose of calculating the registration fee which was previously paid.
(2)   The $691,654 of participations being registered based on the assets in the Pacific Trust Bank Employee Stock Ownership Plan and Trust at December 31, 2000 which are available to purchase common stock in the offering. Pursuant to Rule 457(h)(2), no additional fee is required with respect to the interests of plan participants.

       The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
Interests in

FIRST PACTRUST BANCORP, INC.
401(k) and Employee Stock Ownership Plan and Trust

and
Offering of 69,166 Shares of

FIRST PACTRUST BANCORP, INC.
Common Stock

___________________________________-

           In connection with Pacific Trust Bank's conversion, First PacTrust Bancorp, Inc. is allowing participants in the Pacific Trust Bank 401(k) Employee Stock Ownership Plan and Trust (the "KSOP") to invest their 401(k) Contributions Account, Rollover Account, Matching Contribution Account, and Profit Sharing Accounts (such accounts being collectively referred to herein as the "401(k) Plan" - which 401(k) Plan is part of the KSOP) in the common stock of First PacTrust Bancorp, Inc. (the "Common Stock"). Based upon the value of the 401(k) Plan assets at March 31, 2002, the trustee of the 401(k) Plan could purchase up to 69,166 shares of the common stock assuming a purchase price of $10.00 per share. This prospectus supplement relates to the initial election of 401(k) Plan participants to direct the trustee of the 401(k) Plan to invest a portion of their 401(k) Plan accounts in the First PacTrust Bancorp, Inc. Common Stock Fund at the time of the conversion.

           Neither the Securities and Exchange Commission, the Office of Thrift Supervision, the Federal Deposit Insurance Corporation, nor any other state or federal agency or any state securities commission, has approved or disapproved these securities. Any representation to the contrary is unlawful.

           This prospectus supplement may be used only in connection with offers and sales by First PacTrust of interests or shares of common stock pursuant to the 401(k) Plan. No one may use this prospectus supplement to reoffer or resell interests or shares of common stock acquired through the 401(k) Plan.

           The prospectus dated May [___], 2002, of First PacTrust, which we have attached to this prospectus supplement, includes detailed information regarding the conversion, the common stock and the financial condition, results of operations and business of First PacTrust. This prospectus supplement provides you with information regarding the KSOP. You should read this prospectus supplement together with the prospectus and keep both for future reference.

           Please refer to "Risk Factors" beginning on page of the prospectus.

The date of this Prospectus Supplement is May [____], 2002.

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THE OFFERING

Securities Offered	The securities offered in connection with this prospectus supplement are participation interests in the 401(k) Plan. As of March 31, 2002, assuming a purchase price of $10.00 per share, the trustee of the 401(k) Plan may acquire up to [_______] shares of Common Stock for the Common Stock Fund known as the First PacTrust Bancorp, Inc. Common Stock Fund. Eligible employees, previously eligible employees, alternate payees and beneficiaries of the preceding parties may participate in the Plan. The interests offered under this prospectus supplement are conditioned on the consummation of the conversion. Your investment in the Common Stock Fund in connection with the conversion is subject to priorities set forth in the plan of conversion of Pacific Trust Bank.

Your ability to invest in the Common Stock Fund is based on your status as an eligible account holder, supplemental eligible account holder or voting member of Pacific Trust Bank. An eligible account holder is a depositor whose account totaled $50.00 or more on December 31, 1999. A supplemental eligible account holder is a depositor whose account totaled $50.00 or more on March 31, 2002. A voting member of Pacific Trust Bank is a depositor who was a member of Pacific Trust Bank as of the voting record date. To the extent you fall into one of the subscription offering categories, you have subscription rights to purchase shares of common stock in the subscription offering and you may use funds in your 401(k) Plan account to pay for the common stock for which you subscribe.

The trustee will acquire Common Stock after the conversion in open market transactions. The prices paid by the trustee for shares of the Common Stock will not exceed their fair market value. The trustee will pay transaction fees associated with the purchase, sale or transfer of the common stock after the conversion.

The trustee will hold common stock in the name of the KSOP. The trustee will allocate shares of Common Stock acquired at your direction to your account under the KSOP. Therefore, earnings with respect to your account are not affected by the investment designations of other participants in the KSOP.

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Election to Purchase First PacTrust Common Stock in the Conversion	In connection with the conversion of Pacific Trust Bank, First PacTrust has amended the existing 401(K) Plan to become a combined Employee Stock Ownership and 401(k) Plan and to permit you to direct the trustee to transfer a portion of the funds which represents your beneficial interest in the assets of the 401(k) Plan to the Common Stock Fund. The trustee of the 401(k) Plan will subscribe for Common Stock offered for sale in connection with the conversion in accordance with each participant's timely direction. In the event the conversion offering is oversubscribed and some or all of your funds cannot be used to purchase common stock in the conversion offering, the trustee will reallocate the amount not invested in Common Stock on a proportionate basis to the other investment options you have selected. If you fail to direct the investment of your account, your 401(k) Plan account balances will remain in the other investment options of the 401(k) Plan.

Value of Participation Interests	As of December 31, 2001, the market value of the assets of the 401(k) Plan equaled $691,654. The plan administrator informed each participant of the value of his or her beneficial interest in the 401(k) Plan as of December 31, 2001. The value of plan assets represents the past contributions to the 401(k) Plan by the participants of Pacific Trust Bank, plus or minus earnings or losses on the contributions, less previous withdrawals and forfeitures, if applicable.

Method of Directing Transfer	The last page of this prospectus supplement contains a form for you to direct a transfer to the Common Stock Fund, the investment election form. If you wish to conduct a transfer, in multiples of not less than 1%, of your beneficial interest in your available account balance of the 401(k) Plan to the Common Stock Fund, you should complete the investment election form. If you do not wish to make such an election at this time, you do not need to take any action.

Time for Directing Transfer	The deadline for submitting a direction to transfer amounts to the Common Stock Fund in connection with the conversion is June [___], 2002. You must return the investment election form to [______________] in the Human Resources Department at [_:__] [_].m., Pacific Time, on this date.

Irrevocability of Transfer Direction	Your 2002 direction to transfer amounts credited to such account in the 401(k) Plan to the Common Stock Fund cannot be changed after June [__], 2002. Such election will remain in effect until you elect to change it. Changes in your investment directions may be made [ ].

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Direction to Purchase First PacTrust Common Stock After the Conversion	After the conversion, you may direct the trustee of the 401(k) Plan to transfer a certain percentage (in multiples of not less than 1%) of the net value of your available account balance in the 401(k) Plan to the Common Stock Fund or to the other investment funds available under the 401(k) Plan. Following your initial election, you may change the allocation of your investments in the Common Stock Fund on the first day following any calendar trimester by submitting an appropriate form to the plan administrator. You may obtain a form from the Human Resources Department of Pacific Trust Bank. Special restrictions may apply to transfers directed by those participants who are officers, directors and principal shareholders of Pacific Trust Bank.

Purchase Price of First PacTrust Common Stock	The trustee will pay the same price for shares of common stock as all other persons who purchase shares of the common stock in the conversion.
Voting and Tender Rights of First PacTrust Common Stock	The plan administrator generally will exercise voting rights attributable to all of the common stock held by the Common Stock Fund. With respect to matters involving tender offers for Pacific Trust Bank, the plan administrator will vote shares allocated to participants in the 401(k) Plan, as directed by participants with interests in the Common Stock Fund. The trustee will allocate to you voting instruction rights reflecting your proportional interest in the Common Stock Fund. The number of shares of Common Stock held in the Common Stock Fund that the trustee votes in the affirmative, negative or as an abstention on each matter shall be proportionate to the number of the voting instruction rights exercised in the affirmative, negative or as an abstention, respectively. For matters not involving a tender offer, the plan administrator will direct the vote of allocated shares and participants will not have an opportunity to direct the voting of shares.

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DESCRIPTION OF THE PLAN

I.           Introduction

           Effective January 1, 1997, Pacific Trust Federal Credit Union, the predecessor to Pacific Trust Bank, adopted the Pacific Trust Federal Credit Union Bank 401(k) Incentive Savings Plan and Trust. Effective January 1, 2002, Pacific Trust Bank assumed sponsorship of the Plan and the Plan was renamed the Pacific Trust Bank 401(k) Incentive Savings Plan. On January 1, 2002, Pacific Trust Bank amended the 401(k) Plan to include an Employee Stock Ownership Plan component to the 401(k) Plan (the "KSOP Plan"). Pacific Trust Bank intends for the KSOP Plan to comply, in form and in operation, with all applicable provisions of the Internal Revenue Code and the Employee Retirement Income Security Act, most commonly referred to as "ERISA." As a plan subject to ERISA, federal law provides you with various rights and protections as a plan participant. However, your benefits under the KSOP Plan are not guaranteed and are not required to be guaranteed by the Pension Benefit Guaranty Corporation.

           Pacific Trust Bank may amend the KSOP Plan from time to time in the future to ensure continued compliance with all applicable laws. Pacific Trust Bank may also amend the KSOP Plan from time to time in the future to add, modify, or eliminate certain features of the plan, subject to applicable laws.

           Applicable federal tax law imposes substantial restrictions on your ability to withdraw amounts held under the KSOP Plan prior to your termination of employment with Pacific Trust Bank, Federal law imposes an excise tax on withdrawals made from the KSOP Plan prior to the time you reach age 59-1/2, unless a permitted exception applies, such as your death, or your separation from service after your attainment of age 55.

           Reference to Full Text of Plan. The following portions of this prospectus supplement summarize certain provisions of the KSOP Plan. Pacific Trust Bank qualifies these summaries in their entirety by the full text of the KSOP Plan, which shall have priority. You may obtain copies of the KSOP Plan document by sending a request to: Plan Administrator, Pacific Trust Bank, 610 Bay Boulevard, Chula Vista, California 91910. You should carefully read the full text of the KSOP Plan document and your KSOP summary plan description to understand your rights and obligations under the Plan.

II.           Eligibility and Participation

           Any employee of First PacTrust or Pacific Trust Bank may participate in the 401(k) Plan as of the first day of the month following completion of one "year of service" and attainment of age 19 with the exception of non-resident aliens and union employees, unless a collective bargaining agreement expressly provides for union participation. (Participation in the Employee Stock Ownership portion of the KSOP occurs on the January 1 or July 1 following completion of the eligibility requirements. Under the KSOP Plan, you generally earn one "year of service" if you complete 1,000 hours of service with First PacTrust or Pacific Trust Bank within the

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applicable 12-consecutive-month computation period. Participation in the Plan is automatic, although each Participant may elect whether or not to make 401(k) contributions under the KSOP.

           As of March 31, 2002, approximately [___] out of [___] then eligible employees had elected to participate in the KSOP Plan.

III.           Contributions Under the 401(k) Plan

           401(k) Contributions. The KSOP Plan permits you to annually defer receipt of up to 50% of the compensation that Pacific Trust Bank and/or its affiliates would otherwise pay to you. The amounts you defer are known as 401(k) Contributions. For purposes of calculating your 401(k) Contributions, the KSOP Plan considers compensation to include your total pay reportable on Internal Revenue Service Form, including certain pre-tax deferrals. However, by law, the KSOP Plan may not consider more than $200,000 of compensation for purposes of determining deferrals for 2002. You may modify the rate of your future 401(k) Contributions by filing a new deferral agreement with the plan administrator prior to the effective date of the modification. Modifications of your rate of 401(k) Contributions take effect at the beginning of each calendar quarter, i.e., January 1, April 1, July 1, and October 1.

           Catch-Up Contributions. In addition to the 401(k) Contributions described in the preceding paragraph, if you attain age 50 by the end of a plan year, you may elect to defer an additional amount. This additional amount is known as a "catch-up contribution". Federal law limits your annual catch-up contributions under the KSOP Plan, and any similar plans, to $1,000 for 2002. This limitation will increase by $1,000 for each subsequent year until 2006, when the annual catch-up contribution limit will be $5,000. Although catch-up contributions are considered to be 401(k) Contributions, they are not subject to the dollar limit described in the preceding paragraph, or the discrimination testing described below that applies to 401(k) Contributions and Matching Contributions.

           First PacTrust Matching Contributions. Pacific Trust Bank has discretion whether or not to make matching contributions for you under the KSOP Plan. Matching contributions, if made, will be made on behalf of participants who make 401(k) Contributions during the year, and who have completed at least 1,000 Hours of Service during the plan year and are actively employed on the last day of the plan year (December 31). Matching contributions will not be made on 401(k) Contributions in excess of four percent (4%) of your compensation. For 2000, Pacific Trust Bank made matching contributions to the KSOP Plan equal to $165,199.

           First PacTrust Profit Sharing Contributions. Pacific Trust Bank has discretion whether or not to make profit sharing contributions for you under the KSOP Plan. Profit sharing contributions, if made, will be made on behalf of participants who have completed at least 1,000 Hours of Service during the plan year and are actively employed on the last day of the plan year (December 31). For 2001, Pacific Trust Bank made no profit sharing contributions to the 401(k) Plan.

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           Rollover Contributions. You may also rollover or directly transfer accounts from another qualified plan or an IRA, provided the rollover or direct transfer complies with applicable law. If you want to make a rollover contribution or direct transfer, you should contact the Plan Administrator.

IV.           Limitations on Contributions

           Limitations on Employee Salary Deferral. Although the KSOP Plan allows you to defer receipt of up to 50% of your compensation each year, federal law limits your total 401(k) Contributions under the KSOP Plan, and any similar plans, to $11,000 for 2002. This annual limitation will increase by $1,000 for each subsequent year until 2006, when the annual deferral limit will be $15,000. 401(k) Contributions in excess of this limitation are considered excess deferrals and will be included in an affected participant's gross income for federal income tax purposes in the year the 401(k) Contribution is made. In addition, any such excess deferral will again be subject to federal income tax when distributed by the KSOP Plan to the participant, unless the excess deferral, together with any income allocable thereto, is distributed to the participant not later than the first April 15th following the close of the taxable year in which the excess deferral is made. Any income on the excess deferral that is distributed not later than such date shall be treated, for federal income tax purposes, as earned and received by the participant in the taxable year in which the distribution is made. This limitation does not apply to catch-up contributions.

           Limitations on Annual Additions and Benefits. Pursuant to the requirements of the Internal Revenue Code, the KSOP Plan provides that the total amount of all contributions and forfeitures (annual additions) allocated to participants during any plan year may not exceed the lesser of 100% of the participant's compensation for the plan year, for 2002, or $40,000. Annual additions for this purpose generally includes 401(k) Contributions, Matching Contributions, Profit Sharing Contributions and Employee Stock Ownership Contributions. Annual additions do not include Catch-Up Contributions and Rollover Contributions.

           Deduction Limits.  KSOP contributions are subject to and limited by Internal Revenue Code deduction rules. Contributions will not be made to the extent they would be considered nondeductible.

           Limitation on 401(k) and Matching Contributions for Highly Compensated Employees. Sections 401(k) and 401(m) of the Internal Revenue Code limit the amount of 401(k) Contributions and Matching Contributions that may be made to the KSOP in any plan year on behalf of highly compensated employees (defined below) in relation to the amount of 401(k) Contributions and Matching Contributions made by or on behalf of all other employees eligible to participate in the KSOP. Specifically, the percentage of 401(k) Contributions made on behalf of a participant who is a highly compensated employee shall be limited so that the average actual deferral percentage for the group of such highly compensated employees for the plan year does not exceed the greater of (i) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the plan year multiplied by 1.25; or

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(ii) the average actual deferral percentage for the group of eligible employees who are non-highly compensated employees for the plan year, multiplied by two (2); provided that the difference in the average actual deferral percentage for eligible non-highly compensated employees does not exceed 2%. Similar discrimination rules apply to Matching Contributions.

           In general, a highly compensated employee includes any employee who was a 5% owner of the employer at any time during the year or preceding year; or had compensation for the preceding year in excess of $85,000 and was in the top 20% of employees by compensation for such year. The dollar amount in the foregoing sentence is for 2001. This amount is adjusted annually to reflect increases in the cost of living.

           In order to prevent the disqualification of the KSOP Plan, any 401(k) Contributions contributed by or allocated to highly compensated employees that exceed the average deferral limitation in any plan year ("excess contributions"), together with any income allocable thereto, must be distributed to such highly compensated employees before the close of the following plan year. However, the employer will be subject to a 10% excise tax on any excess contributions unless such excess contributions, together with any income allocable thereto, are distributed before the close of the first 2-1/2 months following the plan year to which such excess contributions relate. Matching contributions that relate to the returned deferral contributions will be distributed at the same time as the excess deferral contributions are returned to you. Similar rules apply to the return of Matching Contributions that do not satisfy the limitation tests described above.

           Top-Heavy Plan Requirements. If for any plan year the KSOP is a top-heavy plan, then minimum contributions may be required to be made to the KSOP on behalf of non-key employees. Contributions otherwise being made under the Plan may apply to satisfy these requirements.

           In general, the KSOP Plan will be regarded as a "top-heavy plan" for any plan year if, as of the last day of the preceding plan year, the aggregate balance of the accounts of participants who are key employees exceeds 60% of the aggregate balance of the accounts of all participants. Key employees generally include any employee who, at any time during the plan year, is (1) an officer of First PacTrust or its subsidiaries having annual compensation in excess of $130,000 who is in an administrative or policy-making capacity, (2) a 5% owner of First PacTrust, i.e., owns directly or indirectly more than 5% of the stock of First PacTrust, or stock possessing more than 5% of the total combined voting power of all stock of First PacTrust, or (3) a 1% owner of First PacTrust having annual compensation in excess of $ 130,000. The dollar amounts in the foregoing sentence are for 2002, and will adjusted in the future for cost of living increases.

V.           Investment of Contributions

           All amounts credited to participants' accounts under the KSOP Plan are held in trust. A trustee appointed by the board of directors of First PacTrust administers the trust.

           As of May 1, 2002, the KSOP Plan offers the following investment choices for your accounts under the plan:

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ABN AMRO Income Plus - A Stable Value Fund. The objective of this fund is to manage a portfolio of stable value fixed income instruments (guaranteed investment contracts and similar investments) in a manner that emphasizes preservation of principal while providing a moderate, stable source of income growth. This fund may be suitable for risk-averse investors seeking preservation of principal, but who also desire a relatively consistent income stream that will help reduce the impact of inflation on principal. This fund seeks stability of principal and higher-than money market rates of return.

Metropolitan West (MetWest) Capital Management, LLC - A Value Stock Fund. The objective of this fund is to achieve long-term capital appreciation by investing in large capitalization companies trading at a discount to their intrinsic values. MetWest seeks to add value to the portfolio through stock selection, appropriate sector weightings, and broad diversification. MetWest's approach to stock selection is to identify the stocks of high quality, growing businesses that are selling at a discount to their "intrinsic" or true value. This approach is "fundamental", which means that the focus is on the underlying valuation of a company relative to its prospects for growth, profitability, and the capability of management.

Dresdner RCM - A Growth Stock Fund. This fund seeks long-term capital appreciation by investing in equity securities of U.S. companies with large capitalizations. The firm evaluates the fundamental value and focuses on those that it expects will have higher than average growth rates and strong potential for capital appreciation. The fund seeks companies that have strong balance sheets, differentiated products or services, superior management, and a commitment to research and development.

Sector Capital Management, L.L.C. - A Core Equity Fund. This fund seeks to achieve its objective of long-term capital appreciation by investing in large capitalization stocks while maintaining a sector neutral portfolio. Sector Capital breaks the portfolio into ten sectors weighted closely to the S&P 500 economic sector weights. Each sector is managed by an outside sub-advisor whose individual mission is to outperform that one S&P 500 sector. Each sector manager must invest at least 70% of the portfolio in stocks for the S&P 500. Sector managers are given the discretion to invest up to 30% of the portfolio from smaller capitalization stocks in their sector. The purpose of this strategy is to achieve a style neutral and sector neutral core equity investment alternative.

Navellier & Associates, Inc. - A Growth Stock Fund. This fund strives to achieve the highest growth rates possible from selected stocks, primarily small, growing companies. The fund places emphasis on fast-growing, emerging companies and industries. The fund advisors conduct an exhaustive search starting with a universe of 9,000 stocks to identify those with the highest rise/reward ratio. Computer analysis next identifies stocks which have the greatest independence of the market for the least amount of risk.

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Then, the manager conducts fundamental analysis and due diligence to narrow the list and identify stocks with excellent profit margins, good earnings growth, and issues that dominate their markets with special niches.

Brandes Investment Partners, L.P. - An International Stock Fund. This fund is designed for long-term investors who seek an investment portfolio committed exclusively to non-U.S. equities. Brandes adheres to the "value investing" philosophy, basing decisions on the fundamental value of the businesses compared to the price of their stock. Brandes builds its investment style around four strategies: 1) Idea generation-Brandes avoids investing fads promoted in the popular press; 2) Quantitative screening-Brandes screens international markets to find companies selling at a discount; 3) Detail meetings-Managers select candidates consistent with firm's philosophy; and 4) Sell point- This is established before share are purchased.

Amerindo Investment Advisors Inc. - A Bio-Tech/High-Tech Stock Fund. This fund seeks capital appreciation by investing in stocks of emerging companies engaged in the development, distribution, or servicing of technology-related processes. The fund is intended for investors who can withstand significant short-term losses. It may be appropriate for investor who are 25 years or more away from retirement, want aggressive management for growth, and expect greater risk and wider fluctuations. The fund's approach to the emerging growth market relies on stock selection and allows individual positions to achieve their full potential, "let the winners run," typically resulting in a concentrated portfolio of 12-20 stocks.

Miller/Howard Investments, Inc. - A Utilities Fund. This fund seeks to preserve principal while providing a moderate, stable source of income growth by investing in securities (equities and /or fixed income securities) from the utilities sector. The fund also seeks to achieve high current yields from dividends. The utilities sector includes telecommunication, wireless telecommunication, and power generation companies among others. The fund may be appropriate for investors who need to offset other high risk, volatile investments. The portfolio managers believe the best way to exceed the average performance in the utility area is to protect against individual stocks that degrade the average such as companies with regulatory difficulties or competitive disadvantages.

LifeStyle6 - A Collective Investment Fund. The LifeStyle6 portfolio is an allocation fund that is invested to achieve a 6% annualized right of return over time. The fund allocates all assets in a combination of underlying Premier collective investment funds. This fund invests between 5% and 15% in large-cap domestic stock funds; 70% and 90% in stable value/fixed income funds; and between 5% and 15% in international stock funds. This fund may be suitable for any investor with 10 years or less until retirement depending on individual circumstances or an investor who is seeking stable returns.

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LifeStyle8 - A Collective Investment Fund. The LifeStyle8 portfolio is an asset allocation fund that is invested to achieve an 8% annualized rate of return over time. This fund allocates all assets in a combination of underlying Premier collective investment funds. This fund invests between 10% and 30% in large-cap domestic stock funds; 50% and 70% in stable value/fixed income funds; and between 10% and 30% in international stock funds. The fund may be appropriate for a long-term investor with an investment horizon of 5 to 20 years who is seeking conservative returns with minimal fluctuations in account value.

LifeStyles10 - A Collective Investment Fund. The LifeStyle10 portfolio is an asset allocation fund that seek to achieve a 10% annualized rate of return over time. This fund allocates all assets in a combination of underlying Premier collective investment funds. This fund invest between 10% and 30% in large-cap domestic stock funds; 40% and 60% in fixed income funds; 10% and 30% in international stock funds; and between 0% and 20% in small-cap domestic stocks. The fund may be appropriate for any long-term investor (10 to 30 years) who is seeking moderately high returns and can tolerate moderate to high fluctuations in account value.

LifeStyle12. A Collective Investment Fund. This LifeStyle12 portfolio is an allocation fund that seeks to achieve a 12% annualized rate of return over time. This fund allocates all assets in a combination of underlying Premier collective investment funds. This fund invests between 10% and 30% in the large-cap domestic stock funds; 15% and 35% in fixed income funds; 15% and 35% in international stock funds and between 20% and 40% in small-cap domestic stocks. The fund may be suitable for the investor who has 10 or more years until retirement and who is seeking high returns and can withstand high fluctuations in account value.

FMT/Legg Mason Value - A Collective Investment Fund. This collective investment fund which invests in the Legg Mason Value Fund seeks the long-term appreciation of capital. The portfolio manager follows a value discipline in selecting securities, and therefore seeks to purchase securities believed to be significantly undervalued. Intrinsic value, according to the adviser, is the value of the company measured, to different extents depending on the type of the company, on factors such as, but not limited to, the discounted value of its projected future free cash flows, the company's ability to earn returns on capital in excess of its cost of capital, and private market values of similar companies.

FMT/Vanguard Growth Index - A Collective Investment Fund. This collective investment fund investing in the Vanguard Growth Index Fund seeks to match the performance of a benchmark index that measures the investment return of large-capitalization growth stocks. The fund employs a passive management strategy designed to track the performance of the S&P 500/BARRA Growth Index, which includes those stocks of the S&P 500 Index with higher-than-average price/book ratios. The fund attempts to replicate the target index by investing all or substantially all of its assets in the stocks that make up the index.

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FMT/Vanguard 500 Index - A Collective Investment Fund. This collective investment fund investing in the vanguard 500 Index Fund seeks to match the performance of the Standard and Poor's 500, an index of large capitalization stocks. The fund employs a passive management strategy designed to track the performance of the Standard & Poor's 500 Index, which is dominated by the stocks of large U.S. companies. The fund attempts to replicate the target index by investing all or substantially all of its assets in the stocks that make up the Index.

FMT/Vanguard Value Index - A Collective Investment Fund. This collective investment fund which invests in the Vanguard Value Index Fund seeks to replicate the aggregate price and yield performance of the S&P/BARRA Value Index. The fund normally invests at least 95% of assets in common stocks, futures contracts, and options. It intends to invest its assets in approximately the same proportions as those represented on the S&P/BARRA Value Index. This index maintains a lower price/book ratio and has historically had a higher yield than the S&P 500.

FMT/Janus Growth & Income - A Collective Investment Fund. This collective investment fund investing in the Janus Growth and Income Fund seeks long-term capital growth and current income. The Fund pursues its objective by primarily emphasizing investments in common stocks. The fund will normally invest up to 75% of its assets in equity securities selected primarily for their growth potential, and at least 25% of its assets in securities the portfolio manager believes to have income potential. Equity securities may make up part of this income component if they currently pay dividends or the portfolio manager believes they have potential for increasing or commencing dividend payments.

           In addition to these investment choices, the KSOP Plan, as amended, will provide a Common Stock Fund as an additional investment alternative. The Common Stock Fund will invest in the common stock of First PacTrust. As with the other investments choices, you may direct the trustee of the 401(k) Plan to invest a portion of your 401(k) Plan account balance in the Common Stock Fund.

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           A.           Investment Performance.

           For the 2001, 2000 and 1999 years, the investments returned the following annual percentages on investments:

Name of Fund	2001	2000	1999
ABN AMRO Income Plan (Money Market Fund)	5.36%	5.50%	5.50%
Metropolitan West Capital Management, LLC	(13.78)%	6.74%	16.86%
Dresdner RCM	(25.13)%	(17.22)%	50.84%
Sector Capital Management, L.L.C.	(13.36)%	(12.67)%	20.07%
Navallier & Associates, Inc.	(32.40)%	(11.90)%	101.39%
Brandes Investment Partners, L.P.	(14.32)%	0.67%	50.60%
Amerindo Investment Advisors Inc.	(61.55)%	(47.17)%	225.43%
Miller/Howard Investment, Inc.	(16.02)%	10.89%	50.90%
LifeStyle 6	n/a	n/a	n/a
Lifestyle 8	n/a	n/a	n/a
Lifestyle 10	n/a	n/a	n/a
Lifestyle 12	n/a	n/a	n/a
FMT/Legg Mason Value	(9.08)%	(8.45)%	21.66%
FMT/Vanguard Growth Index	(13.62)%	(21.44)%	30.77%
FMT/Vanguard Value Index	(9.98)%	5.08%	12.57%
FMT/Janus Growth & Income	(11.60)%	(11.41)%	51.18%
FMT/Vanguard 500 Index	(12.80)%	(9.85)%	15.87%

           B.           The Common Stock Fund.

           The Common Stock Fund will consist of investments in the common stock of First PacTrust made on and after the effective date of the conversion. After the conversion, the trustee of the KSOP Plan will, to the extent practicable, use all amounts held by it in the Common Stock Fund, including cash dividends paid on the common

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stock held in the fund, to purchase shares of Common Stock of First PacTrust. First PacTrust anticipates that the trustee will make all purchases of Common Stock at prevailing market prices. Pending investment in the Common Stock Fund, the trustee will place cash held in the Common Stock Fund in the money market account.

           As of the date of this prospectus supplement, none of the shares of Common Stock have been issued or are outstanding and there is no established market for the Common Stock. Accordingly, there is no record of the historical performance of the Common Stock Fund. Performance of the Common Stock Fund will depend on a number of factors, including without limitation the financial condition and profitability of First PacTrust and its subsidiaries and market conditions for the common stock generally.

           For a discussion of material risks you should consider see "Risk Factors" beginning on page [___] in the prospectus.

VI.           Benefits Under the Plan

           Vesting. You will always have a fully vested, nonforfeitable interest in your 401(k) Contributions Account, Rollover Account, Matching Contributions Account and Profit Sharing Account under the KSOP. Your Employee Stock Ownership Account under the KSOP will become 100 percent vested after you complete 5 Years of Service. Generally, a Year of Service is a calendar year in which you are credited with 1,000 or more hours of service. Until you complete 5 Years of Service you will not have a vested interest in your Employee Stock Ownership Account.

VII. Withdrawals and Distributions from the KSOP Plan

           Withdrawals Prior to Termination of Employment. You may receive in-service distributions from the KSOP Plan under limited circumstances in the form of hardship distributions and loans. You can apply for a loan from the KSOP Plan (other than from your Employee Stock Ownership Account) by contacting the Human Resources Department of Pacific Trust Bank. All loans from the KSOP Plan are repaid by payroll withholding. You cannot have more than two loans outstanding at a time. You can apply for a minimum loan of $1,000 and a maximum loan of the lesser of $50,000, or 50% of your total vested account balance, less the highest outstanding loan balance in the immediately preceding 12-month period. You may also be eligible for hardship withdrawals from your 401(k) Contributions Account. In order to qualify for a hardship withdrawal, you must have an immediate and substantial need to meet certain expenses and have no other reasonably available resources to meet the financial need.

           Distribution Upon Retirement or Disability. Upon your retirement or disability, you may elect to receive a lump sum payment or installments from the KSOP Plan. Effective June 1, 2002, only lump sum distributions will be available from the Plan.

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           Distribution Upon Death. If you die prior to your benefits being paid from the KSOP Plan, your benefits will be paid to your surviving spouse or beneficiary under one or more of the forms available under the KSOP Plan.

           Distribution Upon Termination for any Other Reason. If you terminate employment for any reason other than retirement, disability or death and your vested account balances exceeds $5,000, the trustee will make your distribution on your normal retirement date, unless you request otherwise. You may elect to receive your vested KSOP accounts in a lump sum payment or installments. If your vested account balances do not exceed $5,000, the trustee will generally distribute your benefits to you as soon as administratively practicable in a lump sum following termination of employment. Effective June 1, 2002, only lump sum distributions will be available from the Plan.

           Form of Distribution. Distributions from the KSOP will generally be in the form of cash. However, you have the right to request that your distribution be in the form of Common Stock.

           Nonalienation of Benefits. Except with respect to federal income tax withholding and as provided with respect to a qualified domestic relations order, benefits payable under the KSOP Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution, or levy of any kind, either voluntary or involuntary, and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, charge or otherwise dispose of any rights to benefits payable under the KSOP Plan shall be void.

Administration of the KSOP Plan

           The trustee with respect to the KSOP Plan is the named fiduciary of the KSOP Plan for purposes of ERISA.

           Trustees. The [_________________________________] Committee of First PacTrust appoints the trustee to serve at its pleasure. The [______________________________] Committee has appointed [________________________] or its successor in interest as trustee of the Common Stock Fund.

           The trustee receives, holds and invests the contributions to the KSOP Plan in trust and distributes them to participants and beneficiaries in accordance with the terms of the plan and the directions of the plan administrator. The trustee is responsible for investment of the assets of the trust.

Reports to Plan Participants

           The plan administrator will furnish you a statement at least annually showing (i) the balance in your account as of the end of that period, (ii) the amount of contributions allocated to your account for that period, and (iii) the adjustments to your account to reflect earnings, losses, or forfeitures (if any). To the extent you may direct the investment of your KSOP accounts, you will receive access to the value of such KSOP accounts at least [ ].

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Plan Administrator

           Currently, the plan administrator of the KSOP Plan is Pacific Trust Bank [__________ _______________________________] Committee, 610 Bay Boulevard, Chula Vista California 91910, (619) 691-1519. The plan administrator is responsible for the administration of the KSOP Plan, interpretation of the provisions of the plan, prescribing procedures for filing applications for benefits, preparation and distribution of information explaining the plan, maintenance of plan records, books of account and all other data necessary for the proper administration of the plan, and preparation and filing of all returns and reports relating to the KSOP Plan which are required to be filed with the U.S. Department of Labor and the Internal Revenue Service, and for all disclosures required to be made to participants, beneficiaries and others under ERISA.

Amendment and Termination

           First PacTrust intends to continue the KSOP Plan indefinitely. Nevertheless, First PacTrust may terminate the KSOP Plan at any time. If First PacTrust terminates the KSOP Plan in whole or in part, then regardless of other provisions in the plan, all participants affected by such termination shall become fully vested in their accounts. First PacTrust reserves the right to make, from time to time, any amendment or amendments to the KSOP Plan which do not cause any part of the trust to be used for, or diverted to, any purpose other than the exclusive benefit of participants or their beneficiaries; provided, however, that First PacTrust may amend the plan as it determines necessary or desirable, with or without retroactive effect, to comply with ERISA or the Internal Revenue Code.

Merger, Consolidation or Transfer

           In the event of the merger or consolidation of the KSOP Plan with another plan, or the transfer of the trust assets to another plan, the plan requires that you would (if either the plan or the other plan then terminated) receive a benefit immediately after the merger, consolidation or transfer which is equal to or greater than the benefit you would have been entitled to receive immediately before the merger, consolidation or transfer (if the plan had then terminated).

Federal Income Tax Consequences

           As a "qualified retirement plan," the Internal Revenue Code affords the KSOP special tax treatment, including: (1) the sponsoring employer is allowed an immediate tax deduction for the amount contributed to the plan each year; (2) participants pay no current income tax on amounts contributed by the employer on their behalf; and (3) earnings of the plan are tax-deferred thereby permitting the tax-free accumulation of income and gains on investments. First PacTrust will administer the KSOP Plan to comply in operation with the requirements of the Internal Revenue Code as of the applicable effective date of any change in the law.

           Taxation of Distributions. Generally, distributions from the KSOP will be taxable generally as ordinary income for federal income tax purposes.

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           The Common Stock Included in a Lump Sum Distribution. If a lump sum distribution includes Common Stock, the distribution generally will be taxed in the manner described above, except that the total taxable amount will be reduced by the amount of any net unrealized appreciation with respect to the Common Stock that is the excess of the value of the Common Stock at the time of the distribution over its cost or other basis of the securities to the trust. The tax basis of the Common Stock for purposes of computing gain or loss on its subsequent sale equals the value of the Common Stock at the time of distribution less the amount of net unrealized appreciation. Any gain on a subsequent sale or other taxable disposition of the Common Stock, to the extent of the amount of net unrealized appreciation at the time of distribution, will constitute long-term capital gain regardless of the holding period of the common stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered long-term capital gain regardless of the holding period of the Common Stock. Any gain on a subsequent sale or other taxable disposition of the Common Stock in excess of the amount of net unrealized appreciation at the time of distribution will be considered either short-term or long-term capital gain depending upon the length of the holding period of the Common Stock. The recipient of a distribution may elect to include the amount of any net unrealized appreciation in the total taxable amount of the distribution to the extent allowed by the regulations issued by the Internal Revenue Service.

           Rollovers and Direct Transfers to Another Qualified Plan or to an Individual Retirement Plan; Mandatory Tax Withholding. You may roll over virtually all distributions from the KSOP to another tax-favored plan or to a standard individual retirement account without regard to whether the distribution is a lump sum distribution or a partial distribution. You have the right to elect to have the trustee transfer all or any portion of an "eligible rollover distribution" directly to another qualified retirement plan (subject to the provisions of the recipient qualified plan) or to an Individual Retirement Account. If you do not elect to have an "eligible rollover distribution" transferred directly to another qualified plan or to an Individual Retirement Account, the distribution will be subject to a mandatory federal withholding tax equal to 20% of the taxable distribution. Your state may also impose tax withholding on your taxable distribution. An "eligible rollover distribution" means any amount distributed from the plan except: (1) a distribution that is (a) one of a series of substantially equal periodic payments (not less frequently than annually) made for your life (or life expectancy) or the joint lives of you and your designated beneficiary, or (b) for a specified period of ten years or more; (2) any amount required to be distributed under the minimum distribution rules; and (3) any other distributions excepted under applicable federal law. If you elect to rollover or directly transfer common stock, you may not take advantage of the favorable net unrealized appreciation that applies to Common Stock, discussed above.

           Ten-Year Averaging Rules. Under a special grandfather rule, if you have completed at least five years of participation in the KSOP before the taxable year in which the distribution is made, and you turned age 50 by 1986, you may elect to have their lump sum distribution taxed using a "ten-year averaging" rule. The election of the special averaging rule applies only to one lump sum distribution you or your beneficiary receive, provided such amount is received on or after you attain age 59-1/2 and you elect to have any other lump sum distribution from a qualified plan received in the same taxable year taxed under the ten-year averaging rule or receive a lump sum distribution on account of your death.

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           This is a brief description of federal income tax aspects of the KSOP Plan which are of general application under the Internal Revenue Code. It is not intended to be a complete or definitive description of the federal income tax consequences of participating in or receiving distributions from the KSOP. Accordingly, you are urged to consult a tax advisor concerning the federal, state and local tax consequences that may be particular to you of participating in and receiving distributions from the KSOP.

ERISA and Other Qualification

           As noted above, the KSOP Plan is subject to certain provisions of ERISA, the primary federal law governing retirement plans, and is intended to be a qualified retirement plan under the Internal Revenue Code.

Restrictions on Resale

           Any person receiving a distribution of shares of common stock under the KSOP who is an "affiliate" of First PacTrust under Rules 144 and 405 under the Securities Act of 1933, as amended (e.g., directors, officers and substantial shareholders of Everett Mutual Bank) may reoffer or resell such shares only pursuant to a registration statement filed under the Securities Act of 1933 assuming the availability of a registration statement, pursuant to an exemption of the registration requirements of the Securities Act of 1933. Any person who may be an "affiliate" of First PacTrust may wish to consult with counsel before transferring any common stock they own. In addition, participants are advised to consult with counsel as to the applicability of Section 16 of the Securities Act of 1934, as amended, which may restrict the sale of common stock acquired under the KSOP, or other sales of common stock.

           Persons who are not deemed to be "affiliates" of First PacTrust at the time of resale will be free to resell any shares of common stock distributed to them under the KSOP, either publicly or privately, without regard to the registration and prospectus delivery requirements of the Securities Act of 1933 or compliance with the restrictions and conditions contained in the exemptive rules under federal law. An "affiliate" of First PacTrust is someone who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control, with First PacTrust. Normally, a director, principal officer or major shareholder of a corporation may be deemed to be an "affiliate" of that corporation. A person who may be deemed an "affiliate" of First PacTrust at the time of a proposed resale will be permitted to make public resales of the common stock only pursuant to a "reoffer" prospectus or in accordance with the restrictions and conditions contained in Rule 144 under the Securities Act of 1933 or some other exemption from registration, and will not be permitted to use this prospectus in connection with any such resale. In general, the amount of the common stock which any such affiliate may publicly resell pursuant

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to Rule 144 in any three-month period may not exceed the greater of 1% of the common stock then outstanding or the average weekly trading volume reported on the National Association of Securities Dealers Automated Quotation System during the four calendar weeks prior to the sale. Such sales may be made only through brokers without solicitation and only at a time when First PacTrust is current in filing the reports required of it under the Securities Act of 1934.

Securities and Exchange Commission Reporting and Short-Swing Profit Liability

           Section 16 of the Securities Act of 1934 imposes reporting and liability requirements on officers, directors and persons beneficially owning more than 10% of public companies such as First PacTrust. Section 16(a) of the Securities Act of 1934 requires the filing of reports of beneficial ownership. Within ten days of becoming a person subject to the reporting requirements of Section 16(a), a Form 3 reporting initial beneficial ownership must be filed with the Securities and Exchange Commission. Certain changes in beneficial ownership, such as purchases, sales, gifts and participation in savings and retirement plans must be reported periodically, either on a Form 4 within ten days after the end of the month in which a change occurs, or annually on a Form 5 within 45 days after the close of First PacTrust's fiscal year. Participation in the Common Stock Fund of the KSOP by officers, directors and persons beneficially owning more than 10% of common stock of First PacTrust must be reported to the Securities and Exchange Commission annually on a Form 5 by such individuals.

           In addition to the reporting requirements described above, Section 16(b) of the Securities Act of 1934 provides for the recovery by First PacTrust of profits realized by any officer, director or any person beneficially owning more than 10% of the common stock ("Section 16(b) persons") resulting from the purchase and sale or sale and purchase of the common stock within any six-month period.

           The Securities and Exchange Commission has adopted rules that exempt many transactions involving the KSOP from the "short-swing" profit recovery provisions of Section 16(b). The exemptions generally involve restrictions upon the timing of elections to buy or sell employer securities for the accounts of Section 16(b) persons.

           Except for distributions of the common stock due to death, disability, retirement, termination of employment or under a qualified domestic relations order, Section 16(b) persons may, under limited circumstances involving the purchase of common stock within six months of the distribution, be required to hold shares of the common stock distributed from the KSOP for six months following such distribution.

Financial Information Regarding Plan Assets

           The financial statements and schedules of the KSOP Plan as of December 31, 2000 and 1999 and for the years then ended (as provided from the Form 5500 for the Plans) have been included herein.

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FIRST PACTRUST BANCORP, INC.

401(K) PLAN FINANCIALS

(AS REPORTED ON THE PLAN'S FORM 5500)

	Year Ended December 31,
	2000	1999
ASSETS:
Cash (Including Money Market)	$122,486	--
Receivables	0	---
Investments:	---	---
U.S. Government securities	---	---
Corporate debt and equity instruments (Including Mutual Funds)	510,625	---
Real estate and mortgages (other than to participants)	---	---
Loans to participants:	57,910	---
Other (Separate accounts under insurance contract)	---	633,436
Total investments	$ 568,535	$ 633,436
Total assets	691,021	633,436
LIABILITIES:	---	---
Payables	---	---
Acquisition indebtedness	---	---
Other liabilities	4,769	---
Total liabilities	4,769	---
Net assets	$ 686,252	$ 633,436
INCOME:
Contributions received or receivable in cash from:
Employer(s)	$ 165,199	$ 143,602
Employees	---	---
Other	---	---
Total	165,199	143,602
Noncash contributions	---	---
Net realized gain (loss) on sale or exchange of assets (including earnings
on investments	(49,870)	106,164
Other income
Total income	$ 115,329	$ 249,766
EXPENSES:
Distribution of benefits and payments to provide benefits:
Directly to participants or their beneficiaries	57,744	60,004
Other	---	---
Total distribution of benefits and payments to
provide benefits	57,744	60,004
Administrative expense	---	---
Other expenses	4,769	---
Total expenses	62,513	727
Net income (loss)	$ 52,816	$ 60,731

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INVESTMENT ELECTION FORM

PARTICIPANT ELECTION TO INVEST IN
FIRST PACTRUST BANCORP, INC. COMMON STOCK

("EMPLOYER STOCK FUND")

PACIFIC TRUST BANK

401(k) Employee Stock Ownership Plan and Trust

as adopted by

First PacTrust Bancorp, Inc.

If you would like to participate in the offering using amounts currently in your account in Pacific Trust Bank's KSOP plan as of [___________________], 2002, please complete this form and return it to [______________] in the Human Resources Department by no later than 3:00 p.m., Pacific Time, on June [___], 2002.

Participant's Name (Please Print)

Address:
	Street	City	State	Zip Code

Social Security Number: _________________________ Certificate Number: _____________________

1.           Background Information

           First PacTrust will be issuing shares of common stock, par value $0.01 per share (the "Common Stock"), to certain depositors and the public (the "Offering") in connection with its conversion.

           Participants in the Pacific Trust Bank 401(k) Plan (the "Plan") are being given an opportunity to direct the trustee of the Plan (the "Trustee") to purchase Common Stock in the Offering with amounts currently in their Plan account. (Employees who would like to directly purchase shares of Common Stock in the offering with funds other than amounts currently in their Plan account may do so by completing the order form that accompanies the prospectus.) In connection therewith, a new investment fund under the Plan -- the "Common Stock Fund" -- comprised of First PacTrust Common Stock is being established. Participants are also being given the opportunity, after the Offering, to direct future 401(k) Contributions under the Plan to the Common Stock Fund. Because it is actually the Plan that purchases the Common Stock, participants would acquire a "participation interest" (expressed as units of the Common Stock Fund) in the shares and would not own the shares directly.

           Prior to making a decision to direct the Trustee to purchase Common Stock, we strongly urge you to carefully review the prospectus and the prospectus supplement that accompany this investment election form. Your decision to direct the transfer of amounts credited to your account balances to the Common Stock Fund in order to purchase shares of Common Stock in connection with the Offering is irrevocable. Notwithstanding this irrevocability, participants may transfer out some or all of their units in the Common Stock Fund, if any, and into one or more of the Plan's other investment funds at such times as are provided for under the Plan's rules for such transfers.

           Investing in any stock entails some risks and we encourage you to discuss your investment decision with your investment advisor before completing this form. Neither the Trustee, the plan administrator, nor any employee of the employer sponsor is authorized to make any representations about this investment. You should not rely on any information other than information contained in the prospectus and the prospectus supplement in making your investment decision.

           Any shares purchased by the Plan based on your election will be subject to the conditions and restrictions otherwise applicable to Common Stock purchased directly by you in the Offering. These restrictions are described in the prospectus and the prospectus supplement.

2.           Investment Elections

           If you would like to participate in the Offering with amounts currently in your Plan, please complete the box below, indicating what percentage of each of your current funds you would like to transfer into the Common Stock Fund. In calculating the number of shares of common stock that the Trustee will purchase in the Offering based on your election, the Trustee will use your Plan account balances as of [______________________________________]2002. Thus, for example, if your account balances as of

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[____________________________], 2002 totals $5,000 and you elect in the box below to transfer 20% from your money market fund account balance to the Common Stock Fund, the Trustee of the Plan will use $1,000 (20% of $5,000) from your money market fund account to purchase 100 shares of Common Stock at a purchase price of $10.00 per share.

           In the event that the Trustee is unable to use the total amount that you elect in the box below to have transferred into the Common Stock Fund to purchase Common Stock due to an oversubscription in the Offering, the amount that is not invested in the Common Stock Fund will be reallocated on a pro-rata basis among your other Plan fund investments. If you elect in the box below to have 100% of your current Plan funds transferred into the Common Stock Fund and the Offering is oversubscribed, the amount that is not invested in the Common Stock Fund will be invested in the money market account.

           Indicate the exact percentage to be transferred from one or more of the following funds into the Common Stock Fund:

Percentage	From Fund
__________% which equals $___________.00
__________% which equals $___________.00
__________% which equals $___________.00
__________% which equals $___________.00

Note: If you do not complete this box, you will not participate in the offering by using your Plan funds.

3.           Purchaser Information. The ability of participants in the Plan to purchase common stock in the conversion and to direct their current account balances into the Common Stock Fund is based upon the participant's status as an eligible account holder, supplemental eligible account holder or other member. Please indicate your status.

A.	[_]	Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Pacific Trust Bank as of December 31, 1999.
B.	[_]	Supplemental Eligible Account Holder - Check here if you were a depositor with $50.00 or more on deposit with Pacific Trust Bank as of March 31, 2002, but are not an eligible account holder.
C.	[_]	Other Member - Check here if you were a depositor with Pacific Trust Bank as of the voting record date, but are not an eligible account holder or supplemental eligible account holder.

4.           Participant Signature and Acknowledgment - Required

           By signing this investment election form, I authorize and direct the plan administrator and Trustee to carry out my instructions. I acknowledge that I have been provided with and have received a copy of the prospectus and prospectus supplement relating to the issuance of Common Stock that accompany this investment election form. I am aware of the risks involved in investing in Common Stock and understand that the Trustee, plan administrator nor any employee of the employer sponsor are not responsible for my choice of investment. I understand that my failure to sign this acknowledgment will make this investment election form null and void.

Participant's Signature: __________________________________________ Date Signed: ________________

* * *

This form must be completed and returned to [_________________] in the

Human Resources Department at Pacific Trust Bank by no later than

3:00 p.m., Pacific Time, on June [___], 2002.

End.

PROSPECTUS
Up to 4,099,750 Shares of Common Stock

FIRST PACTRUST BANCORP, INC.
(Proposed Holding Company for Pacific Trust Bank)

      Pacific Trust Bank is converting from the mutual to the stock form of organization. As part of the conversion, Pacific Trust Bank will issue all of its common stock to First PacTrust Bancorp, Inc. First PacTrust Bancorp, Inc. has been formed to be the holding company for Pacific Trust Bank. The common stock of First PacTrust Bancorp, Inc. expects to be listed for trading on the Nasdaq National Market under the symbol "^FPTB."

TERMS OF THE OFFERING

	Minimum	Maximum	Maximum, as adjusted(1)

Per Share Price	$10.00	$10.00	$10.00
Number of Shares	2,635,000	3,565,000	4,099,750
Underwriting Commission and Other Expenses	$1,083,000	$1,211,000	$1,285,000
Net Proceeds to First PacTrust Bancorp, Inc.	$25,267,000	$34,439,000	$39,713,000
Net Proceeds Per Share	$9.59	$9.66	$9.69

(1)	Represents an amount that is 15% more than the maximum of the offering range as a result of changes in financial or market conditions. The sale of stock at this amount does not require the resolicitation of subscribers.

Please refer to "Risk Factors" beginning on page ^10 of this document.

      Keefe, Bruyette & Woods, Inc. will use its best efforts to assist First PacTrust Bancorp, Inc. in selling at least the minimum number of shares, but does not guarantee that this number will be sold. Directors and executive officers of First PacTrust Bancorp, together with the 401(k) employee stock ownership plan, intend to purchase $5,870,500 and 6,614,500 in the offering, or 22.28% and 18.55% of the offering based on the minimum and maximum, respectively. These purchases will count towards the minimum purchases needed to complete the offering.

      The offering to depositors of Pacific Trust Bank will end at 12:00 Noon, Chula Vista, California time, on _________, 2002. We may extend this offering, but it must be completed or terminated by __________, 2004. First PacTrust Bancorp, Inc. will hold all funds of subscribers in an interest-bearing savings account at Pacific Trust Bank until the conversion is completed or terminated. Funds will be returned promptly with interest if the conversion is terminated.

      These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

      Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any other federal agency or state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

      For information on how to subscribe, call the stock information center at ^(619) 691-9267.

KEEFE, BRUYETTE & WOODS, INC.

__________, 2002
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^

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SUMMARY

      This summary highlights selected information from this document and may not contain all the information that is important to you. To understand the stock offering fully, you should read this entire document carefully, including the financial statements and the notes to the financial statements.

The Companies:

First PacTrust Bancorp, Inc.
610 Bay Boulevard
Chula Vista, California 91910
(619) 691-1519

      First PacTrust Bancorp, Inc. will be the holding company for Pacific Trust Bank when our conversion to stock form is complete. First PacTrust Bancorp, Inc. was formed in March 2002 and has not engaged in any business.

Pacific Trust Bank
610 Bay Boulevard
Chula Vista, California 91910
(619) 691-1519

      Pacific Trust Bank is a federal mutual savings bank that converted from a federal credit union known as Pacific Trust Federal Credit Union on January 1, 2000. At December 31, 2001, we had total assets of $310.1 million, deposits of $252.0 million and total equity of $28.7 million. We are changing our structure by becoming a stock savings bank. Unless the context indicates otherwise, references to Pacific Trust Bank prior to January 1, 2000 shall include Pacific Trust Federal Credit Union.

      We are a community-oriented savings bank serving primarily San Diego and Riverside Counties in California through seven full service banking offices. We emphasize residential mortgage lending, primarily originating one-to four-family mortgage loans. We also originate multi-family and commercial real estate loans and a wide variety of consumer loans.

The Stock Offering

      We are converting to stock form and offering common stock to the public primarily to better allow us to grow through expanded operations, as well as through increased branching and acquisitions. The stock form will also give us more flexibility to increase our capital position and to offer stock-based employee compensation. See "Pacific Trust Bank's Conversion - Our Reasons for the Corporate Change."

      We are offering between 2,635,000 and 3,565,000 shares of First PacTrust Bancorp, Inc. common stock at $10.00 per share^, which corresponds to the current appraisal offering range. In the event of subsequent developments in the financial condition of First PacTrust Bancorp or Pacific Trust Bank or general financial market conditions before we complete the conversion, the number of shares we offer may increase to up to 4,099,750 shares with the approval of the Office of Thrift Supervision and without any notice to you. If so, you will not have the chance to change or cancel your stock order.

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      Keefe, Bruyette & Woods, Inc. will assist us in selling the stock. For further information about Keefe, Bruyette & Woods, Inc.'s role in the offering, see "Pacific Trust Bank's Conversion - Marketing Arrangements."

How We Determined the Offering Range and the $10.00 Price Per Share

      The independent appraisal by RP Financial, LC., dated as of March 15, 2002, established the offering range. This appraisal was based on our financial condition and operations and the effect of the additional capital raised in the conversion. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings institutions.^

      The appraisal incorporated an analysis of a peer group of publicly traded thrift institutions and thrift holding companies that RP Financial considered to be comparable to Pacific Trust Bank. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between Pacific Trust Bank and the peer group, to Pacific Trust Bank's pro forma earnings and book value to derive the estimated pro forma market value of Pacific Trust Bank.

      RP Financial has estimated that as of March 15, 2002 the pro forma market value of First PacTrust Bancorp ranged from a minimum of $26,350,000 to a maximum of $35,650,000. Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by First PacTrust Bancorp will range from 2,635,000 shares to 3,565,000 shares. The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving conversions of mutual savings institutions.

      The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Pacific Trust Bank. Compared to the average pricing of the peer group, Pacific Trust Bank's pro forma pricing ratios at the maximum of the offering range indicated a premium of 22.8% on a price-to-earnings basis and a discount of 44.5% on a price-to-book basis. The estimated appraised value and the resulting premium/discount took into consideration the potential financial impact of the conversion.

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	Pro Forma price to earnings multiple	Pro Forma price to book value ratio
Pacific Trust Bank
Maximum	15.38x	60.53%
Minimum	11.49x	51.84%

Valuation of peer group companies as of 3/15/02
Averages	12.52x	109.00%
Medians	12.43x	106.93%

      The independent appraisal does not indicate market value. Do not assume or expect that the valuation of First PacTrust Bancorp as indicated above means that the common stock will trade at or above the $10.00 purchase price after the reorganization.

      The independent appraisal will be updated before we complete the conversion. Any changes in the appraisal would be subject to Office of Thrift Supervision approval. The estimated pro forma market value of First PacTrust Bancorp may be increased by up to 15%, up to $40,997,500. See "Pro Forma Data."

Terms of the Offering

      We are offering the shares of common stock to those with subscription rights in the following order of priority:

(1)	Depositors who held at least $50 with us on December 31, 1999.
(2)	The First PacTrust Bancorp, Inc. ^401(k) Employee Stock Ownership Plan.
(3)	Depositors, other than directors and officers of Pacific Trust Bank, who held at least $50 with us on March 31, 2002.
(4)	Depositors as of __________, 2002.
(5)	Pacific Trust Bank's directors, officers and employees.

      Shares of common stock not subscribed for in the subscription offering will be offered to the general public in a direct community offering with a preference to natural persons residing in San Diego and Riverside Counties, California and, if necessary, a public offering. See pages 47 to 48.

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Termination of the Offering

      The subscription offering will end at 12:00 Noon, Chula Vista, California time on _________, 2002. If fewer than the minimum number of shares are subscribed for in the subscription offering and we do not get orders for at least the minimum number of shares by __________, 2002, we will either:

(1)	promptly return any payment you made to us, with interest, or cancel any withdrawal authorization you gave us; or
(2)	extend the offering, if allowed, and give you notice of the extension and of your rights to cancel or change your order. If we extend the offering and you do not respond to the notice, then we will cancel your order and return your payment, with interest, or cancel any withdrawal authorization you gave us. We must complete or terminate the offering by __________, ^ 2004.

How We Will Use the Proceeds Raised From the Sale of Common Stock

      We intend to use the net proceeds received from the stock offering ^ as follows:

	Minimum	Maximum	Maximum, as adjusted
Retained by First PacTrust Bancorp, Inc. and initially placed in short-term investments for general corporate purposes	^$10,525,000	$14,367,000	$16,576,000
401(k) Employee^ Stock Ownership Plan loan	^2,108,000	2,852,000	3,280,000
Used to buy the stock of Pacific Trust Bank	^12,634,000	17,220,000	19,857,000
Net proceeds from stock offering	^$25,267,000	$34,439,000	$39,713,000

      The net proceeds retained by First PacTrust Bancorp, Inc. may ultimately be used to support lending activities, repay borrowings and support future expansion operations through the establishment or acquisition of additional banking offices, although no acquisitions are currently contemplated. We intend to use the proceeds at Pacific Trust Bank for future lending and investment, in addition to general corporate purposes. See pages 23 and 24.

We Currently Intend to Pay a Cash Dividend in the Future

      We currently plan to pay cash dividends in the future^, however, the amount and timing of any dividends has not yet been determined. ^Although future dividends are not guaranteed, based on our pro forma net income and stockholders' equity, we believe First PacTrust Bancorp, Inc. will be capable of paying a dividend after completion of this offering. We will not pay or take any steps to pay a tax-free dividend which qualifies as a return of capital for at least one year following the stock offering.

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The Common Stock is Expected to be Listed for Trading on the Nasdaq National Market

      We expect our common stock to be listed for trading on the Nasdaq National Market under the symbol "FPTB." Our application to list our stock on the Nasdaq National Market is currently pending. However, due to the unpredictability of the stock market and other factors, persons purchasing shares may not be able to sell their shares when they want to, or at a price equal to or above $10.00.

Benefits to Management from the Offering

      We intend to establish the First PacTrust Bancorp, Inc. ^ 401(k) Employee Stock Ownership Plan which will purchase 8% of the shares sold in this offering. A loan from First PacTrust Bancorp, Inc. to the plan, funded by a portion of the proceeds from this offering, will be used to purchase these shares. The ^ loan will accrue interest at the prime rate. The 401(k) Employee Stock Ownership Plan will provide a retirement benefit to all employees eligible to participate in the plan.

      We also intend to adopt a stock option plan and a restricted stock plan for the benefit of directors, officers and employees, subject to shareholder approval. If we adopt the restricted stock plan, some of these individuals will be awarded stock at no cost to them. As a result, both the ^ 401(k) Employee Stock Ownership Plan and the restricted stock plan will increase the voting control of management without a cash outlay.

      The following table presents the total value of the shares of common stock, at the maximum of the offering range, which would be acquired by the ^ 401(k) Employee Stock Ownership Plan and the total value of all shares to be available for award and issuance under the restricted stock plan. The table assumes that the value of the shares is $10.00 per share. The table does not include a value for the options because the price paid for the option shares will be equal to the fair market value of the common stock on the day that the options are granted. As a result, financial gains can be realized under an option only if the market price of common stock increases.

	Estimated Value of Shares	Percentage of Shares Issued in the Offering

401(k) Employee Stock Ownership Plan	$2,852,000	8.0%
Restricted Stock Awards	1,426,000	4.0
Stock Options	---	10.0
Total	$4,278,000	22.0%

      In addition, upon completion of the conversion, we intend to enter into termination agreements with Hans R. Ganz, President and Chief Executive Officer, James P. Sheehy, Senior Vice President, Secretary and Treasurer, and Melanie M. Stewart, Senior Vice President of Lending. The agreements are designed to assist us in maintaining a stable and competent management team after the conversion. The agreements will have a term of three years and provide for a severance payment in the event of a change in control of First PacTrust

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Bancorp, Inc. or Pacific Trust Bank. In the unlikely event of a change in control of First PacTrust Bancorp, Inc. or Pacific Trust Bank immediately following conversion, Messrs. Ganz and Sheehy and Ms. Stewart would receive a payment of ^ approximately $821,549, $233,918 and $253,734, respectively under their termination agreements.

      For a further discussion of benefits to management, see "Management."

How to Purchase Common Stock

      Note: Once we receive your order, you cannot cancel or change it without our consent. If First PacTrust Bancorp, Inc. intends to sell fewer than 2,635,000 shares or more than 4,099,750 shares, all subscribers will be notified and given the opportunity to change or cancel their orders. If you do not respond to this notice, we will return your funds promptly with interest.

      If you want to subscribe for shares you must complete an original stock order form and send it, together with full payment or withdrawal authorization, to Pacific Trust Bank in the postage-paid envelope provided. You must sign the certification that is part of the stock order form. We must receive your stock order form before the end of the offering period.

      You may pay for shares in any of the following ways:

  By cash, if delivered in person to a full-service banking office of Pacific Trust Bank.

  By check or money order made payable to First PacTrust Bancorp, Inc.

  By authorizing a withdrawal from an account at Pacific Trust Bank. To use funds in an Individual Retirement Account at Pacific Trust Bank, you must transfer your account with an unaffiliated institution or broker. Please contact the stock information center as soon as possible for assistance.

      We will pay interest on your subscription funds at the rate Pacific Trust Bank pays on passbook accounts from the date it receives your funds until the conversion is completed or terminated. All funds authorized for withdrawal from deposit accounts with Pacific Trust Bank will earn interest at the applicable account rate until the conversion is completed. There will be no early withdrawal penalty for withdrawals from certificates of deposit used to pay for stock.

Tax Consequences of the Conversion

      Pacific Trust Bank has received an opinion of its special counsel, Silver, Freedman & Taff, L.L.P. that:

  The conversion will qualify as a tax free reorganization;

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  No gain or loss will be recognized for federal income tax purposes by First PacTrust Bancorp, Inc. or Pacific Trust Bank as a result of the conversion to stock form.

      For a further discussion of the tax consequences of the conversion, see "Pacific Trust Bank' s Conversion - Tax Effects of the Conversion."

Stock Information Center

      If you have any questions regarding the offering or our conversion to stock form, please call the stock information center at ^(619) 691-9267.

      Pacific Trust Bank has a website (http://www.pacifictrustbank.com). Upon completion of the subscription offering on _________, 2002, the website will provide a current update on the status of the offering.

Subscription Rights

      Subscription rights are not allowed to be transferred and we will act to ensure that you do not do so. We will not accept any stock orders that we believe involve the transfer of subscription rights.

Important Risks in Owning First PacTrust Bancorp, Inc.'s Common Stock

      Before you decide to purchase stock, you should read the "Risk Factors" section on pages 8 to 10 of this document.

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RISK FACTORS

      You should consider these risk factors, in addition to the other information in this prospectus, before deciding whether to make an investment in this stock.

Downsizing at Goodrich Aerostructures may hurt our profits.

      A large portion of Pacific Trust Bank's customer base, particularly on the deposit side, are current or former employees of Goodrich Aerostructures or its predecessors. In early 2002, Goodrich Aerostructures announced it was implementing a 20% downsizing of its workforce, which could include employees based in southern California. In the past, a more substantial downsizing led to significant deposit withdrawals as well as increased loan delinquencies and loan losses. While the recent charter change and diversification of the customer base is expected to temper the impact of any local job losses on Pacific Trust Bank, no assurance can be given that Pacific Trust Bank will not experience a decrease in deposits or an increase in delinquencies.

Rising interest rates may hurt our profits.

      ^ Interest rates are at historically low levels. If interest rates rise, our net interest income could and the value of our assets be reduced if interest paid on interest-bearing liabilities, such as deposits and borrowings, increases more quickly than interest received on interest-earning assets, such as loans, mortgage-related and investment securities. ^ For example, if we experienced an immediate 100 basis point rise in interest rates as of December 31, 2001, the market value of our portfolio equity could decrease by $1.3 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk." In addition, rising interest rates may hurt our income because they may reduce the demand for loans and the value of our securities.

Our loan portfolio possesses increased risk due to our substantial number of multi-family, commercial real estate and consumer loans.

      Our multi-family, commercial real estate and consumer loans accounted for approximately one-fourth of our total loan portfolio as of December 31, 2001. Generally, we consider these types of loans to involve a higher degree of risk compared to first mortgage loans on one- to four-family, owner-occupied residential properties. In addition, we plan to increase our emphasis on multi-family and commercial real estate lending^. Because of our planned increased emphasis on and increased investment in multi-family and commercial real estate lending, it may become necessary to increase the level of our provision for loan losses, which could hurt our profits. For further information concerning the risks associated with multi-family, commercial real estate and consumer loans, see "Business of Pacific Trust Bank - Lending Activities" and "- Asset Quality."

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Our loan portfolio possesses increased risk due to its rapid expansion and unseasoned nature and amount of nonconforming loans.

      Since January 1, 2000, when we converted from a credit union, our loan portfolio has grown by 76%. As a result of this rapid expansion, a significant portion of our portfolio is unseasoned, with the risk that these loans may not have had sufficient time to perform to properly indicate the potential magnitude of losses. During this time frame we have also experienced a declining rate environment. Our unseasoned adjustable rate loans have not, therefore, been subject to an interest rate environment which causes them to adjust to the maximum level and may involve risks resulting from potentially increasing payment obligations by the borrower as a result of repricing. Most of our adjustable rate mortgage loans are also non-conforming, due mainly to the generally large loan size and are, therefore, not readily saleable to Freddie Mac or Fannie Mae. They are, however, saleable to other private investors. Since some of these loans have terms which may result in negative amortization, where the loan payments do not fully cover interest expense and result in an increasing loan principal balance, the portfolio is also subject to increased risk of delinquency or default as the higher, fully indexed rate of interest subsequently comes into effect upon repricing.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability.

      Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. Many of these competitors have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market.

After this offering, our return on equity will be low compared to other companies and our compensation expenses will increase. This could negatively impact the price of our stock.

      The proceeds we will receive from the sale of our common stock will significantly increase our capital and it will take us time to fully use this capital in our business operations. Our compensation expenses will also increase because of the costs associated with the employee stock ownership and stock-based incentive plans. Therefore, we expect our return on equity to be below our historical level and less than our regional and national peers. For the year ended December 31, 2001, our return on equity was 7.5%. On a pro forma basis, at the maximum of the offering range, our return on equity would have been 3.64% compared to industry and peer group averages of 8.39% and 9.67%, respectively. This low return on equity could hurt our stock price. We cannot guarantee when or if we will achieve returns on equity that are comparable to industry peers. For further information regarding pro forma income and expenses, see "Pro Forma Data."

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We intend to grant stock options and restricted stock to the board and management following the conversion which could reduce your ownership interest.

      If approved by a vote of the shareholders, we intend to establish a stock option plan with a number of shares equal to 10% of the shares issued in the conversion and a restricted stock plan with a number of shares equal to 4% of the shares issued in the conversion, worth $1.4 million at the purchase price, assuming the maximum of the estimated offering range, for the benefit of directors, officers and employees of First PacTrust Bancorp, Inc. and Pacific Trust Bank. Stock options are paid for by the recipient in an amount equal to the fair market value of the stock on the date of the grant. This payment is not made until the option is actually exercised by the recipient. Restricted stock is a bonus paid in the form of stock rather than cash, and is not paid for by the recipient. Awards under these plans could reduce the ownership interest of all stockholders. The issuance of authorized but unissued shares of common stock pursuant to the exercise options under the stock option plan and the restricted stock plan would dilute the voting interests of existing stockholders, by up to 9.1% and 3.8%, respectively. For further discussion regarding these plans, see "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

The amount of common stock we will control, our charter and bylaws, and state and federal statutory provisions could discourage hostile acquisitions of control.

      Our board of directors, and executive officers intend to purchase approximately 10.55% of our common stock at the maximum of the offering range. These purchases, together with the purchase of 8% of the shares by the ^401(k) Employee Stock Ownership Plan, as well as the potential acquisition of common stock through the proposed stock option plan and restricted stock plan will result in ^ inside ownership of First PacTrust Bancorp, Inc. in excess of 18% of the total shares issued in the offering at the maximum of the valuation range. This inside ownership and provisions in our charter and bylaws may have the effect of discouraging attempts to acquire First PacTrust Bancorp, Inc., pursue a proxy contest for control of First PacTrust Bancorp, Inc., ^ assume of control of First PacTrust Bancorp, Inc. by a holder of a large block of common stock and ^remove First PacTrust Bancorp, Inc.'s management, all of which certain ^stockholders might think are in their best interests. These provisions include, among other things:

  the staggered terms of the members of the board of directors;

  an 80% shareholder vote requirement for the approval of any merger or consolidation of First PacTrust Bancorp, Inc. into any entity that directly or indirectly owns 5% or more of First PacTrust Bancorp, Inc. voting stock if the transaction is not approved in advance by at least a majority of the disinterested members of First PacTrust Bancorp, Inc.'s board of directors;

  supermajority shareholder vote requirements for the approval of certain amendments to First PacTrust Bancorp, Inc.'s charter and bylaws;

  a prohibition on any holder of common stock voting more than 10% of the outstanding common stock;

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  elimination of cumulative voting by shareholders in the election of directors;

  restrictions on the acquisition of our equity securities; and

  the authorization of 5,000,000 shares of preferred stock that could be issued without shareholder approval on terms or in circumstances that could deter a future takeover attempt.

      In addition, the Maryland business corporation law, the state where First PacTrust Bancorp, Inc. is incorporated, provides for certain restrictions on acquisition of First PacTrust Bancorp, Inc., and federal law contains restrictions on acquisitions of control of savings and loan holding companies such as First PacTrust Bancorp, Inc.

Holders of First PacTrust Bancorp, Inc. common stock may not be able to sell their shares when desired if a liquid trading market does not develop or for $10.00 or more per share even if a liquid trading market develops.

      We have never issued common stock to the public. Consequently, there is no established market for the common stock. We expect our common stock to be listed for trading on the Nasdaq National Market under the symbol "FPTB." We cannot predict whether a liquid trading market in shares of First PacTrust Bancorp, Inc.'s common stock will develop or how liquid that market might become. Persons purchasing shares may not be able to sell their shares when they desire if a liquid trading market does not develop and may not be able to sell them at a price equal to or above $10.00 per share even if a liquid trading market develops.

If economic conditions deteriorate, our results of operations and financial condition could be adversely impacted as borrowers' ability to repay loans declines and the value of the collateral securing our loans decreases.

      Our financial results may be adversely affected by changes in prevailing economic conditions, including decreases in real estate values, changes in interest rates which may cause a decrease in interest rate spreads, adverse employment conditions, the monetary and fiscal policies of the federal government and other significant external events. Because we have a significant amount of real estate loans, decreases in real estate values could adversely affect the value of property used as collateral. Adverse changes in the economy may also have a negative effect on the ability of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings. In ^ this regard, approximately 95% of our loans are to individuals and businesses in ^southern California. The rate of unemployment increased in San Diego County from 2.7% at November 2000 to 3.5% at November 2001 and from 5.1% to 5.5% in Riverside County over the corresponding time frame. See also "- Downsizing at Goodrich Aerostructures may hurt our profits."

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SELECTED FINANCIAL AND OTHER DATA

      The summary information presented below under "Selected Financial Condition Data" and "Selected Operations Data" for, and as of the end of, each of the years ended December 31 is derived from our audited financial statements. The following information is only a summary and you should read it in conjunction with our financial statements and notes beginning on page F-2.

	December 31,
	2001	2000	1999	1998	1997

Selected Condition:
Total assets	$310,076	$300,347	$225,161	$228,860	$219,877
Cash and cash equivalents	18,003	7,699	13,163	27,396	26,177
Loans receivable, net	257,216	234,301	146,080	139,934	146,976
Securities available-for-sale	13,661	40,948	55,996	45,868	17,252
Other investments (interest-bearing term deposit)	---	825	825	5,880	16,116
FHLB stock	2,509	2,705	1,221	---	---
Servicing agent receivable	11,687	7,923	1,271	2,180	1,468
Deposits	251,954	218,695	200,940	206,007	201,622
Total borrowings	28,000	53,800	---	---	---
Total equity	^ 28,721	^ 26,457	^ 24,033	^ 21,944	^ 17,152

Selected Operations Data:

Total interest income	$ 21,822	$ 18,696	$ 15,955	$ 16,162	$ 16,155
Total interest expense	11,573	10,315	7,644	8,122	7,977
Net interest income	10,249	8,381	8,311	8,122	8,178
Provision for loan losses	68	444	92	(226)	1,235

Net interest income after provision for loan losses	10,181	7,937	8,219	8,266	6,943

Customer service charges	962	982	948	1,118	1,348
Loan servicing fees	4	88	69	49	15
Gain on sale of credit card portfolio	---	---	---	1,154	---
Gain on disposition of fixed assets	---	---	---	493	132
Loss on sales of securities available-for-sale	(55)	(125)	---	---	(74)
Other non-interest income	120	142	133	561	663
Total non-interest income	1,031	1,087	1,150	3,375	2,084

Total non-interest expense	7,604	6,981	6,558	6,715	6,577

Income before taxes	3,608	2,043	2,811	4,926	2,450

Income tax provision(1)	1,512	300	---	---	---

Net income	$ 2,096	$ 1,743	$ 2,811	$ 4,926	$ 2,450

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Selected Financial Ratios and Other Data:	December 31,
	2001	2000	1999	1998	1997
Performance Ratios:
Return on assets (ratio of net income to average total assets)	0.68%	0.66%	1.22%	2.19%	1.15%
Return on equity (ratio of net income to average equity)	7.50%	6.69%	11.87%	24.46%	15.46%
Return on assets, net of tax(1)	0.68%	0.49%	0.72%	1.29%	0.68%
Return on equity, net of tax(1)	7.50%	4.94%	6.98%	14.39%	9.10%

Interest Rate Spread Information:
Average during period	3.37%	3.13%	3.57%	3.63%	3.91%
End of period	4.08%	2.84%	3.43%	3.64%	4.14%
Net interest margin(2)	3.58%	3.40%	3.81%	3.83%	4.11%

Ratio of operating expense to average total assets	2.46%	2.66%	2.84%	2.99%	3.08%
Efficiency ratio(3)	67.41%	73.73%	69.32%	58.83%	64.09%
Ratio of average interest-earning assets to average interest-bearing liabilities	105.03%	106.43%	106.85%	105.08%	105.13%

Quality Ratios:
Non-performing assets to total assets	---%	0.03%	0.13%	0.65%	0.36%
Allowance for loan losses to non-performing loans(4)	17420.00%	2235.53%	661.22%	133.15%	380.78%
Allowance for loans losses to gross loans(4)	0.67%	0.72%	0.87%	0.87%	1.38%

Capital Ratios:
Equity to total assets at end of period	9.26%	8.81%	10.67%	9.59%	7.80%
Average equity to average assets	9.05%	9.93%	10.25%	8.97%	7.42%

Other Data:
Number of full-service offices	7	7	8	9	9

_______________________

(1)	Had Pacific Trust Bank been subject to federal and state income taxes for the fiscal years ended December 31, 1999, 1998 and 1997, income tax expense would have been approximately $1.2 million, $2.0 million and $1.0 million, respectively, and net income would have been approximately $1.7 million, $2.9 million and $1.4 million, respectively. In addition, income tax expense and net income for the fiscal year ended December 31, 2000 would have been $756,000 and $1.3 million, respectively.
(2)	Net interest income divided by average interest-earning assets.
(3)	Efficiency ratio represents noninterest expense as a percentage of net interest income plus noninterest income.
(4)	The allowance for loan losses at December 31, 2001, 2000, 1999, 1998 and 1997 was $1.7 million, $1.7 million, $1.3 million, $1.2 million and $2.1 million.

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RECENT DEVELOPMENTS

      The selected financial condition and operating data presented below as of March 31, 2002 and for the three months ended March 31, 2002 and 2001, is unaudited. In the opinion of management, the unaudited selected data contains all adjustments (none of which are other than normal recurring entries) necessary for a fair presentation of the results of such periods. This information should be read in conjunction with the financial statements and notes beginning on page F-1. The selected data as of and for the year ended December 31, 2001, is derived from the audited consolidated financial statements of Pacific Trust Bank.

	At March 31, 2002	At December 31, 2001

	(Dollars in Thousands)
Selected Financial Condition Data:
Total assets	$349,349	$310,076
Cash and cash equivalents	21,833	18,003
Securities available-for-sale	16,124	13,661
Loans receivable, net	290,276	257,216
Deposits	276,509	251,954
Borrowings	41,000	28,000
Equity	29,083	28,721

	Three Months Ended March 31, 2002	Three Months Ended March 31, 2001
	(Dollars in Thousands)
Selected Operations Data:
Interest income	$4,924	$5,640
Interest expense	1,990	3,133
Net interest income before provision for loan losses	2,934	2,507
Provision for loan losses	165	20
Net interest income after provision for loan losses	2,769	2,487
Gain on sale of securities available for sale	---	22
Other non-interest income	232	291
Non-interest expense	2,240	1,896
Income before income taxes	761	904
Income taxes	297	379
Net income	$ 464	$ 525

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	At or for the Three Months Ended March 31, 2002	At or for the Three Months Ended March 31, 2001
Selected Financial Ratios and Other Data:
Performance Ratios:
Return on average assets (ratio of net income to
average total assets)(1)	0.55%	0.69%
Return on average equity (ratio of net income to
average equity)(1)	6.37%	7.78%
Interest rate spread information:
Average during period	3.69%	3.24%
Net interest margin (2)	3.78%	3.51%
Ratio of operating expense to average total assets	2.75%	2.49%
Ratio of average interest-earning assets to average
interest-bearing liabilities	103.68%	106.39%
Efficiency ratio	70.75%	67.77%

Asset Quality Ratios:
Non-performing assets to total assets at end of period	0.04%	0.21%
Non-performing loans to total loans	0.04%	0.25%
Allowance for loan losses to non-performing loans	1544.39%	267.22%
Allowance for loan losses to loans receivable, net	0.66%	0.68%

Capital Ratios:

Equity to total assets at end of period	8.34%	8.75%

Average equity to average assets	8.68%	8.85%

Other Data:
Number of full service offices	8	8

_________________________

(1) Ratios for three month periods have been annualized.
(2) Net interest income divided by average interest earning assets.

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF RECENT DEVELOPMENTS

Comparison of Financial Condition at March 31, 2002 and December 31, 2001

      Our total assets increased by $39.3 million, or 12.7%, to $349.4 million at March 31, 2002 from $310.1 million at December 31, 2001. The increase reflected growth in loans receivable, securities available for sale and cash and cash equivalents, funded by an increase in deposits and additional advances from the Federal Home Loan Bank. Net loans increased by $33.1 million, or 12.9%, to $290.3 million at March 31, 2002 from $257.2 million at December 31, 2001. Our increase in loans resulted from a purchase of a $20.0 million pool of one- to four-family residential loans and increased volume of one- to four-family mortgage loan originations. Securities classified as available-for-sale increased by $2.4 million, or 17.5%, to $16.1 million at March 31, 2002 from $13.7 million at December 31, 2001. Securities classified as available-for-sale increased during this period due to purchases of $5.0 million of securities, partially offset by principal repayments of $2.4 million. Cash and cash equivalents increased $3.8 million, or 21.1%, to $21.8 million at March 31, 2002 from $18.0 million at December 31, 2001 due to an increase in customer deposits that were not yet redeployed into loans or securities, but were invested in short-term federal funds sold. Premises and equipment also increased by $1.1 million as the Bank purchased an additional branch location during the quarter.

      Total deposits increased by $24.5 million, or 9.7%, to $276.5 million at March 31, 2002 from $252.0 million at December 31, 2001. The increase reflected growth in savings, NOW and money market accounts and certificates of deposit. Certificates of deposits increased $7.1 million, or 5.8%, to $130.1 million. Money market accounts, NOW accounts and savings accounts increased by $2.9 million, $6.9 million and $7.6 million, respectively. The additional funding was used to support loan growth.

      Federal Home Loan Bank advances increased $13.0 million, or 46.4%, to $41.0 million at March 31, 2002 from $28.0 million at December 31, 2001. The additional advances were used to fund loan growth during the period.

      Equity increased $362,000, or 1.3%, to $29.1 million at March 31, 2002 from $28.7 million at December 31, 2001 as a result of $464,000 net earnings for the quarter ended March 31, 2002, partially offset by an increase in unrealized loss on securities available-for-sale, net of tax, from a gain of $52,000 at December 31, 2001 to a loss of $51,000 at March 31, 2002.

Comparison of Operating Results for the Three Months Ended March 31, 2002 and 2001

      General. Net income for the three months ended March 31, 2002 was $464,000, a decrease of $61,000, or 1.6%, from $525,000 for the three months ended March 31, 2001. The decrease in net income resulted from a decrease in noninterest income, an increase in the provision for loan losses, and an increase in noninterest expense, partially offset by an increase in net interest income.

      Interest Income. Interest income decreased by $716,000 or 12.7%, to $4.9 million for the three months ended March 31, 2002 from $5.6 million for the three months ended March 31, 2001. The primary factor for the decrease ininterest income was a 145 basis point decrease in

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the average yield on loans receivable, from 8.01% for the quarter ended March 31, 2001 to 6.56% for the same period in 2002. The decrease reflects the downward repricing of adjustable rate mortgage loans due to a decline in market interest rates. The average balance of loans receivable increased $34.3 million or 13.7%, from $250.2 million for the quarter ended March 31, 2001 to $284.5 million for the quarter ended March 31, 2002. The increase was the result of the purchase of a $20.0 million pool of residential mortgage loans and originations exceeding repayment due to strong demand, reflecting generally lower interest rates in 2002.

      Interest income on securities decreased $378,000, or 68.2%, to $176,000 for the quarter ended March 31, 2002. The decrease resulted from a $17.3 million, or 50.7%, decrease in the average balance of securities, attributable to the increased rate of repayment on collateralized mortgage obligations in a declining interest rate environment. The average yield on the securities portfolio was 4.18% for the quarter ended March 31, 2002 compared to 6.50% for the same period in 2001, due to generally lower levels of market interest rates in 2002.

      Interest income from other interest earning assets increased $7,000, or 8.5%, to $84,000 for the quarter ended March 31, 2002 from $77,000 for the quarter ended March 31, 2001. The increase resulted from an increase in the average balance to $9.0 million from $1.2 million, which was due to funds received from principal repayments on loans and collateralized mortgage obligations.

      Interest Expense. Interest expense decreased $1.1 million, or 35.5%, to $2.0 million for the three months ended March 31, 2002 from $3.1 million for the three months ended March 31, 2001. The decrease in interest expense resulted primarily from a decrease in the average cost of our interest-bearing liabilities to 2.64% from 4.60%, reflecting the decrease in market rates of interest during the period. Interest expense on deposits decreased $711,000, or 29.8%, to $1.7 million for the quarter ended March 31, 2002 from $2.4 million for the same period in 2001. The decrease resulted from a 180 basis point decrease in the cost of deposits to 2.60% from 4.40%, partially offset by a $38.7 million increase in the average balance of deposits from $217.6 million for the three months ended March 31, 2001 to $256.3 million for the same period in 2002. Interest expense on Federal Home Loan Bank advances decreased $432,000, or 58.0%, to $313,000 for the quarter ended March 31, 2002 from $745,000 for the quarter ended March 31, 2001. The decrease resulted from a 251 basis point decrease in the cost of Federal Home Loan Bank advances, from 5.42% for the quarter ended March 31, 2001 to 2.91% for the quarter ended March 31, 2002. The decrease was a result of a $19.0 million variable rate advance with a rate of 1.83% that was drawn in February 2002. In addition, the average balance of Federal Home Loan Bank advances decreased $12.0 million from the prior period due to repayments of overnight borrowings and fixed term advances.

      Net Interest Income. Net interest income before provision for loan losses increased $427,000, or 17.0%, to $2.9 million for the three months ended March 31, 2002 from $2.5 million for the three months ended March 31, 2001. The net interest rate spread and the net interest margin increased during the period, reflecting lower levels of interest rates resulting in increased loan demand that exceeded the effects of the decrease in market rates. The net interest spread increased 40 basis points to 3.72% from 3.32%, while the net interest margin increased 27 basis points to 3.78% from 3.51%.

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      Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level required to absorb probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers historical loss experience, the types of loans and the amount of loans in the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, peer group information, and prevailing economic conditions. Large groups of smaller balance homogenous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. More complex loans, such as multi-family and commercial real estate loans, are evaluated for impairment.

      Based on our evaluation of these factors, we made provisions of $165,000 and $20,000 for the three months ended March 31, 2002 and 2001, respectively. The provision increased by $145,000 reflecting a $38.4 million, or 15.1%, increase in gross loans, primarily consisting of residential real estate loans. This growth continues to be achieved primarily through the use of independent loan originators and through whole loan purchases. Since we did not have a seasoned portfolio in this type of lending and did not have our own related loss history to apply to these types of loans, we continued to utilize peer group data adjusted for local economic conditions to establish our loan loss allowance, resulting in the $165,000 provision.

      This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. We used the same methodology and generally similar assumptions in assessing the adequacy of the allowance for both periods. The allowance for loan losses was $1.9 million at March 31, 2002 and $1.7 million at March 31, 2001. The allowance for loan losses as a percentage of loans outstanding decreased to .65% at March 31, 2002 from .67% at March 31, 2001. This decline was primarily the result of a continued shift in the Bank's loan portfolio from consumer loans, which have experienced a higher rate of loss for both the Bank and its peers, to real estate loans, which have experienced a lower rate of loss. Residential real estate loans composed 75% of gross loans at March 31, 2002 compared to 65% at March 31, 2001. The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.

      Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of March 31, 2002 is maintained at a level that represents management's best estimate of inherent losses in the loan portfolio, and such losses were both probable and reasonably estimable.

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      Noninterest Income. Noninterest income decreased $81,000, or 25.9%, to $232,000 for the three months ended March 31, 2002 from $313,000 for the three months ended March 31, 2001, primarily as a result of decreases in net gains on the sale of securities available for sale of $22,000, loan servicing fees of $14,000 and customer service fees on deposit accounts of $17,000. Other noninterest income decreased as a result of various declines in miscellaneous smaller balance accounts.

      Noninterest Expense. Noninterest expense increased $342,000, or 18.0%, to $2.2 million for the three months ended March 31, 2002 from $1.9 million for the three months ended March 31, 2001. This increase was primarily the result of a $147,000 increase in occupancy and equipment, a $141,000 increase in data processing, a $76,000 increase in salaries and employee benefits, and a $29,000 increase in advertising, partially offset by a $24,000 reduction in professional fees and a $50,000 reduction in various other general and administrative expenses.

      Salaries and employee benefits represented 42.0% and 45.6% of total noninterest expense for the quarters ended March 31, 2002 and 2001, respectively. Total salaries and employee benefits increased $76,000, or 8.8%, to $941,000 for the quarter ended March 31, 2002 from $865,000 for the same period in 2001. The increase is primarily due to normal salary increases and additional staffing at the new branch facility. The increase in occupancy and equipment was also the result of opening the new branch facility.

      Data processing expense increased as a result of increased volume in both loans and deposits and the write off of approximately $163,000 of software related to the cancellation of an expected system conversion. We had anticipated that the software related to the canceled system conversion could be utilized with another data processor under a modified conversion plan. We determined, however, that the value of the software was impaired and should be written off. The $29,000 increase in advertising was related to the promotion of the new branch that opened in March 2002. The $24,000 decrease in professional fees was the result of a reduction in expenses related to internal audit and internal loan review for the quarter as compared to the prior year quarter.

      Other noninterest expense decreased $50,000 as a result of decreases in several smaller individual items, none of which were significant.

      Income Tax Expense. Income tax expense decreased to $297,000 for the three months ended March 31, 2002 from $379,000 for the three months ended March 31, 2001. The decrease was primarily a result of a decrease in income before income taxes. The effective tax rate was 39.0% and 41.9% for the three months ended March 31, 2002 and 2001, respectively.

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FIRST PACTRUST BANCORP, INC.

      First PacTrust Bancorp, Inc. was incorporated under Maryland law to hold all of the stock of Pacific Trust Bank. Maryland was chosen as the state of incorporation because it provides protections similar to Delaware with respect to takeover, indemnification and limitations on liability, with reduced franchise taxes. First PacTrust Bancorp, Inc. has received Office of Thrift Supervision approval to become a savings and loan holding company and is subject to regulation by that agency. After we complete the conversion, First PacTrust Bancorp, Inc. will be a unitary thrift holding company, which means that it will own one thrift institution. As a thrift holding company, First PacTrust Bancorp, Inc., activities will be limited to banking, securities, insurance and financial services-related activities. See "How We Are Regulated - First PacTrust Bancorp, Inc." Initially, First PacTrust Bancorp, Inc. will not be an operating company and will have no significant assets other than all of the outstanding shares of common stock of Pacific Trust Bank, the net proceeds it keeps and its loan to the First PacTrust Bancorp, Inc. ^401(k) Employee Stock Ownership Plan. First PacTrust Bancorp, Inc. will have no significant liabilities. See "How We Intend to Use the Proceeds." Initially, the management of First PacTrust Bancorp, Inc. and Pacific Trust Bank will be substantially the same. First PacTrust Bancorp, Inc. intends to utilize the support staff and offices of Pacific Trust Bank ^ and will pay Pacific Trust Bank for these services. If First PacTrust Bancorp, Inc. expands or changes its business in the future, we may hire our own employees.

      We believe the proposed holding company structure will give us more flexibility to change our business activities by forming new companies which we own, or by buying other companies, including other financial institutions and financial services companies. We do not have any current plans to do these things. First PacTrust Bancorp, Inc. intends to pay for its business activities with the proceeds it keeps from the conversion and the money we earn from investing the proceeds, as well as from dividends from Pacific Trust Bank. See "Our Policy Regarding Dividends."

      The principal executive offices of First PacTrust Bancorp, Inc. will be located at 610 Bay Boulevard, Chula Vista, California, and its telephone number will be (619) 691-1519.

PACIFIC TRUST BANK

      Pacific Trust Bank is a federally chartered and insured mutual savings bank with seven full service offices. Pacific Trust Bank converted from a federal credit union to a federally chartered savings bank on January 1, 2000. At December 31, 2001, Pacific Trust Bank had total assets of $310.1 million, total deposits of $252.0 million and equity of $28.7 million. For more information regarding the business and operations of Pacific Trust Bank, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business of Pacific Trust Bank."

      Pacific Trust Bank is examined and regulated by the Office of Thrift Supervision, its primary federal regulator. Pacific Trust Bank is also regulated by the FDIC. Pacific Trust Bank is required to have certain reserves set by the Federal Reserve Board and is a member of the Federal Home Loan Bank of San Francisco, which is one of the 12 regional banks in the Federal Home Loan Bank System.

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      The executive offices of Pacific Trust Bank are located at 610 Bay Boulevard, Chula Vista, California, and its telephone number is (619) 691-1519.

HOW WE INTEND TO USE THE PROCEEDS

      Although the actual net proceeds from the sale of the shares of common stock cannot be determined until the conversion is completed, we presently anticipate that the net proceeds from the sale of the shares of common stock will be between $25.3 million and $34.4 million and up to $39.7 million assuming an increase in the estimated value of the common stock sold in the conversion by 15%. See "Pro Forma Data" and "Pacific Trust Bank's Conversion - How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" as to the assumptions used to arrive at such amounts.

      We intend to use the net proceeds received from the stock offering, assuming completion of the offering at the maximum of the estimated offering range, as follows:

	Minimum	Maximum	Maximum, as adjusted
Retained by First PacTrust Bancorp, Inc. and initially placed in short-term investments for general corporate purposes	^$10,525,000	$14,367,000	$16,576,000
401(k) Employee^ Stock Ownership Plan loan	^2,108,000	2,852,000	3,280,000
Used to buy the stock of Pacific Trust Bank	^12,634,000	17,220,000	19,857,000
Net proceeds from stock offering	^$25,267,000	$34,439,000	$39,713,000

      First PacTrust Bancorp, Inc. will retain 50% of the net conversion proceeds from which the loan to be made to the ^401(k) Employee Stock Ownership Plan will be made, and will purchase all of the capital stock of Pacific Trust Bank to be issued in the conversion in exchange for the remaining conversion proceeds. First PacTrust Bancorp, Inc. intends to use a portion of the net proceeds to make a loan directly to the ^401(k) Employee Stock Ownership Plan to enable the ^401(k) Employee Stock Ownership Plan to purchase up to 8.0% of the shares of common stock issued in the conversion. Based upon the issuance of 2,635,000 shares of common stock and 3,565,000 shares of common stock at the minimum and maximum of the estimated offering range, respectively, the loan to the ^401(k) Employee Stock Ownership Plan would be $2.1 million and $2.9 million, respectively. See "Management - Benefits - Employee Stock Ownership Plan." The remaining net proceeds retained by First PacTrust Bancorp, Inc. initially may be used to invest in U.S. Government and federal agency securities of various maturities, mortgage-backed or other securities, deposits in either Pacific Trust Bank or other financial institutions, or a combination thereof. The net proceeds may ultimately be used to:

  support Pacific Trust Bank's lending activities;

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  repay borrowings in the ordinary course of business; or

  support the future expansion of operations through the establishment of additional banking offices or other customer facilities or through acquisitions of other financial institutions or branch offices, although no such acquisition transactions are specifically being considered at this time.

The net proceeds from the conversion may also be used for other business and investment purposes, including the payment of regular or special cash dividends, possible repurchases of the common stock or returns of capital. First PacTrust Bancorp, Inc. and Pacific Trust Bank have committed however, not to take any action to further the payment of any return of capital on the common stock during the one-year period subsequent to completion of the conversion. Management of First PacTrust Bancorp, Inc. may consider expanding or diversifying its activities, as such opportunities become available.

      Following the completion of the conversion, to the extent permitted by the Office of Thrift Supervision and based upon then existing facts and circumstances, First PacTrust Bancorp, Inc.'s board of directors may determine to repurchase shares of common stock, subject to any applicable statutory and regulatory requirements. Such facts and circumstances may include but not be limited to:

  market and economic factors such as the price at which the stock is trading in the market, the volume of trading, the attractiveness of other investment alternatives in terms of the rate of return and risk involved in the investment, the ability to increase the book value and/or earnings per share of the remaining outstanding shares, and an improvement in First PacTrust Bancorp, Inc.'s return on equity;

  the avoidance of dilution to stockholders by not having to issue additional shares to cover the exercise of stock options or to fund employee stock benefit plans; and

  any other circumstances in which repurchases would be in the best interests of First PacTrust Bancorp, Inc. and its stockholders.

Any stock repurchases will be subject to the determination of First PacTrust Bancorp, Inc.'s board of directors that Pacific Trust Bank will be capitalized in excess of all applicable regulatory requirements after any such repurchases.

      The portion of the net proceeds used by First PacTrust Bancorp, Inc. to purchase the capital stock of Pacific Trust Bank will be added to Pacific Trust Bank's general funds to be used for general corporate purposes, including increased lending activities. While the amount of net proceeds received by Pacific Trust Bank will further strengthen Pacific Trust Bank's capital position, which already substantially exceeds all regulatory requirements, Pacific Trust Bank is not converting to stock form primarily to raise capital. After the conversion, based upon the maximum of the estimated offering range, Pacific Trust Bank's tangible capital ratio will be approximately 14.0%. As a result, Pacific Trust Bank will continue to be a well-capitalized institution.

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      The net proceeds may vary because total expenses of the conversion may be more or less than those estimated. The net proceeds will also vary if the number of shares to be issued in the conversion is adjusted to reflect a change in the estimated pro forma market value of Pacific Trust Bank. Payments for shares made through withdrawals from existing deposit accounts at Pacific Trust Bank will not result in the receipt of new funds for investment by Pacific Trust Bank but will result in a reduction of Pacific Trust Bank's interest expense and liabilities as funds are transferred from interest-bearing certificates or other deposit accounts.

MARKET FOR THE COMMON STOCK

      First PacTrust Bancorp, Inc. and Pacific Trust Bank have never issued capital stock, and, consequently, there is no established market for the common stock at this time. First PacTrust Bancorp, Inc. has applied to have its common stock quoted on the Nasdaq National Market under the symbol "FPTB." The development of a liquid public market depends on the existence of willing buyers and sellers, the presence of which is not within the control of First PacTrust Bancorp, Inc., Pacific Trust Bank or any market maker. Accordingly, the number of active buyers and sellers of the common stock at any particular time may be limited. First PacTrust Bancorp, Inc. intends to meet the requirements for listing on the Nasdaq National Market. There can be no assurance, however, that purchasers will be able to sell their shares at or above the purchase price.

OUR POLICY REGARDING DIVIDENDS

      The board of directors of First PacTrust Bancorp, Inc. currently intends to pay cash dividends on the common stock in the future. However, the amount and timing of any dividends has not yet been determined. The payment of dividends will depend upon a number of factors, including capital requirements, First PacTrust Bancorp, Inc.'s and Pacific Trust Bank's financial condition and results of operations, tax considerations, statutory and regulatory limitations and general economic conditions. No assurances can be given that any dividends will be paid or that, if paid, will not be reduced or eliminated in future periods. Special cash dividends, stock dividends or returns of capital may, to the extent permitted by Office of Thrift Supervision policy and regulations, be paid in addition to, or in lieu of, regular cash dividends. First PacTrust Bancorp, Inc. intends to file consolidated tax returns with Pacific Trust Bank. Accordingly, it is anticipated that any cash distributions made by First PacTrust Bancorp, Inc. to its stockholders would be treated as cash dividends and not as a non-taxable return of capital for federal and state tax purposes.

      Dividends from First PacTrust Bancorp, Inc. will depend, in large part, upon receipt of dividends from Pacific Trust Bank, because First PacTrust Bancorp, Inc. initially will have no source of income other than dividends from Pacific Trust Bank, earnings from the investment of proceeds from the sale of shares of common stock retained by First PacTrust Bancorp, Inc., and interest payments with respect to First PacTrust Bancorp, Inc.'s loan to the ^401(k) Employee Stock Ownership Plan. A regulation of the Office of Thrift Supervision imposes limitations on "capital distributions" by savings institutions. See "How We Are Regulated - Limitations on Dividends and Other Capital Distributions."

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PRO FORMA DATA

      The actual net proceeds from the sale of the common stock cannot be determined until the conversion is completed. However, net proceeds are currently estimated to be between $25.3 million and $34.4 million, or $39.7 million in the event the estimated offering range is increased by 15%, based upon the following assumptions:

  all shares of common stock will be sold through non-transferable rights to subscribe for the common stock, in order of priority, to Eligible Account Holders, the 401(k) employee stock ownership plan, Supplemental Eligible Account Holders, Other Members and Directors, Officers and Employees;

  Keefe, Bruyette & Woods, Inc. will receive a marketing fee equal to 1.50% of the gross proceeds from the conversion, excluding shares of common stock sold to directors, officers, employees and the ^401(k) Employee Stock Ownership Plan;

  total expenses, excluding the marketing fees paid to Keefe, Bruyette & Woods, Inc., are estimated to be approximately $775,000. Actual expenses may vary from those estimated.

      Pro forma consolidated net income and stockholders' equity of First PacTrust Bancorp, Inc. have been calculated for the year ended December 31, 2001, as if the common stock to be issued in the conversion had been sold at the beginning of the period and the net proceeds had been invested at 2.17%, which represents the yield on one-year U.S. Government securities at December 31, 2001. In light of changes in interest rates in recent periods, this yield is deemed by First PacTrust Bancorp, Inc. and Pacific Trust Bank to more accurately reflect available reinvestment rates than the arithmetic average method. The effect of withdrawals from deposit accounts for the purchase of common stock has not been reflected. A tax rate of 41.15% has been assumed for periods resulting in an after-tax yield of 1.28% for the year ended December 31, 2001. Historical and pro forma per share amounts have been calculated by dividing historical and pro forma amounts by the indicated number of shares of common stock, as adjusted to give effect to the shares purchased by the ^401(k) Employee Stock Ownership Plan. See Note 3 to the tables below. No effect has been given in the pro forma stockholders' equity calculations for the assumed earnings on the net proceeds. As discussed under "How We Intend to Use the Proceeds," First PacTrust Bancorp, Inc. intends to make a loan to fund the purchase of 8.0% of the common stock by the ^401(k) Employee Stock Ownership Plan and intends to retain up to 50% of the net proceeds from the conversion.

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      No effect has been given in the tables to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Management - Benefits -- Other Stock Benefit Plans." The table below gives effect to the restricted stock plan, which is expected to be adopted by First PacTrust Bancorp, Inc. following the conversion and presented along with the stock option plan to stockholders for approval at an annual or special meeting of stockholders to be held at least six months following the completion of the conversion. If the restricted stock plan is approved by stockholders, the restricted stock plan intends to acquire an amount of common stock equal to 4.0% of the shares of common stock issued in the conversion, either through open market purchases or from authorized but unissued shares of common stock, if permissible. The table below assumes that stockholder approval has been obtained, as to which there can be no assurance, and that the shares acquired by the restricted stock plan are purchased in the open market at $10.00 per share. No effect has been given to First PacTrust Bancorp, Inc.'s results of operations after the conversion, the market price of the common stock after the conversion or a less than 4.0% purchase by the restricted stock plan.

      The pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders in the event of liquidation.

      The following pro forma information may not be representative of the financial effects of the foregoing transactions at the dates on which such transactions actually occur and should not be taken as indicative of future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of First PacTrust Bancorp, Inc. computed in accordance with accounting principles generally accepted in the United States of America ("GAAP").

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	At or For the Year Ended December 31, 2001
	2,635,000 Shares Sold at $10.00 Per Share (Minimum of Range)	3,100,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	3,565,000 Shares Sold at $10.00 Per Share (Maximum of Range)	4,099,750 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in Thousands)

Gross proceeds	$26,350	$31,000	$35,650	$40,998
Less offering expenses and commissions	1,083	1,147	1,211	1,285
Estimated net proceeds	25,267	29,853	34,439	39,713

Less: Shares purchased by the employee stock ownership plan(3)	(2,108)	(2,480)	(2,852)	(3,280)
Shares purchased by the restricted stock plan(4)	(1,054)	(1,240)	(1,426)	(1,640)

Estimated proceeds available for investment(2)	$22,105	$26,133	$30,161	$34,793

Net income^:
Historical	$ 2,096	$ 2,096	$ 2,096	$ 2,096
Pro forma income on net proceeds	283	335	386	445
Pro forma employee stock ownership plan adjustment^(3)	(124)	(146)	(168)	(193)
Pro forma restricted stock plan adjustment^(4)	(124)	(146)	(168)	(193)

Pro forma net income	$ 2,131	$ 2,139	$ 2,146	$ 2,155

Net income per share^:
Historical	$ 0.86	$ 0.73	$ 0.63	$ 0.55
Pro forma income on net proceeds, as adjusted	0.11	0.11	0.12	0.12
Pro forma employee stock ownership plan adjustment(4)	(0.05)	(0.05)	(0.05)	(0.05)
Pro forma restricted stock plan adjustment(5)	(0.05)	(0.05)	(0.05)	(0.05)

Pro forma net income per share^(4)(5)(6)	$ 0.87	$ 0.74	$ 0.65	$ 0.57

Number of shares outstanding for pro forma net income per share calculations^(5)	2,445,280	2,876,800	3,308,320	3,804,568

Offering price to pro forma net income per share^	11.49x	13.51x	15.38x	17.54x

(Footnotes on next page)

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	At or For the Year Ended December 31, 2001
	2,635,000 Shares Sold at $10.00 Per Share (Minimum of Range)	3,100,000 Shares Sold at $10.00 Per Share (Midpoint of Range)	3,565,000 Shares Sold at $10.00 Per Share (Maximum of Range)	4,099,750 Shares Sold at $10.00 Per Share (Maximum of Range, as Adjusted)(1)
	(Dollars in Thousands)

Stockholders' equity:
Historical	28,721	28,721	28,721	28,721
Estimated net proceeds	25,267	29,853	34,439	39,713
Less: Common stock acquired by the employee stock ownership plan(3)	(2,108)	(2,480)	(2,852)	(3,280)
Common stock to be acquired by the restricted stock plan(4)	(1,054)	(1,240)	(1,426)	(1,640)
Pro forma stockholders' equity^(3)(4)(7)	$50,826	$54,854	$58,882	$63,514

Stockholders' equity per share^:
Historical	$ 10.90	$ 9.26	$ 8.06	$ 7.01
Estimated net proceeds	9.59	9.63	9.66	9.68
Less: Common stock acquired by the employee stock ownership plan(3)	(0.80)	(0.80)	(0.80)	(0.80)
Common stock to be acquired by the restricted stock plan(4)	(0.40)	(0.40)	(0.40)	(0.40)
Pro forma stockholders' equity per share^(4)(5)(6)(7)	$ 19.29	$ 17.69	$ 16.52	$ 15.49

Offering price as a percentage of pro forma stockholders' equity(5)	51.84%	56.53%	60.53%	64.56%

Number of shares outstanding for pro forma stockholders' equity per share calculations(5)	2,635,000	3,100,000	3,565,000	4,099,750

_________________

(1)As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2)Estimated proceeds available for investment consists of the estimated net proceeds from the conversion minus (i) the proceeds attributable to the purchase by the employee stock ownership plan and (ii) the value of the shares to be purchased by the restricted stock plan, subject to stockholder approval, after the conversion at an assumed purchase price of $10.00 per share

(3)It is assumed that 8.0% of the shares of common stock issued in the conversion will be purchased by the employee stock ownership plan with funds loaned by First PacTrust Bancorp, Inc. First PacTrust Bancorp, Inc. and Pacific Trust Bank intend to make annual contributions to the employee stock ownership plan in an amount at least equal to the principal and interest requirement of the debt. The pro forma net earnings assumes (i) that the loan to the employee stock ownership plan is payable over 10 years, with the employee stock ownership plan shares having an average fair value of $10.00 per share in accordance with SOP 93-6 of the AICPA , entitled "Employers' Accounting for Employee Stock Ownership Plans," and (ii) the effective tax rate was 42% for the period. See "Management - Benefits -- Employee Stock Ownership Plan."

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(4)It is assumed that the restricted stock plan will purchase, following stockholder approval of such plan, a number of shares of common stock equal to 4.0% of the shares of common stock issued in the conversion for issuance to directors, officers and employees. Funds used by the restricted stock plan to purchase the shares initially will be contributed to the restricted stock plan by First PacTrust Bancorp, Inc. It is further assumed that the shares were acquired by the restricted stock plan at the beginning of the period presented in open market purchases at the $10.00 purchase price and that 20% of the amount contributed, net of taxes, was an amortized expense during the year ended December 31, 2001. The issuance of authorized but unissued shares of common stock pursuant to the restricted stock plan in the amount of 4.0% of the common stock sold in the offering would dilute the voting interests of existing stockholders by approximately 3.8% and under such circumstances pro forma net earnings per share for the year ended December 31, 2001 would be $.84, $.72, $.63 and $.55, at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at December 31, 2001 would be $18.93, $17.40, $16.27 and $15.28 at the minimum, midpoint, maximum and 15% above the maximum of such range, respectively. There can be no assurance that the actual purchase price of shares purchased by or issued to the restricted stock plan will be $10.00 per share. See "Management - Benefits -- Other Stock Benefit Plans."

(5)The per share calculations are determined by adding the number of shares sold in the conversion and for purposes of calculating net income per share, in accordance with SOP 93-6, subtracting 189,720 shares, 223,200 shares, 256,680 shares, and 295,182shares, at the minimum, midpoint, maximum and 15% above the maximum of the offering range, respectively, representing the employee stock ownership plan shares which have not been committed for release during the year ended December 31, 2001. See note 3 above. For purposes of calculating pro forma stockholders' equity per share, it is assumed that shares outstanding total 2,635,000 shares at the minimum of the estimated pro forma market value of Pacific Trust Bank on a fully converted basis, or the estimated valuation range, 3,100,000 shares at the midpoint of the range, 3,565,000 shares at the maximum of the range and 4,099,750 shares at 15% above the maximum of the range, respectively.

(6)No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan, which will be adopted by First PacTrust Bancorp, Inc. following the conversion and presented for approval by stockholders at an annual or special meeting of stockholders of First PacTrust Bancorp, Inc. held at least six months following the completion of the conversion. If the stock option plan is approved by stockholders, an amount equal to 10% of the common stock issued in the conversion, or 263,500 shares at the minimum of the estimated offering range, 310,000 shares at the midpoint of the range, 356,500 shares at the maximum of the range and 409,975 shares at 15% above the maximum of the range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' voting interests by approximately 9.1%. Assuming stockholder approval of the stock option plan, that all these options were exercised at the beginning of the period at an exercise price of $10.00 per share and that the shares to fund the restricted stock plan are acquired through open market purchases at the purchase price, pro forma net earnings per share for the year ended December 31, 2001 would be $0.80, $.68, $.60, and $.52 at the minimum, midpoint, maximum and 15% above the maximum of the estimated offering range, respectively, and pro forma stockholders' equity per share at December 31, 2001 would be $18.44, $17.00, $15.92 and $14.99 at the minimum, midpoint, maximum and 15% above the maximum of the range, respectively. See "Management - Benefits -- Other Stock Benefit Plan."

(7)The equity capital of Pacific Trust Bank will be substantially restricted because of the liquidation account set up in connection with this offering and certain distributions from Pacific Trust Bank's equity capital may be treated as being from its accumulated bad debt reserve for tax purposes, which would cause Pacific Trust Bank to have additional taxable income. See "Taxation - Federal Taxation." Pro forma stockholders' equity and pro forma stockholders' equity per share do not give effect to the bad debt reserves established by Pacific Trust Bank for federal income tax purposes in the event of a liquidation of Pacific Trust Bank.

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CAPITALIZATION

      The following table presents the historical capitalization of Pacific Trust Bank at December 31, 2001, and the pro forma consolidated capitalization of First PacTrust Bancorp, Inc. after giving effect to the conversion, based upon the sale of the number of shares shown below and the other assumptions set forth under "Pro Forma Data."

	First PacTrust Bancorp, Inc. - Pro Forma Based Upon Sale at $10.00 Per Share
	Pacific Trust Bank Historical Capitalization	2,635,000 Shares (Minimum of Range)	3,100,000 Shares (Midpoint of Range)	3,565,000 Shares (Maximum of Range)	4,099,750 Shares(1) (Maximum of Range, as Adjusted)
	(In Thousands)

Deposits(2)	$251,954	$251,954	$251,954	$251,954	$251,954
Borrowings	28,000	28,000	28,000	28,000	28,000
Total deposits and borrowings	$279,954	$279,954	$279,954	$279,954	$279,954

Stockholders' equity
Preferred stock, $0.01 par value, 5,000,000 shares authorized, none issued	$ ---	$ ---	$ ---	$ ---	$ ---
Common stock, $0.01 par value, 20,000,000 shares authorized; shares to be issued as reflected(3)	---	26	31	36	41
Additional paid-in capital	---	25,241	29,822	34,403	39,672
Retained earnings	28,669	28,669	28,669	28,669	28,669
Net unrealized gain	52	52	52	52	52
Less:
Common stock to be acquired by the employee stock ownership plan(4)	---	(2,108)	(2,480)	(2,852)	(3,280)
Common stock to be acquired by the restricted stock plan(5)	---	(1,054)	(1, 240)	(1,426)	(1,640)

Total stockholders' equity	$ 28,721	$ 50,826	$ 54,854	$ 58,882	$ 63,514
________________

(1)As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated offering range of up to 15% to reflect changes in market and financial conditions following the commencement of the conversion.

(2)Does not reflect withdrawals from deposit accounts for the purchase of common stock in the conversion. Any withdrawals would reduce pro forma deposits by the amount of the withdrawals.

(3)Reflects the issuance of the shares of common stock to be sold in the conversion. No effect has been given to the issuance of additional shares of common stock pursuant to the proposed stock option plan. See "Pro Forma Data" and "Management - Benefits - Other Stock Benefit Plans."

(4)Assumes that 8.0% of the common stock issued in the conversion will be purchased by the employee stock ownership plan, which is reflected as a reduction from stockholders' equity. The employee stock ownership plan shares will be purchased with funds loaned to the employee stock ownership plan by First PacTrust Bancorp, Inc. See "Pro Forma Data" and "Management - Benefits -- Employee Stock Ownership Plan."

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(5)First PacTrust Bancorp, Inc. intends to adopt the restricted stock plan and to submit such plan to stockholders at an annual or special meeting of stockholders held at least six months following the completion of the conversion. If the plan is approved by stockholders, First PacTrust Bancorp, Inc. intends to contribute sufficient funds to the restricted stock plan to enable the plan to purchase a number of shares of common stock equal to 4.0% of the common stock issued in the conversion. Assumes that stockholder approval has been obtained and that the shares have been purchased in the open market at the purchase price. However, in the event First PacTrust Bancorp, Inc. issues authorized but unissued shares of common stock to the restricted stock plan in the amount of 4.0% of the common stock issued in the conversion, the voting interests of existing stockholders would be diluted approximately 3.8%. The shares are reflected as a reduction of stockholders' equity. See "Pro Forma Data" and "Management - Benefits -- Other Stock Benefit Plans."

PACIFIC TRUST BANK
EXCEEDS ALL REGULATORY CAPITAL REQUIREMENTS

      At December 31, 2001, Pacific Trust Bank exceeded all of the regulatory capital requirements applicable to it. The table on the following page sets forth the historical regulatory capital of Pacific Trust Bank at December 31, 2001 and the pro forma regulatory capital of Pacific Trust Bank after giving effect to the conversion, based upon the sale of the number of shares shown in the table. The pro forma regulatory capital amounts reflect the receipt by Pacific Trust Bank of 50% of the net stock proceeds, after expenses. The pro forma risk-based capital amounts assume the investment of the net proceeds received by Pacific Trust Bank in assets which have a risk-weight of 20% under applicable regulations, as if such net proceeds had been received and so applied at December 31, 2001.

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			Pro Forma at December 31, 2001
	Historical at December 31, 2001		2,635,000 Shares Sold at $10.00 per Share		3,100,000 Shares Sold at $10.00 per Share		3,565,000 Shares Sold at $10.00 per Share		4,099,750 Shares Sold at $10.00 per Share
	Amount	Percent of Assets(1)	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets	Amount	Percent of Assets
	(Dollars in Thousands)

Equity capital under GAAP	$28,721	9.26%	$39,247	12.16%	$41,168	12.67%	$43,088	13.17%	$45,298	13.73%

Tangible capital:
Actual	$28,669	9.24%	$39,195	12.15%	$41,116	12.65%	$43,036	13.15%	$45,246	13.71%
Requirement	4,652	1.50	4,841	1.50	4,875	1.50	4,909	1.50	4,949	1.50

Excess	$24,017	7.74%	$34,354	10.65%	$36,241	11.15%	$38,127	10.65%	$40,297	12.21%

Core capital:
Actual	$28,669	9.24%	$39,195	12.15%	$41,116	12.65%	$43,036	13.15%	$45,246	13.71%
Requirement	12,413	4.00	12,098	4.00	13,000	4.00	13,092	4.00	13,197	4.00

Excess	$16,256	5.24%	$26,287	8.15%	$28,116	8.65%	$29,944	9.15%	$32,049	9.71%

Risk-based capital
Actual	$30,389	15.40%	$40,915	20.47%	$42,836	21.38%	$44,756	22.29%	$46,966	23.33%
Requirement	15,789	8.00	15,991	8.00	16,028	8.00	16,064	8.00	16,106	8.00

Excess	$14,600	7.40%	$24,924	12.47%	$26,808	13.38%	$28,692	14.92%	$30,860	15.33%
Tier I to risk weighted capital
Actual	$28,669	14.53%	$39,195	19.61%	$41,116	20.52%	$43,036	21.43%	$45,246	22.47%
Requirement	7,894	4.00	7,996	4.00	8,014	4.00	8,032	4.00	8,053	4.00

Excess	$20,775	10.53%	$31,199	15.61%	$33,102	16.52%	$35,004	17.43%	$37,193	18.47%
________________

(1) Adjusted total or adjusted risk-weighted assets, as appropriate.

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PACIFIC TRUST BANK'S CONVERSION

      The board of directors of Pacific Trust Bank and the Office of Thrift Supervision have approved the plan of conversion. Office of Thrift Supervision approval is subject to approval of the plan of conversion by our members and to the satisfaction of certain other conditions imposed by the Office of Thrift Supervision. Office of Thrift Supervision approval does not constitute a recommendation or endorsement of the plan of conversion.

General

      On March 1, 2002, we adopted a plan of conversion, pursuant to which we will convert from a federally chartered mutual savings institution to a federally chartered stock savings institution and at the same time become a wholly owned subsidiary of First PacTrust Bancorp, Inc. The conversion will include adoption of the proposed federal stock charter and bylaws, which will authorize us to issue capital stock. Under the plan, Pacific Trust Bank common stock is being sold to First PacTrust Bancorp, Inc. and First PacTrust Bancorp, Inc. common stock is being offered to our eligible depositors, the employee stock ownership plan, directors, officers and employees, other members, and then to the public. The conversion will be accounted for at historical cost in accordance with Statement of Financial Accounting Standards No. 141, Business Combinations. The Office of Thrift Supervision has approved First PacTrust Bancorp, Inc.'s application to become a savings and loan holding company and to acquire all of Pacific Trust Bank's common stock to be issued in the conversion.

      The shares of First PacTrust Bancorp, Inc. common stock are first being offered in a subscription offering to holders of subscription rights. To the extent shares of common stock remain available after the subscription offering, shares may be offered in a direct community offering on a best efforts basis through Keefe, Bruyette & Woods, Inc. in such a manner as to promote a wide distribution of the shares. The direct community offering, if any, may commence with, at any time during, or as soon as practicable after the commencement of the subscription offering. Shares not subscribed for in the subscription offering and direct community offering may be offered for sale on a best efforts basis in a public offering conducted by Keefe, Bruyette & Woods, Inc. We have the right, in our sole discretion, to accept or reject, in whole or in part, any orders to purchase shares of common stock received in the direct community offering and the public offering. See "- Direct Community Offering" and "- Public Offering."

      Subscriptions for shares will be subject to the maximum and minimum purchase limitations set forth in the plan of conversion. See "- Limitations on Stock Purchases."

      The completion of the offering is subject to market conditions and other factors beyond our control. No assurance can be given as to the length of time following approval of the plan at the meeting of our members that will be required to complete the sale of shares being offered in the conversion. If delays are experienced, significant changes may occur in the estimated offering range with corresponding changes in the offering price and the net proceeds to be realized by us from the sale of the shares. In the event the conversion is terminated, we will charge all conversion expenses against current income and any funds collected by us in the offering will be promptly returned, with interest, to each subscriber.

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Our Reasons for the Corporate Change

      As a mutual institution, Pacific Trust Bank has no authority to issue shares of capital stock and consequently has no access to market sources of equity capital. Only by generating and retaining earnings from year to year is Pacific Trust Bank able to increase its capital position. This conversion is another step in our strategic plan to increase our capital and expand our operations. ^

      As a stock corporation upon completion of the conversion, Pacific Trust Bank will be organized in the form used by commercial banks, most major corporations and a majority of savings institutions. The ability to raise new equity capital through the issuance and sale of Pacific Trust Bank's or Pacific Trust's capital stock will allow Pacific Trust Bank the flexibility to increase its capital position more rapidly than by accumulating earnings and at times deemed advantageous by the board of directors of Pacific Trust Bank. It will also support future growth and expanded operations, including increased lending and investment activities, as business and regulatory needs require. The ability to attract new capital also will help Pacific Trust Bank better address the needs of the communities it serves and enhance its ability to make acquisitions or expand into new businesses. The acquisition alternatives available to Pacific Trust Bank are quite limited as a mutual institution, because of a requirement in Office of Thrift Supervision regulations that the surviving institution in a merger involving a mutual institution generally must be in mutual form. After the conversion, Pacific Trust Bank will have increased ability to merge with other institutions and First PacTrust Bancorp, Inc. may acquire control of other stock savings associations and retain the acquired institution as a separate subsidiary of First PacTrust Bancorp, Inc. Finally, the ability to issue capital stock will enable ^First PacTrust Bancorp, Inc. to establish stock compensation plans for directors, officers and employees, giving them equity interests in First PacTrust Bancorp, Inc. and greater incentive to improve its performance. For a description of the stock compensation plans which will be adopted by us in connection with the conversion, see "Management."

      After considering the advantages and disadvantages of the conversion, as well as applicable fiduciary duties and alternative transactions, the board of directors of Pacific Trust Bank approved the conversion as being in the best interests of Pacific Trust Bank and equitable to its account holders.

Effects of the Conversion

      General. The conversion will have no effect on Pacific Trust Bank's present business of accepting deposits and investing its funds in loans and other investments permitted by law. The conversion will not result in any change in the existing services provided to depositors and borrowers, or in existing offices, management and staff. Pacific Trust Bank will continue to be subject to regulation, supervision and examination by the Office of Thrift Supervision and the FDIC.

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      Deposits and Loans. Each holder of a deposit account in Pacific Trust Bank at the time of the conversion will continue as an account holder in Pacific Trust Bank after the conversion, and the conversion will not affect the deposit balance, interest rate or other terms of such accounts. Each account will be insured by the FDIC to the same extent as before the conversion. Depositors in Pacific Trust Bank will continue to hold their existing certificates, passbooks and other evidence of their accounts. The conversion will not affect the loan terms of any borrower from Pacific Trust Bank. The amount, interest rate, maturity, security for and obligations under each loan will remain as they existed prior to the conversion. See "-- Voting Rights" and "-- Depositors' Rights if We Liquidate" below for a discussion of the effects of the conversion on the voting and liquidation rights of the depositors of Pacific Trust Bank.

      Continuity. During the conversion process, the normal business of Pacific Trust Bank of accepting deposits and making loans will continue without interruption. Following completion of the conversion, Pacific Trust Bank will continue to be subject to regulation by the Office of Thrift Supervision, and FDIC insurance of accounts will continue without interruption. After the conversion, Pacific Trust Bank will continue to provide services for depositors and borrowers under current policies and by its present management and staff.

      The board of directors presently serving Pacific Trust Bank will serve as the board of directors of Pacific Trust Bank after the conversion. The initial members of the board of directors of First PacTrust Bancorp, Inc. will consist of the individuals currently serving on the board of directors of Pacific Trust Bank. After the conversion, the voting stockholders of First PacTrust Bancorp, Inc. will elect approximately one-third of First PacTrust Bancorp, Inc.'s directors annually. All current officers of Pacific Trust Bank will retain their positions with Pacific Trust Bank after the conversion.

      Voting Rights. After completion of the conversion, depositor members will have no voting rights in Pacific Trust Bank or First PacTrust Bancorp, Inc. and, therefore, will not be able to elect directors of Pacific Trust Bank or First PacTrust Bancorp, Inc. or to control their affairs. Currently these rights are held by depositors of Pacific Trust Bank. After the conversion, voting rights in First PacTrust Bancorp, Inc. will be vested exclusively in the stockholders of First PacTrust Bancorp, Inc., which will own all of the stock of Pacific Trust Bank. Each holder of common stock will be entitled to vote on any matter to be considered by the stockholders of First PacTrust Bancorp, Inc., subject to the provisions of First PacTrust Bancorp, Inc.'s charter.

      Depositor's Rights if We Liquidate. We have no plans to liquidate, either before or after the completion of the conversion. However, if there should ever be a complete liquidation of Pacific Trust Bank, either before or after conversion, deposit account holders would receive the protection of insurance by the FDIC up to applicable limits. In addition, liquidation rights before and after the conversion would be as follows:

  Liquidation Rights in Present Mutual Institution. In addition to the protection of FDIC insurance up to applicable limits, in the event of the complete liquidation of Pacific Trust Bank, each holder of a deposit account would receive his or her pro rata share of any assets of Pacific Trust Bank remaining after payment of claims of all creditors (including the claims of all depositors in the amount of the withdrawal value of their accounts). Each holder's pro rata share of the remaining assets, if any, would be in the same proportion of the assets as the balance in his or her deposit account was to the aggregate balance in all our deposit accounts at the time of liquidation.

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Liquidation Rights in Proposed Converted Institution. After conversion, each deposit account holder, in the event of the complete liquidation of Pacific Trust Bank, would have a claim of the same general priority as the claims of all our other general creditors in addition to the protection of FDIC insurance up to applicable limits. Therefore, except as described below, the deposit account holder's claim would be solely in the amount of the balance in his or her deposit account plus accrued interest. A deposit account holder would have no interest in the assets of Pacific Trust Bank above that amount, if any.

The plan of conversion provides for the establishment, upon the completion of the conversion, of a special "liquidation account" for the benefit of eligible account holders (i.e., eligible depositors at December 31, 1999) and supplemental account holders (i.e., eligible depositors at March 31, 2002). Each eligible account holder and supplemental eligible account holder, if he or she continues to maintain his or her deposit account with Pacific Trust Bank, would be entitled upon the complete liquidation of Pacific Trust Bank after conversion, to an interest in the liquidation account prior to any payment to stockholders. Each eligible account holder would have an initial interest in the liquidation account for each deposit account held with Pacific Trust Bank on the qualifying date, December 31, 1999. Each supplemental eligible account holder would have a similar interest as of that qualifying date, March 31, 2002. The interest as to each deposit account would be in the same proportion of the total liquidation account as the balance of the deposit account on the qualifying dates was to the aggregate balance in all the deposit accounts of eligible account holders and supplemental eligible account holders on the qualifying dates. However, if the amount in the deposit account on any annual closing date (December 31) is less than the amount in the account on the respective qualifying dates, then the interest in this special liquidation account would be reduced at that time by an amount proportionate to any reduction, and the interest would cease to exist if the deposit account was closed. The interest in the special liquidation account will never be increased despite any increase in the related deposit account after the respective qualifying dates.

Any assets remaining after the above liquidation rights of eligible account holders and supplemental eligible account holders were satisfied would be distributed to First PacTrust Bancorp, Inc. as the sole stockholder of Pacific Trust Bank.

      Tax Effects of the Conversion. Pacific Trust Bank has received an opinion from its special counsel, Silver, Freedman & Taff, L.L.P., Washington, D.C., ^that the conversion will constitute a tax ^ free reorganization under the Internal Revenue Code and that no gain or loss will be recognized for federal income purposes by Pacific Trust Bank or First PacTrust Bancorp as a result of the completion of the conversion.

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      If the liquidation rights in Pacific Trust Bank or subscription rights to purchase First PacTrust Bancorp common stock have a market value when received, or in the case of subscription rights, when exercised, then depositors receiving or exercising these rights may have a taxable gain. Any gain will be limited to the fair market value of these rights.

      Liquidation rights are the proportionate interest of certain depositors of Pacific Trust Bank in the special liquidation account to be established by Pacific Trust Bank under the plan of conversion. See "-Depositors Rights if We Liquidate." Special counsel has concluded that the liquidation rights will have nominal, if any, fair market value.

      The subscription rights are the preferential rights of eligible subscribers to purchase shares of First PacTrust Bancorp, Inc. common stock in the conversion. See "-Subscription Offering and Subscription Rights." Since the subscription rights are acquired without cost, are not transferable, last for only a short time period and give the recipients a right to purchase stock in the conversion only at fair market value, special counsel believes these rights do not have any taxable value when they are granted or exercised.

      Special counsel's opinion states that it is not aware of the IRS claiming in any similar conversion transaction that liquidation rights or subscription rights have any market value. Because there are no judicial opinions or official IRS positions on this issue, however, special counsel's opinion relating to liquidation rights and subscription rights comes to a reasoned conclusion instead of an absolute conclusion on these issues. Special counsel's conclusion is supported by the appraisal letter received by Pacific Trust Bank from RP Financial which states that the subscription rights do not have any value when they are distributed or exercised.

      If the IRS disagrees and says the subscription rights ^ have value, income may be recognized by ^ recipients of these rights^, in certain cases^ whether or not the rights are exercised^. This income may be capital gain ^or ordinary income, and First PacTrust Bancorp, Inc. and Pacific Trust Bank could recognize gain on the distribution of these rights. Eligible subscribers are encouraged to consult with their own tax advisor regarding any tax consequences if subscription rights are deemed to have value.

      Special counsel has also concluded that there are no other material federal income tax consequences in connection with the conversion.

      The opinion of special counsel makes certain assumptions consisting solely of 26 factual matters that would be contained in a representation letter ^ of Pacific Trust Bank ^ to the IRS if it were seeking a private letter ruling relating to the federal income tax consequences of the conversion. Special counsel's opinion is based on the Internal Revenue Code, regulations now in effect or proposed, current administrative rulings and practice and judicial authority, all of which are subject to change ^. Any change may be made with retroactive effect. Unlike private letter rulings received from the IRS, ^ special counsel's opinion is not binding ^ on the IRS and there can be no assurance that the IRS will not take a position contrary to the positions reflected in ^ special counsel's opinion, or that ^ special counsel's opinion will be upheld by the courts if challenged by the IRS.

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      Pacific Trust Bank has also obtained an opinion from Crowe Chizek ^ and Company LLP that the income tax effects of the conversion under California tax laws will be substantially the same as ^the federal income tax ^ consequences described above.

      First PacTrust Bancorp, Inc. and Pacific Trust Bank have received a letter from RP Financial, stating its belief that the subscription rights do not have any value, based on the fact that these rights are acquired by the recipients without cost, are nontransferable and of short duration, and give the recipients the right only to purchase the common stock at a price equal to its estimated fair market value, which will be the same price as the purchase price for the unsubscribed shares of common stock. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of these rights would be taxable probably only to those eligible subscribers who exercise the subscription rights, either as a capital gain or ordinary income, in an amount equal to such value, and First PacTrust Bancorp, Inc. and Pacific Trust Bank could recognize gain on any distribution. Eligible subscribers are encouraged to consult with their own tax advisor as to the tax consequences in the event that subscription rights are deemed to have an ascertainable value. Unlike private rulings, the letter of RP Financial is not binding on the IRS, and the IRS could disagree with conclusions reached in the letter. In the event of any disagreement, there can be no assurance that the IRS would not prevail in a judicial or administrative proceeding.

How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering

      The plan of conversion requires that the purchase price of the common stock must be based on the appraised pro forma market value of First PacTrust Bancorp, Inc. and Pacific Trust Bank, as determined on the basis of an independent valuation. Pacific Trust Bank has retained RP Financial a financial services industry consultant firm with over 20 years of experience in valuing financial institutions for mutual to stock conversions, to make this valuation. Pacific Trust Bank has no prior relationship with RP Financial. For its services in making this appraisal, RP Financial's fees and out-of-pocket expenses are estimated to be $37,500. Pacific Trust Bank has agreed to indemnify RP Financial and any employees of RP Financial who act for or on behalf of RP Financial in connection with the appraisal against any and all loss, cost, damage, claim, liability or expense of any kind, including claims under federal and state securities laws, arising out of any misstatement or untrue statement of a material fact or an omission to state a material fact in the information supplied by Pacific Trust Bank to RP Financial, unless RP Financial is determined to be negligent or otherwise at fault.

      An appraisal has been made by RP Financial in reliance upon the information contained in this prospectus, including the financial statements. RP Financial also considered the following factors, among others:

  the present and projected operating results and financial condition of First PacTrust Bancorp, Inc. and Pacific Trust Bank, which were prepared by Pacific Trust Bank then adjusted by RP Financial to reflect the net proceeds of this offering and the economic and demographic conditions in Pacific Trust Bank's existing marketing areas as prepared by RP Financial;

  certain historical, financial and other information relating to Pacific Trust Bank, which were prepared by Pacific Trust Bank;

  ^ the impact of the conversion on Pacific Trust Bank's net worth and earnings potential as calculated by RP Financial; and

  the proposed dividend policy of First PacTrust Bancorp, Inc. and Pacific Trust Bank^.

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      ^The appraisal also incorporated an analysis of a peer group of publicly traded thrift institutions and thrift holding companies that RP Financial considered to be comparable to Pacific Trust Bank. The peer group analysis conducted by RP Financial included a total of five publicly-traded California thrift institutions and thrift holding companies with total assets of less than $2 billion as well as six Washington and Oregon based thrift institutions and thrift holding companies with total assets of less than $1 billion. RP Financial excluded a total of four institutions which otherwise met the foregoing criteria due to lack of comparability in other areas. The analysis of comparable publicly traded institutions included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the of the peer companies. RP Financial applied the peer group's pricing ratios as adjusted for certain qualitative valuation factors to account for differences between Pacific Trust Bank and the peer group, to Pacific Trust Bank's pro forma earnings and book value to derive the estimated pro forma market value of Pacific Trust Bank.

      In its review of the appraisal provided by RP Financial, the board of directors reviewed the methodologies and the appropriateness of the assumptions used by RP Financial in addition to the factors listed above, and the board of directors believes that these assumptions were reasonable.

      On the basis of the foregoing, RP Financial has advised First PacTrust Bancorp, Inc. and Pacific Trust Bank that in its opinion, dated March 15, 2002, the estimated pro forma market value of the common stock, ranged from a minimum of $26.4 million to a maximum of $35.7 million with a midpoint of $31.0 million. The board of directors of Pacific Trust Bank determined that the common stock should be sold at $10.00 per share. Based on the estimated offering range and the purchase price, the number of shares of common stock that First PacTrust Bancorp, Inc. will issue will range from between 2,635,000 shares and 3,565,000 shares, with a midpoint of 3,100,000 shares. The estimated offering range may be amended with the approval of the Office of Thrift Supervision ^ or if necessitated by subsequent developments in the financial condition of First PacTrust Bancorp, Inc. and Pacific Trust Bank or market conditions generally. In the event the estimated offering range is updated to amend the value of the common stock below $26.4 million or above $41.0 million, which is the maximum of the estimated offering range, as adjusted by 15%, a new appraisal will be filed with the SEC.

      Based upon current market and financial conditions and recent practices and policies of the Office of Thrift Supervision, in the event First PacTrust Bancorp, Inc. receives orders for common stock in excess of $35.7 million (the maximum of the estimated offering range) and up to $41.0 million (the maximum of the estimated offering range, as adjusted by 15%), First PacTrust Bancorp, Inc. may be required by the Office of Thrift Supervision to accept all such orders. No assurances, however, can be made that First PacTrust Bancorp, Inc. will receive orders for common stock in excess of the maximum of the estimated offering range or that, if such orders are received, that all such orders will be accepted because First PacTrust Bancorp, Inc.'s final valuation and number of shares to be issued are subject to the receipt of an updated appraisal from RP Financial which reflects such an increase in the valuation and the approval of such increase by the Office of Thrift Supervision. In addition, an increase in the number of shares above 3,565,000 shares, will first be used, if necessary, to fill the order of the employee stock ownership plan. There is no obligation or understanding on the part of management to take and/or pay for any shares in order to complete the conversion.

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      The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for First PacTrust Bancorp, Inc. reflecting the pro forma impact of the conversion offering. Compared to the median pricing ratios of the peer group, First PacTrust Bancorp's pro forma pricing ratios at the midpoint of the offering range indicated a premium of 16.7% on a price-to-earnings basis, a discount of 47.2% on a price-to-book basis and a discount of 47.9% on a price-to-tangible book value basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the reorganization.
	Pro Forma Price to Earnings Multiple	Pro Forma Price to Book Value Ratio	Pro Forma Price to Tangible Book Value

First PacTrust Bancorp, Inc.
15% above maximum	19.03x	64.51%	64.51%
Maximum	16.61	60.51	60.51
Midpoint	14.50	56.48	56.48
Minimum	12.37	51.81	51.81

All Fully-Converted Thrifts Publicly Traded on the NYSE, NASDAQ & AMEX as of March 15, 2002:
Averages	15.07x	124.99%	131.90%
Medians	13.71	111.72	118.47

Valuation of Peer Group Institutions as of March 15, 2002:
Averages	12.52x	109.00%	110.61%
Medians	12.00	106.93	108.47

      RP Financial's valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing these shares. RP Financial did not independently verify the consolidated financial statements and other information provided by Pacific Trust Bank, nor did RP Financial value independently the assets or liabilities of Pacific Trust Bank. The valuation considers Pacific Trust Bank as a going concern and should not be considered as an indication of the liquidation value of Pacific Trust Bank. Moreover, because this valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing common stock in the offerings will thereafter be able to sell such shares at prices at or above the purchase price or in the range of the valuation described above.

      Prior to completion of the conversion, the maximum of the estimated offering range may be increased up to 15% and the number of shares of common stock may be increased to 4,099,750 shares to reflect changes in market and financial conditions or to fill the order of the employee stock ownership plan, without the resolicitation of subscribers. See "- Limitations on Stock Purchases" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the estimated offering range to fill unfilled orders in the subscription offering.

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      No sale of shares of common stock in the conversion may be completed unless prior to such completion RP Financial confirms that nothing of a material nature has occurred which, taking into account all relevant factors, would cause it to conclude that the aggregate value of the common stock to be issued is materially incompatible with the estimate of the aggregate consolidated pro forma market value of First PacTrust Bancorp, Inc. and Pacific Trust Bank. If this confirmation is not received, First PacTrust Bancorp, Inc. may cancel the conversion, extend the offering period and establish a new estimated offering range and/or estimated price range, extend, reopen or hold a new offering or take any other action the Office of Thrift Supervision may permit.

      Depending upon market or financial conditions following the start of the subscription offering, the total number of shares of common stock may be increased or decreased without a resolicitation of subscribers, provided that the product of the total number of shares times the purchase price is not below the minimum or more than 15% above the maximum of the estimated offering range. In the event market or financial conditions change so as to cause the aggregate purchase price of the shares to be below the minimum of the estimated offering range or more than 15% above the maximum of such range, purchasers will be resolicited and be permitted to continue their orders, in which case they will need to reconfirm their subscriptions prior to the expiration of the resolicitation offering or their subscription funds will be promptly refunded with interest at Pacific Trust Bank's passbook rate of interest, or be permitted to modify or rescind their subscriptions. Any change in the estimated offering range must be approved by the Office of Thrift Supervision.

      An increase in the number of shares of common stock as a result of an increase in the estimated pro forma market value would decrease both a subscriber's ownership interest and First PacTrust Bancorp, Inc.'s pro forma net income and stockholders' equity on a per share basis while increasing pro forma net income and stockholders' equity on an aggregate basis. A decrease in the number of shares of common stock would increase both a subscriber's ownership interest and First PacTrust Bancorp, Inc.'s pro forma net income and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. See "Risk Factors - We intend to grant stock options and restricted stock to the board and management following the conversion which could reduce your ownership interest" and "Pro Forma Data."

      Copies of the appraisal report of RP Financial, including any amendments, and the detailed report of the appraiser setting forth the method and assumptions for the appraisal are available for inspection at the main office of Pacific Trust Bank and the other locations specified under "Additional Information."

Subscription Offering and Subscription Rights

      Under the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of descending priority:

  depositors of Pacific Trust Bank with account balances of at least $50.00 as of the close of business on December 31, 1999 ("Eligible Account Holders"),

  tax-qualified employee plans, ("Tax-Qualified Employee Plans"),

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  depositors of Pacific Trust Bank, other than directors and officers of Pacific Trust Bank, with account balances of at least $50.00 as of the close of business on March 31, 2002 ("Supplemental Eligible Account Holders"),

  Depositors of Pacific Trust Bank as of the close of business on ____________, other than Eligible Account Holders or Supplemental Eligible Account Holders ("Other Members") and

  Directors, Officers and Employees of Pacific Trust Bank.

All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "- Limitations on Stock Purchases."

      Preference Category No.1: Eligible Account Holders. Each Eligible Account Holder shall receive, without payment, first priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	$500,000 or 50,000 shares of common stock;
(2)	one-tenth of one percent of the total offering of shares of common stock; or

(3)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Pacific Trust Bank in each case as of the close of business on December 31, 1999 (the "Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions, shares first will be allocated among subscribing Eligible Account Holders so as to permit each such Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining will be allocated among the subscribing Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders whose subscriptions remain unfilled. For example, if an Eligible Account Holder with an unfilled subscription has qualifying deposits totaling $100, and the total amount of qualifying deposits for Eligible Account Holders with unfilled subscriptions was $1,000, then the number of shares that may be allocated to fill this Eligible Account Holder's subscription would be 10% of the shares remaining available, up to the amount subscribed for. Subscription Rights of Eligible Account Holders will be subordinated to the priority rights of Tax-Qualified Employee Plans to purchase shares in excess of the maximum of the estimated offering range.

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      To ensure proper allocation of stock, each Eligible Account Holder must list on his subscription order form all accounts in which he has an ownership interest. Failure to list an account could result in fewer shares being allocated than if all accounts had been disclosed. The subscription rights of Eligible Account Holders who are also directors or officers of Pacific Trust Bank or their associates will be subordinated to the subscription rights of other Eligible Account Holders to the extent attributable to increased deposits in the year preceding December 31, 1999.

      Preference Category No. 2: Tax-Qualified Employee Plans. Each Tax-Qualified Employee Plan, including the employee stock ownership plan shall be entitled to receive, without payment therefor, second priority, nontransferable subscription rights to purchase up to 10% of the common stock, provided that individually or in the aggregate such plans (other than that portion of such plans which is self-directed) shall not purchase more than 10% of the shares of common stock, including any increase in the number of shares of common stock after the date hereof as a result of an increase of up to 15% in the maximum of the estimated offering range. The employee stock ownership plan intends to purchase 8.0% of the shares of common stock issued in the conversion, or 210,800 shares and 285,200 shares based on the minimum and maximum of the estimated offering range, respectively. Subscriptions by any of the Tax-Qualified Employee Plans will not be aggregated with shares of common stock purchased directly by or which are otherwise attributable to any other participants in the subscription and direct community offerings, including subscriptions of any of Pacific Trust Bank's directors, officers, employees or associates thereof. Subscription rights received pursuant to this category shall be subordinated to all rights received by Eligible Account Holders to purchase shares pursuant to category No.1; provided, however, that notwithstanding any other provision of the plan of conversion to the contrary, the Tax-Qualified Employee Plans shall have a first priority subscription right to the extent that the total number of shares of common stock sold in the conversion exceeds the maximum of the estimated offering. In the event that the total number of shares offered in the conversion is increased to an amount greater than the number of shares representing the maximum of the estimated offering range, each Tax-Qualified Employee Plan will have a priority right to purchase any such shares exceeding the maximum of the estimated offering range up to an aggregate of 10% of the common stock sold in the conversion. See "Management - Benefits -- Employee Stock Ownership Plan."

      Preference Category No. 3: Supplemental Eligible Account Holders. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders and the Tax-Qualified Employee Plans, each Supplemental Eligible Account Holder shall be entitled to receive, without payment therefor, third priority, nontransferable subscription rights to subscribe for shares of common stock in an amount equal to the greater of:

(1)	500,000 or 50,000 shares of common stock;
(2)	one-tenth of one percent of the total offering of shares of common stock; or

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(3)

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator of which is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Pacific Trust Bank in each case on the close of business on March 31, 2001 (the "Supplemental Eligibility Record Date"), subject to the overall purchase limitations.

See "- Limitations on Stock Purchases."

      If there are not sufficient shares available to satisfy all subscriptions of all Supplemental Eligible Account Holders, available shares first will be allocated among subscribing Supplemental Eligible Account Holders so as to permit each such Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his total allocation (including the number of shares, if any, allocated in accordance with Category No.1) equal to the lesser of the number of shares subscribed for or 100 shares. Thereafter, any shares remaining available will be allocated among the Supplemental Eligible Account Holders whose subscriptions remain unfilled pro rata in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders whose subscriptions remain unfilled.

      Preference Category No. 4: Other Members. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, each Other Member shall receive, without payment therefor, fourth priority, nontransferable subscription rights to subscribe for shares of First PacTrust Bancorp, Inc. common stock, up to the greater of $500,000 or 50,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock in the offerings, subject to the overall purchase limitations. See "- Limitations on Stock Purchases."

      In the event the Other Members subscribe for a number of shares which, when added to the shares subscribed for by Eligible Account Holders, the Tax-Qualified Employee Plans and Supplemental Eligible Account Holders, is in excess of the total number of shares of common stock offered in the conversion, available shares will be allocated among the subscribing Other Members pro rata in the same proportion that his number of votes on the close of business on _________, 2002, the date for determining voting members entitled to vote at the special meeting, which we call the Voting Record Date, bears to the total number of votes on the Voting Record Date of all subscribing Other Members on such date. Such number of votes shall be determined based on Pacific Trust Bank's mutual charter and bylaws in effect on the date of approval by members of the plan of conversion.

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      Preference Category No. 5: Directors, officers and employees. To the extent that there are sufficient shares remaining after satisfaction of all subscriptions by Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders and Other Members, then directors, officers and employees of Pacific Trust Bank as of the date of the commencement of the subscription offering shall be entitled to receive, without payment, fifth priority, nontransferable subscription rights to purchase in this category an aggregate of up to 19% of the common stock being offered. The maximum amount of shares which may be purchased under this category by any person is $500,000 of common stock. The ability of directors, officers and employees to purchase common stock under this category is in addition to rights which are otherwise available to them under the plan of conversion as they may fall within higher priority categories, and the plan of conversion generally allows such persons to purchase in the aggregate up to 29% of common stock sold in the offerings. See "- Limitations on Stock Purchases."

      In the event of an oversubscription in this category, the shares available shall be allocated pro rata among all of the subscribing directors, officers and employees in this category.

      Expiration Date for the Subscription Offering. The subscription offering will expire at 12:00 Noon, Chula Vista, California time, on ________, 2002 (the "Subscription Expiration Date"), unless extended for up to 45 days or for such additional periods by First PacTrust Bancorp, Inc. and Pacific Trust Bank as may be approved by the Office of Thrift Supervision. The subscription offering may not be extended beyond ________, 2004. Subscription rights which have not been exercised prior to the Subscription Expiration Date (unless extended) will become void.

      First PacTrust Bancorp, Inc. and Pacific Trust Bank will not execute orders until at least the minimum number of shares of common stock, 2,635,000 shares, have been subscribed for or otherwise sold. If all shares have not been subscribed for or sold within 45 days after the Subscription Expiration Date, unless this period is extended with the consent of the Office of Thrift Supervision, all funds delivered to Pacific Trust Bank pursuant to the subscription offering will be returned promptly to the subscribers with interest and all withdrawal authorizations will be canceled. If an extension beyond the 45-day period following the Subscription Expiration Date is granted, First PacTrust Bancorp, Inc. and Pacific Trust Bank will notify subscribers of the extension of time and of any rights of subscribers to modify or rescind their subscriptions.

Direct Community Offering

      To the extent that shares remain available for purchase after satisfaction of all subscriptions of Eligible Account Holders, the Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees of Pacific Trust Bank, we anticipate we will offer shares pursuant to the plan of conversion to members of the general public who receive a prospectus, with a preference given to natural persons residing in San Diego and Riverside Counties. California. These natural persons are referred to as preferred subscribers. Persons, together with an associate or group of persons acting in concert with such persons, may not subscribe for or purchase more than $500,000 of common stock in the direct community offering, if any. First PacTrust Bancorp, Inc. and Pacific Trust Bank may limit total subscriptions in the direct community offering so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock. Finally, First PacTrust Bancorp, Inc. and Pacific Trust Bank may reserve shares offered in the direct community offering for sales to institutional investors. The opportunity to subscribe for shares of common stock in any direct community offering will be subject to the right of First PacTrust Bancorp, Inc. and Pacific Trust Bank, in their sole discretion, to accept or reject any such orders in whole or in part from any person either at the time of receipt of an order or as soon as practicable following the Subscription Expiration Date. The direct community offering, if any, shall commence concurrently with, during or promptly after the subscription offering and shall not be for more than 45 days after the end of the subscription offering.

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      In the event of an oversubscription for shares in the direct community offering, shares may be allocated, to the extent shares remain available, first to each preferred subscriber whose order is accepted by First PacTrust Bancorp, Inc. Thereafter, shares may be allocated to cover the orders of any other person subscribing for shares in the direct community offering so that each such person subscribing for shares may receive 1,000 shares, if available, and thereafter on a pro rata basis to such person based on the amount of their respective subscriptions.

Public Offering

      As a final step in the conversion, the plan of conversion provides that, if feasible, all shares of common stock not purchased in the subscription offering and direct community offerings may be offered for sale to selected members of the general public in a public offering through the underwriter. We call this the public offering. It is expected that the public offering will commence as soon as practicable after termination of the subscription offering and the direct community offering, if any. First PacTrust Bancorp, Inc. and Pacific Trust Bank, in their sole discretion, have the right to reject orders in whole or in part received in the public offering. Neither Keefe, Bruyette & Woods, Inc. nor any registered broker-dealer shall have any obligation to take or purchase any shares of common stock in the public offering; however, Keefe, Bruyette & Woods, Inc. has agreed to use its best efforts in the sale of shares in the public offering.

      The price at which common stock is sold in the public offering will be the same price at which shares are offered and sold in the subscription offering and direct community offering. No person, by himself or herself, or with an Associate or group of persons acting in concert, may purchase more than $500,000 of common stock in the public offering, subject to the maximum purchase limitations. See "- Limitations on Stock Purchases."

      Keefe, Bruyette & Woods, Inc. may enter into agreements with broker-dealers to assist in the sale of the shares in the public offering, although no such agreements exist as of the date of this prospectus. No orders may be placed or filled by or for a selected dealer during the subscription offering. After the close of the subscription offering, Keefe, Bruyette & Woods, Inc. will instruct selected dealers as to the number of shares to be allocated to each selected dealer. Only after the close of the subscription offering and upon allocation of shares to selected dealers may selected dealers take orders from their customers. During the subscription offering and direct community offering, selected dealers may only solicit indications of interest from their customers to place orders with First PacTrust Bancorp, Inc. as of a certain order date for the purchase of shares of First PacTrust Bancorp, Inc. common stock. When, and if, Keefe, Bruyette & Woods, Inc. and Pacific Trust Bank believe that enough indications of interest and orders have not been received in the subscription offering and direct community offering to consummate the conversion, Keefe, Bruyette & Woods, Inc. will request, as of the order date, selected dealers to submit orders to purchase shares for which they have previously received indications of interest from their customers. Selected dealers will send confirmations of the orders to such customers on the next business day after the order date. Selected dealers will debit the accounts of their customers on the settlement date, which date will be three business days from the order date. Customers who authorize selected dealers to debit their brokerage accounts are required to have the funds for payment in their account on but not before the settlement date. On the settlement date, selected dealers will deposit funds to the account established by Pacific Trust Bank for each selected dealer. Each customer's funds forwarded to Pacific Trust Bank, along with all other accounts held in the same title, will be insured by the FDIC up to $100,000 in accordance with applicable FDIC regulations. After payment has been received by Pacific Trust Bank from selected dealers, funds will earn interest at Pacific Trust Bank's passbook rate until the completion or termination of the conversion. Funds will be promptly returned, with interest, in the event the conversion is not consummated as described above.

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      The public offering will be completed within 90 days after the termination of the subscription offering, unless extended by Pacific Trust Bank with the approval of the Office of Thrift Supervision. See "- How We Determined Our Price and the Number of Shares to be Issued in the Stock Offering" above for a discussion of rights of subscribers, if any, in the event an extension is granted.

Persons Who are Not Permitted to Participate in the Stock Offering

      Pacific Trust Bank will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the plan of conversion reside. However, Pacific Trust Bank is not required to offer stock in the subscription offering to any person who resides in a foreign country or resides in a state of the United States with respect to which:

  the number of persons otherwise eligible to subscribe for shares under the plan of conversion who reside in such jurisdiction is small;

  the granting of subscription rights or the offer or sale of shares of common stock to such persons would require any of First PacTrust Bancorp, Inc. and Pacific Trust Bank or their officers, directors or employees, under the laws of such jurisdiction, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify its securities for sale in such jurisdiction or to qualify as a foreign corporation or file a consent to service of process in such jurisdiction; or

  such registration, qualification or filing in the judgment of Pacific Trust Bank would be impracticable or unduly burdensome for reasons of cost or otherwise.

Where the number of persons eligible to subscribe for shares in one state is small, Pacific Trust Bank will base its decision as to whether or not to offer the common stock in that state on a number of factors, including but not limited to the size of accounts held by account holders in the state, the cost of registering or qualifying the shares or the need to register Pacific Trust Bank, its officers, directors or employees as brokers, dealers or salesmen.

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Limitations on Stock Purchases

      The plan of conversion includes the following limitations on the number of shares of First PacTrust Bancorp, Inc. common stock which may be purchased in the conversion:

(1)	No fewer than 25 shares of common stock may be purchased, to the extent shares are available;
(2)	Each Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:
(a)	$500,000 or 50,000 shares of common stock;
(b)	one-tenth of one percent of the total offering of shares of common stock; or
(c)	15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Eligible Account Holders in Pacific Trust Bank in each case as of the close of business on the Eligibility Record Date, subject to the overall limitation in clause (7) below;
(3)	The Tax-Qualified Employee Plans, including an employee stock ownership plan, may purchase in the aggregate up to 10% of the shares of common stock issued in the conversion, and including any additional shares issued in the event of an increase in the estimated offering range; although at this time the employee stock ownership plan intends to purchase only 8.0% of such shares;
(4)	Each Supplemental Eligible Account Holder may subscribe for and purchase in the subscription offering up to the greater of:
(a)	$500,000 or 50,000 shares of common stock;
(b)	one-tenth of one percent of the total offering of shares of common stock; or
(c)

15 times the product (rounded down to the next whole number) obtained by multiplying the total number of shares of common stock to be issued by a fraction, of which the numerator is the amount of the qualifying deposit of the Supplemental Eligible Account Holder and the denominator is the total amount of qualifying deposits of all Supplemental Eligible Account Holders in Pacific Trust Bank in each case as of the close of business on the Supplemental Eligibility Record Date, subject to the overall limitation in clause (7) below;

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(5)	Each Other Member may subscribe for and purchase in the subscription offering up to the greater of $500,000 or 50,000 shares of common stock or one-tenth of one percent of the total offering of shares of common stock, subject to the overall limitation in clause (7) below;

(6)	Persons purchasing shares of common stock in the direct community offering or public offering may purchase in the direct community offering or public offering up to $200,000 or 20,000 shares of common stock, subject to the overall limitation in clause (7) below;

(7)	Except for the Tax-Qualified Employee Plans, and the Eligible Account Holders and Supplemental Eligible Account Holders whose subscription rights are based upon the amount of their deposits, as a result of (2)(c) and (4)(c) above the maximum number of shares of First PacTrust Bancorp, Inc. common stock subscribed for or purchased in all categories of the offerings by any person, together with associates of and groups of persons acting in concert with such persons, shall not exceed $500,000 or 50,000 shares of common stock; and

(8)	No more than 19% of the total number of shares offered for sale in the subscription offering may be purchased by directors, officers and employees of Pacific Trust Bank in the fifth priority category in the subscription offering. No more than 29% of the total number of shares offered for sale in the conversion may be purchased by directors and officers of Pacific Trust Bank and their associates in the aggregate, excluding purchases by the Tax-Qualified Employee Plans.

      Subject to any required regulatory approval and the requirements of applicable laws and regulations, but without further approval of the members of Pacific Trust Bank, the boards of directors of First PacTrust Bancorp, Inc. and Pacific Trust Bank may, in their sole discretion, increase the individual amount permitted to be subscribed for to a maximum of 9.99% of the number of shares sold in the conversion, provided that orders for shares exceeding 5% of the shares being offered in the conversion shall not exceed, in the aggregate, 10% of the shares being offered in the conversion. Requests to purchase additional shares of common stock will be allocated by the boards of directors on a pro rata basis giving priority in accordance with the preference categories set forth in this prospectus.

      The term "associate" when used to indicate a relationship with any person means:

  any corporation or organization (other than Pacific Trust Bank, First PacTrust Bancorp, Inc., or a majority-owned subsidiary of any of them) of which such person is a director, officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of equity securities;

  any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity;

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  any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of Pacific Trust Bank, First PacTrust Bancorp, Inc. or any subsidiary of Pacific Trust Bank or First PacTrust Bancorp, Inc. or any affiliate thereof; and

  any person acting in concert with any of the persons or entities specified above;

provided, however, that Tax-Qualified or Non-Tax Qualified Employee Plans shall not be deemed to be an associate of any director or officer of Pacific Trust Bank or First PacTrust Bancorp, Inc., to the extent provided in the plan of conversion. When used to refer to a person other than an officer or director of Pacific Trust Bank, the board of directors of Pacific Trust Bank or officers delegated by the board of directors in their sole discretion may determine the persons that are associates of other persons.

      The term "acting in concert" is defined to mean knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A person or company which acts in concert with another person or company shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that the Tax-Qualified Employee Plans will not be deemed to be acting in concert with their trustees or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by each plan will be aggregated. The determination of whether a group is acting in concert shall be made solely by the board of directors of Pacific Trust Bank or officers delegated by such board of directors and may be based on any evidence upon which such board or delegatee chooses to rely.

Marketing Arrangements

      First PacTrust Bancorp, Inc. and Pacific Trust Bank have retained Keefe, Bruyette & Woods, Inc. to consult with and to advise Pacific Trust Bank, and to assist First PacTrust Bancorp, Inc., on a best efforts basis, in the distribution of the shares of common stock in the subscription offering and direct community offering. The services that Keefe, Bruyette & Woods, Inc. will provide include, but are not limited to:

  training the employees of Pacific Trust Bank who will perform certain ministerial functions in the subscription offering and direct community offering regarding the mechanics and regulatory requirements of the stock offering process;

  managing the stock information center by assisting interested stock subscribers and by keeping records of all stock orders;

  preparing marketing materials; and

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  assisting in the solicitation of proxies from Pacific Trust Bank's members for use at the special meeting.

      For its services, Keefe, Bruyette & Woods, Inc. will receive a management fee of $25,000 and a success fee of 1.5% of the aggregate purchase price, less any shares of common stock sold to directors, officers, and employees and the Tax-Qualified Employee Plans. The success fee paid to Keefe, Bruyette & Woods, Inc. will be reduced by the amount of the management fee. In the event that selected dealers are used to assist in the sale of shares of First PacTrust Bancorp, Inc. common stock in the direct community offering, these dealers will be paid a fee of up to 5.5% of the total purchase price of the shares sold by such dealers. Pacific Trust Bank has agreed to indemnify Keefe, Bruyette & Woods, Inc. against certain claims or liabilities, including certain liabilities under the Securities Act of 1933, as amended, and will contribute to payments Keefe, Bruyette & Woods, Inc. may be required to make in connection with any such claims or liabilities.

      Sales of shares of First PacTrust Bancorp, Inc. common stock will be made by registered representatives affiliated with Keefe, Bruyette & Woods, Inc. or by the broker-dealers managed by Keefe, Bruyette & Woods, Inc. Keefe, Bruyette & Woods, Inc. has undertaken that the shares of First PacTrust Bancorp, Inc. common stock will be sold in a manner which will ensure that the distribution standards of the Nasdaq Stock Market will be met. A stock information center will be established at Pacific Trust Bank's branch office located at 279 F Street in Chula Vista, California. First PacTrust Bancorp, Inc. will rely on Rule 3a4-1 of the Securities Exchange Act of 1934 and sales of First PacTrust Bancorp, Inc. common stock will be conducted within the requirements of this rule, so as to permit officers, directors and employees to participate in the sale of First PacTrust Bancorp, Inc. common stock in those states where the law permits. No officer, director or employee of First PacTrust Bancorp, Inc. or Pacific Trust Bank will be compensated directly or indirectly by the payment of commissions or other remuneration in connection with his or her participation in the sale of common stock.

Procedure for Purchasing Shares in the Subscription Offering

      To ensure that each purchaser receives a prospectus at least 48 hours before the Subscription Expiration Date, unless extended, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date. Execution of the order form will confirm receipt or delivery in accordance with Rule 15c2-8. Order forms will only be distributed with a prospectus.

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      To purchase shares in the subscription offering, an executed order form with the required payment for each share subscribed for, or with appropriate authorization for withdrawal from a deposit account at Pacific Trust Bank, which may be given by completing the appropriate blanks in the order form, must be received by Pacific Trust Bank by 12:00 Noon, Chula Vista, California time, on the Subscription Expiration Date, unless extended. In addition, First PacTrust Bancorp, Inc. and Pacific Trust Bank will require a prospective purchaser to execute a certification in the form required by applicable Office of Thrift Supervision regulations in connection with any sale of common stock. Order forms which are not received by this time or are executed defectively or are received without full payment, or appropriate withdrawal instructions, are not required to be accepted. In addition, Pacific Trust Bank will not accept orders submitted on photocopied or facsimiled order forms nor order forms on which the certification form is not executed. Pacific Trust Bank has the right to waive or permit the correction of incomplete or improperly executed forms, but does not represent that it will do so. Once received, an executed order form may not be modified, amended or rescinded without the consent of Pacific Trust Bank, unless the conversion has not been completed within 45 days after the end of the subscription offering, or this period has been extended.

      In order to ensure that Eligible Account Holders, Tax-Qualified Employee Plans, Supplemental Eligible Account Holders, Other Members and directors, officers and employees are properly identified as to their stock purchase priority, depositors as of the close of business on the Eligibility Record Date, December 31, 1999, or the Supplemental Eligibility Record Date, March 31, 2002, and depositors as of the close of business on the Voting Record Date, ________, 2002 must list all accounts on the stock order form giving all names in each account and the account numbers.

      Payment for subscriptions may be made:

  by check or money order;

  by authorization of withdrawal from deposit accounts maintained with Pacific Trust Bank (including a certificate of deposit); or

  in cash, if delivered in person at any full-service banking office of Pacific Trust Bank, although we request that you exchange cash for a check with any of our tellers.

No wire transfers will be accepted. Interest will be paid on payments made by cash, check or money order at our then-current passbook rate from the date payment is received until completion of the conversion. If payment is made by authorization of withdrawal from deposit accounts, the funds authorized to be withdrawn from a deposit account will continue to accrue interest at the contractual rate, but may not be used by the subscriber until all of First PacTrust Bancorp, Inc. common stock has been sold or the plan of conversion is terminated, whichever is earlier.

      If a subscriber authorizes Pacific Trust Bank to withdraw the amount of the purchase price from his deposit account, Pacific Trust Bank will do so as of the effective date of the conversion. Pacific Trust Bank will waive any applicable penalties for early withdrawal from certificate accounts.

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      In the event of an unfilled amount of any subscription order, Pacific Trust Bank will make an appropriate refund or cancel an appropriate portion of the related withdrawal authorization, after completion of the conversion. If for any reason the conversion is not consummated, purchasers will have refunded to them all payments made, with interest, and all withdrawal authorizations will be canceled in the case of subscription payments authorized from accounts at Pacific Trust Bank.

      If any Tax-Qualified Employee Plans or Non-Tax-Qualified Employee Plans subscribe for shares during the subscription offering, these plans will not be required to pay for the shares subscribed for at the time they subscribe, but rather, may pay for shares of common stock subscribed for at the purchase price upon completion of the subscription offering and direct community offering, if all shares are sold, or upon completion of the public offering if shares remain to be sold in such offering. In the event that, after the completion of the subscription offering, the amount of shares to be issued is increased above the maximum of the estimated valuation range included in this prospectus, the Tax-Qualified and Non-Tax-Qualified Employee Plans will be entitled to increase their subscriptions by a percentage equal to the percentage increase in the amount of shares to be issued above the maximum of the estimated valuation range, provided that such subscription will continue to be subject to applicable purchase limits and stock allocation procedures.

      Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of First PacTrust Bancorp, Inc. common stock in the subscription offering and direct community offering. ERISA provisions and IRS regulations require that officers, directors and 10% stockholders who use self-directed IRA funds to purchase shares of common stock in the offerings make such purchases for the exclusive benefit of the IRAs. IRAs maintained at Pacific Trust Bank are not self-directed IRAs and any interested parties wishing to use these IRA funds for stock purchases may do so, but are advised to contact the stock information center as soon as possible at (___) ___-____ for additional information.

      The records of Pacific Trust Bank will be deemed to control with respect to all matters related to the existence of subscription rights and/or one's ability to purchase shares of common stock in the subscription offering.

Restrictions on Transfer of Subscription Rights and Shares

      Pursuant to the rules and regulations of the Office of Thrift Supervision, no person with subscription rights may transfer or enter into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Each person exercising such subscription rights will be required to certify that the person is purchasing shares solely for the person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. Federal regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

      Pacific Trust Bank will refer to the Office of Thrift Supervision any situations that it believes may involve a transfer of subscription rights and will not honor orders believed by it to involve the transfer of such rights.

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Delivery of Certificates

      Certificates representing common stock issued in the conversion will be mailed by First PacTrust Bancorp, Inc.'s transfer agent to the persons entitled thereto at the addresses of such persons appearing on the stock order form as soon as practicable following completion of the conversion. Any certificates returned as undeliverable will be held by First PacTrust Bancorp, Inc. until claimed by persons legally entitled to them or otherwise disposed of in accordance with applicable law. Until certificates for common stock are available and delivered to subscribers, they may not be able to sell the shares of common stock for which they have subscribed, even though trading of the common stock may have commenced.

Required Approvals

      Various approvals of the Office of Thrift Supervision are required in order to consummate the conversion. The Office of Thrift Supervision has approved the plan of conversion, subject to approval by Pacific Trust Bank's members and other standard conditions. First PacTrust Bancorp, Inc.'s holding company application has been approved.

      First PacTrust Bancorp, Inc. is required to make certain filings with state securities regulatory authorities in connection with the issuance of First PacTrust Bancorp, Inc. common stock in the offerings.

Judicial Review

      Any person hurt by a final action of the Office of Thrift Supervision which approves, with or without conditions, or disapproves a plan of conversion may obtain review of this action by filing in the court of appeals of the United States for the circuit in which the principal office or residence of the person is located, or in the United States Court of Appeals for the District of Columbia, a written petition asking that the final action of the Office of Thrift Supervision be modified, terminated or set aside. This petition must be filed within 30 days after the publication of notice of final action in the Federal Register, or 30 days after the mailing by the applicant of the notice to members as provided for in 12 C.F.R. § 563b.6(c), whichever is later. The further procedure for review is as follows: A copy of the petition is promptly transmitted to the Office of Thrift Supervision by the clerk of the court and then the Office of Thrift Supervision files in the court the record in the proceeding, as provided in Section 2112 of Title 28 of the United States Code. Upon the filing of the petition, the court has jurisdiction, which upon the filing of the record is exclusive, to affirm, modify, terminate, or set aside in whole or in part, the final action of the Office of Thrift Supervision. Review of these proceedings is as provided in Chapter 7 of Title 5 of the United States Code. The judgment and decree of the court is final, except that they are subject to review by the Supreme Court upon certiorari as provided in Section 1254 of Title 28 of the United States Code.

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Restrictions on Purchase or Transfer of Shares After the Conversion

      All shares of common stock purchased in connection with the conversion by a director or an executive officer of First PacTrust Bancorp, Inc. and Pacific Trust Bank will be subject to a restriction that the shares not be sold for a period of one year following the conversion except in the event of the death of the director or officer or pursuant to a merger or similar transaction approved by the Office of Thrift Supervision. Each certificate for restricted shares will bear a legend giving notice of this restriction on transfer, and instructions will be issued to the effect that any transfer within such time period of any certificate or record ownership of the shares other than as provided above is a violation of the restriction. Any shares of common stock issued at a later date within this one year period as a stock dividend, stock split or otherwise with respect to the restricted stock will be subject to the same restrictions.

      Purchases of common stock of First PacTrust Bancorp, Inc. by directors, executive officers and their associates during the three-year period following completion of the conversion may be made only through a broker or dealer registered with the SEC, except with the prior written approval of the Office of Thrift Supervision. This restriction does not apply, however, to negotiated transactions involving more than 1% of First PacTrust Bancorp, Inc.'s outstanding common stock or to certain purchases of stock pursuant to an employee stock benefit plan.

      Pursuant to Office of Thrift Supervision regulations, First PacTrust Bancorp, Inc. ^ may not, for a period of one year following completion of this offering, repurchase shares of the common stock except on a pro rata basis, pursuant to an offer approved by the Office of Thrift Supervision and made to all stockholders, or through open market purchases of up to five percent of the outstanding stock where extraordinary circumstances exist.

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PROPOSED PURCHASES BY MANAGEMENT

      The following table sets forth, for each of Pacific Trust Bank's directors and executive officers and for all of the directors and executive officers as a group, the proposed purchases of common stock, assuming sufficient shares are available to satisfy their subscriptions. The amounts include shares that may be purchased through individual retirement accounts and by associates.

		At the Minimum of the Estimated Offering Range		At the Maximum of Estimated Offering Range
Name	Amount	Number of Shares	As a Percent of Shares Offered	Number of Shares	As a Percent of Shares Offered

Directors:
Alvin L. Majors	$500,000	50,000	1.90%	50,000	1.40%
Hans R. Ganz	500,000	50,000	1.90	50,000	1.40
Francis P. Burke	500,000	50,000	1.90	50,000	1.40
Kenneth W. Scholz	500,000	50,000	1.90	50,000	1.40
Donald M. Purdy	500,000	50,000	1.90	50,000	1.40
Donald A. Whitacre	500,000	50,000	1.90	50,000	1.40

Executive Officers:
James P. Sheehy	175,000	17,500	0.66	17,500	0.50
Melanie M. Stewart	300,000	30,000	1.13	30,000	0.84
Gayle N. Bland	43,500	4,350	0.17	4,350	0.12
Rachel M. Carrillo	100,000	10,000	0.38	10,000	0.28
Regan J. Gallagher	75,000	7,500	0.28	7,500	0.21
Lisa R. ^Goodwin	69,000	6,900	0.26	6,900	0.20
All directors and executive officers as a group (12 persons)	$3,762,500	376,250	14.28%	376,250	10.55%

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MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Forward Looking Statements

      This prospectus contains certain "forward-looking statements" which may be identified by the use of words such as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage, commercial and other loans, real estate values, competition, changes in accounting principles, policies, or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing products and services.

General

      Our results of operations depend primarily on our net interest income. Net interest income is the difference between the interest income we earn on our interest-earning assets, consisting primarily of loans, investment securities and interest-bearing deposits with other financial institutions, and the interest we pay on our interest-bearing liabilities, consisting primarily of savings accounts, time deposits and borrowings. Our results of operations are also affected by our provisions for loan losses, other income and other expense. Other income consists primarily of service charges on deposit accounts and insurance commissions. Other expense consists primarily of noninterest expense, including salaries and employee benefits, occupancy, equipment, data processing, ATM costs, and, when applicable, deposit insurance premiums. Our results of operations may also be affected significantly by general and local economic and competitive conditions, changes in market interest rates, governmental policies and actions of regulatory authorities.

Evolution of Business Strategy

      Historically, we were a federal credit union, accepting deposits and making loans to members, the largest group of which were employees of the former Rohr, Inc., which was acquired by BF Goodrich in 1997. In January 2000, we converted to a federal mutual savings bank in order to better serve customers and the local community through the broader lending ability of a federal savings bank, and to expand our customer base beyond the limited field of membership permitted for credit unions. As a federal savings bank, we have expanded authority in structuring residential mortgage and consumer loans, and the ability to make commercial loans.

      We have utilized this expanded lending authority to significantly increase our one- to four-family residential lending. Most of these loans are originated through mortgage brokers and bankers, underwritten and closed by us, and serviced by a third-party contractor. We believe utilizing the expertise and contacts of our brokerage relationships is currently the most effective method of originating loans in our market areas. We also believe this process is the most efficient use of our personnel. As we obtain more experience and grow our loan portfolio, we intend to consider servicing the loans ourselves, if we believe that can be done profitably.

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      In order to differentiate ourselves from our competitors, we stress customer service and offer flexible financing plans. As a result, we tend to make loans which, primarily due to the large loan amounts, are not readily saleable to Freddie Mac and Fannie Mae. These loans are, however, generally saleable to private investors, although we tend to be a portfolio lender. Over the last several years, we have also become a niche lender for quality borrowers of multi-family residences in low to middle class areas in our market.

      Our current business strategy is to operate as a well-capitalized, profitable, community-oriented savings bank dedicated to providing quality customer service. We intend to continue to be primarily a one- to four-family lender. Management has, however, determined to broaden the scope of our loan products and services to enhance profitability, consistent with safety and soundness. In this regard, we have determined to expand our multi-family and commercial real estate lending and business banking services. Subject to capital requirements and our ability to continue to grow in a reasonable and prudent manner, we may open additional branches as opportunities arise. There can be no assurances that we will successfully implement our strategy.

Asset and Liability Management and Market Risk

      Our Risk When Interest Rates Change. The rates of interest we earn on assets and pay on liabilities generally are established contractually for a period of time. Market interest rates change over time. Accordingly, our results of operations, like those of other financial institutions, are impacted by changes in interest rates and the interest rate sensitivity of our assets and liabilities. The risk associated with changes in interest rates and our ability to adapt to these changes is known as interest rate risk and is our most significant market risk.

      How We Measure Our Risk of Interest Rate Changes. As part of our attempt to manage our exposure to changes in interest rates and comply with applicable regulations, we monitor our interest rate risk. In monitoring interest rate risk we continually analyze and manage assets and liabilities based on their payment streams and interest rates, the timing of their maturities, and their sensitivity to actual or potential changes in market interest rates.

      In order to manage the potential for adverse effects of material and prolonged increases in interest rates on our results of operations, we adopted asset and liability management policies to better align the maturities and repricing terms of our interest-earning assets and interest-bearing liabilities. These policies are implemented by the asset and liability management committee. The asset and liability management committee is chaired by the treasurer and is comprised of members of our senior management. The asset and liability management committee establishes guidelines for and monitors the volume and mix of assets and funding sources taking into account relative costs and spreads, interest rate sensitivity and liquidity needs. The objectives are to manage assets and funding sources to produce results that are consistent with liquidity, capital adequacy, growth, risk and profitability goals. The asset and liability management committee generally meets on at least a monthly basis to review, among other things, economic conditions and interest rate outlook, current and projected liquidity needs and capital position, anticipated changes in the volume and mix of assets and liabilities and interest rate risk exposure limits versus current projections pursuant to net present value of portfolio equity analysis. At each meeting, the asset and liability management committee recommends appropriate strategy changes based on this review. The treasurer or his designee is responsible for reviewing and reporting on the effects of the policy implementations and strategies to the board of directors on a monthly basis.

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      In order to manage our assets and liabilities and achieve the desired liquidity, credit quality, interest rate risk, profitability and capital targets, we have focused our strategies on:

  originating and purchasing adjustable-rate mortgage loans,

  originating shorter-term consumer loans,

  managing our deposits to establish stable deposit relationships,

  using FHLB advances to align maturities and repricing terms, and attempting to limit the percentage of fixed-rate loans in our portfolio.

At times, depending on the level of general interest rates, the relationship between long- and short-term interest rates, market conditions and competitive factors, the asset and liability management committee may determine to increase Pacific Trust Bank's interest rate risk position somewhat in order to maintain its net interest margin.

      As part of its procedures, the asset and liability management committee regularly reviews interest rate risk by forecasting the impact of alternative interest rate environments on net interest income and market value of portfolio equity, which is defined as the net present value of an institution's existing assets, liabilities and off-balance sheet instruments, and evaluating such impacts against the maximum potential changes in net interest income and market value of portfolio equity that are authorized by the board of directors of Pacific Trust Bank.

      The Office of Thrift Supervision provides Pacific Trust Bank with the information presented in the following tables. They present the change in Pacific Trust Bank's net portfolio value at December 31, 2001 and 2000, that would occur upon an immediate change in interest rates based on Office of Thrift Supervision assumptions, but without effect to any steps that management might take to counteract that change.

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December 31, 2001
Change in Interest Rates in Basis Points ("bp") (Rate Shock in Rates)(1)
	Net Portfolio Value			Net Portfolio Value as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change

+300 bp	37,416	(5,933)	(14)%	11.80%	-151 bp
+200 bp	40,072	(3,277)	(8)%	12.50%	-81 bp
+100 bp	42,001	(1,348)	(3)%	12.99%	-32 bp
0 bp	43,349	---	---	13.31%	0 bp
-100 bp	43,792	443	1%	13.38%	+7 bp
-200 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)
-300 bp	n/m(2)	n/m(2)	n/m(2)	n/m(2)	n/m(2)

December 31, 2000
Change in Interest Rates in Basis Points ("bp") (Rate Shock in Rates)(1)
	Net Portfolio Value			Net Portfolio Value as % of PV of Assets
	$ Amount	$ Change	% Change	NPV Ratio	Change

+300 bp	24,761	(5,989)	(19)%	8.35%	-172 bp
+200 bp	27,074	(3,676)	(12)%	9.03%	-104 bp
+100 bp	28,892	(1,858)	(6)%	9.55%	-52 bp
0 bp	30,750	---	---	10.07%	0 bp
-100 bp	31,176	426	1%	10.16%	+9 bp
-200 bp	32,384	1,634	5%	10.48%	+41 bp
-300 bp	34,790	4,040	13%	11.14%	+107 bp
___________

(1)Assumes an instantaneous uniform change in interest rates at all maturities.
(2) Not meaningful because some market rates would compute to a rate less than zero.

      The Office of Thrift Supervision uses certain assumptions in assessing the interest rate risk of savings associations. These assumptions relate to interest rates, loan prepayment rates, deposit decay rates, and the market values of certain assets under differing interest rate scenarios, among others.

      As with any method of measuring interest rate risk, certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate mortgage loans, have features which restrict changes in interest rates on a short-term basis and over the life of the asset. Further, if interest rates change, expected rates of prepayments on loans and early withdrawals from certificates could deviate significantly from those assumed in calculating the table.

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Comparison of Financial Condition at December 31, 2001 and December 31, 2000

      Assets. Our total assets increased by $9.8 million, or 3.3%, to $310.1 million at December 31, 2001 from $300.3 million at December 31, 2000. The increase reflected growth in loans receivable and cash and cash equivalents, funded by an increase in deposits and decreases in securities available-for-sale. Loans increased by $22.9 million, or 9.8%, to $257.2 million at December 31, 2001 from $234.3 million at December 31, 2000. Our increase in loans resulted from a higher volume of one- to four-family mortgage loan originations reflecting increased demand as borrowers sought to take advantage of lower market interest rates. Cash and cash equivalents increased $10.3 million, or 133.8%, to $18.0 million at December 31, 2001 from $7.7 million at December 31, 2000 due to repayments of loans and collateralized mortgage obligations as well as other securities maturing during the period. These funds were invested in short-term assets in order to provide partial funding to satisfy Pacific Trust Bank's commitment to purchase $20.0 million of residential real estate loans in January 2002. Securities available-for-sale decreased by $27.2 million, or 66.5%, to $13.7 million at December 31, 2001 from $40.9 million at December 31, 2000. Securities available-for-sale decreased during this period due to principal repayments on collateralized mortgage obligations as well as securities maturing during the period. Servicing agent receivable increased by $3.8 million, or 47.5% to $11.7 million. We receive monthly remittances for loans serviced by others. The increased volume of these loans and increased repayments due to the low interest rate environment resulted in a larger receivable at year end.

      Deposits. Total deposits increased by $33.3 million, or 15.2%, to $252.0 million at December 31, 2001 from $218.7 million at December 31, 2000. The increase reflected growth in savings, money market accounts and certificates of deposit. Certificates of deposit increased $20.4 million, or 19.9%, to $123.0 million. Money market accounts and savings accounts increased by $7.8 million and $3.7 million, or 15.4% and 9.5%, respectively. The additional funding was used to pay down Federal Home Loan Bank advances and support loan growth. The increase in deposit accounts is primarily attributable to increased marketing efforts and the Bank's recognition program in conjunction with its conversion to a community bank. Management believes that the diversification of our customer base and our marketing efforts will offset any effects resulting from the recently announced downsizing by Goodrich Aerostructures. Management further believes that the mix and cost of our deposits will not be impacted by such downsizing.

      Borrowings. Federal Home Loan Bank advances decreased $25.8 million, or 48.0%, to $28.0 million at December 31, 2001 from $53.8 million at December 31, 2000. An increase in deposits and repayments on collateralized mortgage obligations reduced the need for Federal Home Loan Bank borrowings. Higher cost advances were repaid resulting in prepayment penalties, which is more fully discussed with interest expense below.

      Equity. Equity at December 31, 2001 was $28.7 million compared to $26.5 million at December 31, 2000, an increase of $2.2 million, or 8.3% as a result of $2.1 million net earnings for the year ended 2001 combined with an increase in unrealized gain on securities available-for-sale from a loss of $116,000 at December 31, 2000 to a gain of $52,000 at December 31, 2001.

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Comparison of Financial Condition at December 31, 2000 and December 31, 1999

      Assets. Our total assets increased by $75.1 million, or 33.3%, to $300.3 million at December 31, 2000 from $225.2 million at December 31, 1999. The increase reflected growth in loans receivable and servicing agent receivable, funded by an increase in deposits and Federal Home Loan Bank advances and decreases in securities available-for-sale and cash and cash equivalents. Loans increased by $88.2 million, or 60.4%, to $234.3 million at December 31, 2000 from $146.1 million at December 31, 1999. On January 1, 2000, we converted from a federal credit union to a federal mutual savings bank, and began utilizing third party brokers to originate loans, which allowed us to expand our lending efforts to the community at large. The servicing agent receivable increased by $6.6 million to $7.9 million as a result of increased volume of loans serviced by third parties and a sharp increase in prepayments at year end 2000. Cash and cash equivalents decreased $5.5 million, or 41.5%, to $7.7 million at December 31, 2000 from $13.2 million at December 31, 1999. Securities available-for-sale decreased by $15.0 million, or 26.9%, to $40.9 million at December 31, 2000 from $56.0 million at December 31, 1999. Securities decreased during this period primarily due to $11.0 million in sales of securities available-for-sale and $3.5 million in repayments on collateralized mortgage obligations. The decrease in securities and cash and cash equivalents was utilized to fund the significant volume of loan growth.

      Deposits and Borrowings. Total deposits increased by $17.8 million, or 8.9%, to $218.2 million at December 31, 2000 from $200.4 million at December 31, 1999. A majority of this growth was in money market accounts and certificates of deposit, which increased $13.6 million and $3.4 million, or 37.0% and 3.4%, during the year ended December 31, 2000, respectively. Pacific Trust Bank borrowed $53.8 million in Federal Home Loan Bank advances during 2000 compared to none during 1999, to provide additional funding for new loan originations during the year.

      Equity. Equity at December 31, 2000 was $26.4 million compared to $24.0 million at December 31, 1999, an increase of $2.4 million, or 10.0% as a result of $1.7 million in net earnings for the year ended 2000 combined with a $681,000 improvement in unrealized after-tax losses on securities available-for-sale.

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Average Balances, Net Interest Income, Yields Earned and Rates Paid

      The following table presents for the periods indicated the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates. Also presented is the weighted average yield on interest-earning assets, rates paid on interest-bearing liabilities and the resultant spread at December 31, 2001. No tax equivalent adjustments were made. All average balances are monthly average balances. Non-accruing loans have been included in the table as loans carrying a zero yield.

	At December 31, 2001	2001			2000			1999
	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
		(Dollars in Thousands)
INTEREST-EARNING ASSETS
Loans receivable(1)	7.27%	$256,104	$19,987	7.80%	$192,766	$15,316	7.95%	$141,987	$11,513	8.11%
Securities(2)	5.81	21,306	1,378	6.47	47,814	2,992	6.26	48,405	3,219	6.65
Other interest-earning assets(3)	4.91	8,871	457	5.15	6,052	388	6.41	27,639	1,223	4.42

Total interest-earning assets	7.14	286,281	21,822	7.62	246,632	18,696	7.58	218,031	15,955	7.32
Non-interest earning assets	---	22,466			15,496			13,106
Total assets	7.14	$308,747			$262,128			$231,137

INTEREST-BEARING LIABILITIES
NOW	0.75	$ 24,526	255	1.04	$ 23,679	345	1.46	$ 23,547	301	1.28
Money market	1.80	54,072	1,781	3.29	45,650	2,110	4.62	37,205	1,329	3.57
Savings deposits	1.75	41,124	896	2.18	40,611	1,083	2.67	43,183	1,061	2.46
Certificates of deposit	4.23	115,858	6,001	5.18	99,998	5,589	5.59	100,120	4,953	4.95
FHLB advances	4.67	36,992	2,640	7.14	21,792	1,188	5.45	--	--	--

Total interest-bearing liabilities	3.06	272,572	11,573	4.25	231,730	10,315	4.45	204,055	7,644	3.75
Non-interest- bearing liabilities	---	8,226			4,357			3,397
Total liabilities	3.06	280,798			236,087			207,452
Equity		27,949			26,041			23,685
Total liabilities and equity		$308,747			$262,128			$231,137

Net interest/spread	4.08		$10,249	3.37%		$ 8,381	3.13%		$ 8,311	3.57%

Margin				3.58%			3.40%			3.81%

Ratio of interest-earning assets to interest-bearing liabilities		105.03%			106.43%			106.85%
______________

(1) Calculated net of deferred fees and loss reserves.
(2) Calculated based on amortized cost.
(3) Includes FHLB stock at cost and term deposits with other financial institutions.
(4) Net interest income dividend by interest-earning assets.

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Rate/Volume Analysis

      The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (1) changes in volume, which are changes in volume multiplied by the old rate, and (2) changes in rate, which are changes in rate multiplied by the old volume. Changes attributable to both rate and volume which cannot be segregated have been allocated proportionately to the change due to volume and the change due to rate.

	2001 Compared to 2000			2000 Compared to 1999
	Total Change	Change Due To Volume	Change Due To Rate	Total Change	Change Due To Volume	Change Due To Rate
	(In Thousands)

INTEREST-EARNING ASSETS
Loans receivable	$4,671	$4,948	$ (277)	$3,803	$ 4,039	$ (236)
Securities	(1,614)	(1,711)	97	(227)	(39)	(188)
Other interest-earning assets	69	156	(87)	(835)	(1,227)	392

Total interest-earning assets	$3,126	$3,393	$ (267)	$2,741	$ 2,773	$ (32)

INTEREST-BEARING LIABILITIES
NOW	$ (90)	$ 12	$ (102)	$ 44	$ 2	$ 42
Money market	(329)	346	(675)	781	340	441
Savings deposits	(187)	14	(201)	22	(65)	87
Certificates of deposit	412	842	(430)	636	(6)	642
FHLB advances	1,452	1,006	446	1,188	1,188	--

Total interest-bearing liabilities	$1,258	$2,220	$ (962)	$2,671	$ 1,459	$ 1,212

Net interest/spread	$1,868	$1,173	$ 695	$ 70	$ 1,314	$(1,244)

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Comparison of Operating Results for the Years Ended December 31, 2001 and

December 31, 2000

      General. Net income increased $353,000, or 20.3%, to $2.1 million for the year ended December 31, 2001 from $1.7 million for the year ended December 31, 2000. The increase in net income resulted from an increase in net interest income and a decrease in the provision for loan losses, partially offset by an increase in noninterest expense and an increase in income tax expense.

      Interest Income. Total interest income increased by $3.1 million, or 16.6%, to $21.8 million for the year ended December 31, 2001 from $18.7 million for the year ended December 31, 2000. The primary factor for the increase in interest income was the $63.3 million increase in the average balance of loans receivable from $192.8 million for the year ended December 31, 2000 to $256.1 million for the year ended December 31, 2001. The increase was the result of loan originations exceeding repayments due to strong demand, reflecting generally lower interest rates in 2001. The average yield on loans receivable decreased to 7.80% from 7.95%, reflecting decreased market rates of interest.

      Interest income on securities decreased $1.6 million, or 53.9%, to $1.4 million for the year ended December 31, 2001. The decrease resulted from a $26.5 million, or 55.4%, decrease in the average balance of securities, attributable primarily to the increased rate of repayment on collateralized mortgage obligations and the sale and maturity of securities. The average yield on the securities portfolio was 6.47% for the year ended December 31, 2001 compared to 6.26% for 2000.

      Interest income from interest-bearing deposits increased $69,000, or 17.8%, to $457,000 for the year ended December 31, 2001 from $388,000 for the year ended December 31, 2000. The increase resulted from an increase in the average balance to $8.9 million from $6.1 million, which was due to the short-term investment of funds received from principal repayments on loans and collateralized mortgage obligations and the liquidation of securities. The average yield on interest-bearing deposits decreased to 5.15% from 6.41%, reflecting lower market rates of interest in 2001.

      Interest Expense. Total interest expense increased $1.3 million, or 12.6%, to $11.6 million for the year ended December 31, 2001 from $10.3 million for the year ended December 31, 2000. The increase in interest expense resulted primarily from increases in Federal Home Loan Bank advances, partially offset by a decrease in interest expense on deposit accounts. Interest expense on Federal Home Loan Bank advances increased $1.4 million, or 116.7%, to $2.6 million for the year ended December 31, 2001 from $1.2 million for the year ended December 31, 2000. The increase resulted from a $15.2 million increase in the average balance of Federal Home Loan Bank advances, as well as a 169 basis point increase in the cost of Federal Home Loan Bank advances. Pacific Trust Bank repaid $7.0 million of higher cost advances resulting in prepayment penalties of $468,000 during 2001. This resulted in an immediate negative impact to the net interest margin, with the strategy to realign borrowing rates and terms to better match those of the assets being funded. Interest expense on deposits decreased $194,000, or 2.1%, to $8.9 million for the year ended December 31, 2001 from $9.1 million for 2000. The decrease resulted from a 56 basis point decrease in the average cost of deposits to 3.79% from 4.35%, reflecting generally lower market rates of interest in 2001.

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      Net Interest Income. Net interest income increased by $1.8 million, or 21.4%, to $10.2 million for the year ended December 31, 2001 from $8.4 million for 2000. The net interest rate spread and the net interest margin increased during the period, reflecting lower levels of rates paid on deposits and a change in asset mix due to increased loan demand, which was partially funded with proceeds from the sale of lower yielding securities. The net interest spread increased 24 basis points to 3.37% from 3.13% while the net interest margin increased 18 basis points to 3.58% from 3.40%.

      Provision for Loan Losses. We establish provisions for loan losses, which are charged to operations, at a level management believes is appropriate to absorb probable incurred credit losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, peer group information, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. More complex loans, such as multi-family and commercial real estate loans, are evaluated individually for impairment.

      In 2000, we recorded a provision for loan losses of $444,000 to reflect a 59.5% increase in gross loans, including a 117.6% increase in residential real estate loans. This growth was achieved primarily through the use of independent loan originators that were utilized for the first time in 2000. Prior to 2000, as a credit union, our ability to expand our loan customer base was significantly restricted. Since we did not have our own related loss history to apply to these loans, we utilized peer group data adjusted for local economic conditions to establish our $1.7 million loan loss allowance, resulting in the $444,000 provision.

      The provision for 2001 declined to $68,000 to reflect a far more modest loan balance growth rate of 9.5%, as well as net charge-offs of $25,000, resulting in a loan loss allowance balance of $1.7 million at December 31, 2001.

      This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available or as future events change. We used the same methodology and generally similar assumptions in assessing the ^ allowance for both periods. The allowance for loan losses as a percentage of loans outstanding decreased to .67% at December 31, 2001 from .72% at December 31, 2000^. This decline was primarily the result of a shift in the Bank's loan portfolio from consumer loans, which have experienced a higher rate of loss for both the bank and peers to real estate loans, which have experienced a lower rate of loss. Consumer loans dropped from 13.5% of the loan portfolio at December 31, 2000 to 9.0% at December 31, 2001. The level of the allowance is based on estimates and the ultimate losses may vary from the estimates.

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      Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses as necessary in order to maintain the adequacy of the allowance. While management uses available information to recognize losses on loans, future loan loss provisions may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses and may require us to recognize additional provisions based on their judgment of information available to them at the time of their examination. The allowance for loan losses as of December 31, 2001 is maintained at a level that represents management's best estimate of inherent losses in the loan portfolio, and such losses were both probable and reasonably estimable.

      Noninterest Income. Noninterest income decreased $56,000, or 5.1%, to $1.0 million for the year ended December 31, 2001 from $1.1 million for 2000, primarily as a result of decreases in loan servicing fees of $84,000 and customer service fees on deposit accounts of $20,000 partially offset by a $70,000 reduction in losses on sales of securities available-for-sale.

      Noninterest Expense. Noninterest expense increased $623,000, or 8.9%, to $7.6 million for the year ended December 31, 2001 from $7.0 million for the year ended December 31, 2000. This increase was primarily the result of a $309,000 increase in salaries and employee benefits, a $275,000 increase in data processing, and a $90,000 increase in advertising, partially offset by a $158,000 reduction in stationary, supplies and postage expense.

      Salaries and employee benefits represented 44.3% and 43.8% of total noninterest expense for the years ended December 31, 2001 and 2000, respectively. Total salaries and employee benefits increased $309,000, or 10.0%, to $3.4 million for the year ended December 31, 2001 from $3.1 million for the same period in 2000. The increase is primarily due to normal salary increases, bonuses, and vacation accrual.

      Data processing expense increased as a result of increased volume in both loans and deposits and as a result of $175,000 of costs incurred related to a data conversion, which has since been canceled.

      Advertising increased $90,000 primarily as a result of Pacific Trust Bank's implementation of a recognition program to inform the community of its new status as a community bank

      The decrease in stationary, supplies and postage is a result of increased expenses during 2000 when the credit union converted to the thrift charter. This resulted in Pacific Trust Bank purchasing new stationary and supplies to reflect the charter change.

      Other noninterest expense increased $99,000, or 13.6%, to $829,000 for the year ended December 31, 2001 from $730,000 during 2000. Several small individual items resulted in this increase including website development, customer check charges, regulatory fees and miscellaneous loan charges offset slightly by decreased expenses related to debit cards, record retention and director expense.

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      Income Tax Expense. Income tax expense increased to $1.5 million, or 41.9%, of income before income taxes for the year ended December 31, 2001 from $300,000, or 14.7%, of income before income taxes for the year ended December 31, 2000. As a credit union, no income tax expense was recorded due to our not-for-profit status. Upon conversion to a thrift charter in January 2000, we recorded a tax benefit of $456,000 as a result of a change in tax status and in accordance with Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes. Absent the tax benefit, our income tax expense would have been $756,000 in 2000, for an effective tax rate of 37.0%.

Comparison of Operating Results for the Years Ended December 31, 2000 and December 31, 1999

      General. Net income decreased $1.1 million, or 38.0%, to $1.7 million for the year ended December 31, 2000 from $2.8 million for the year ended December 31, 1999. The decrease in net income resulted from an increase in interest expense, an increase in the provision for loan losses and an increase in noninterest expense, including income tax expense, partially offset by an increase in interest income.

      Net income for the year ended December 31, 2000 includes an income tax benefit of $456,000. As a result of the change in our tax status on January 1, 2000, we recorded a deferred tax asset in the amount of $456,000. Without this income tax benefit our net income for the year ended December 31, 2000 would have been $1.3 million. The net income for the year ended December 31, 1999 reflects no income tax expense due to our not-for-profit status as a credit union at that time. Had income tax expense been recorded at the combined federal and state statutory rate of 41.15% for the year ended December 31, 1999, net income would have been $1.7 million.

      Interest Income. Total interest income increased by $2.7 million, or 17.2%, to $18.7 million for the year ended December 31, 2000 from $16.0 million for the year ended December 31, 1999. The increase in interest income resulted primarily from increases in interest on loans, partially offset by a decrease in other interest-earning assets.

      Interest income from loans increased $3.8 million, or 33.0%, to $15.3 million for the year ended December 31, 2000 from $11.5 million for the year ended December 31, 1999. The increase resulted from a $50.8 million, or 35.8%, increase in the average balance of loans outstanding to $192.8 million from $142.0 million, as loan originations exceeded repayments due to strong demand and management's intention to grow the loan portfolio and to expand outside of the credit union membership. The average yield on loans receivable decreased to 7.95% from 8.11%.

      Interest income on securities decreased by $228,000, or 7.1%, to $3.0 million for the year ended December 31, 2000 from $3.2 million for the year ended December 31, 1999. The average yield on securities decreased to 6.26% from 6.65%, reflecting principal repayments on higher yielding collateralized mortgage obligations in 1999.

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      Interest income from other interest-earning assets decreased $835,000, or 68.2%, to $388,000 for the year ended December 31, 2000 from $1.2 million for the year ended December 31, 1999. The decrease resulted from a decrease in the average balance of other interest-earning assets to $6.1 million from $27.6 million, reflecting a reduced balance in a money market investment fund. The proceeds from these funds were used to fund loan demand during the year ended 2000. The average yield on other interest-earning assets increased to 6.41% from 4.42%, due to the higher yield Pacific Trust Bank received on its investment in Federal Home Loan Bank stock.

      Interest Expense. Total interest expense increased $2.7 million, or 34.9%, to $10.3 million for the year ended December 31, 2000 from $7.6 million for the year ended December 31, 1999. The increase in interest expense resulted primarily from increases in the cost of deposits and interest expense on advances from the Federal Home Loan Bank. Interest expense on deposits increased $1.5 million, or 19.4%, to $9.1 million for the year ended December 31, 2000 from $7.6 million for 1999. The increase resulted from a 60 basis point increase in the cost of deposits to 4.35% from 3.75%, reflecting generally higher market rates of interest in 2000. The average balance on deposits increased to $209.9 million in 2000 from $204.1 million in 1999. Interest expense on Federal Home Loan Bank advances was $1.2 million for the year ended December 31, 2000, with no advances outstanding during 1999. The average yield on Federal Home Loan Bank advances was 5.45%.

      Net Interest Income. Net interest income remained relatively stable, increasing $70,000, or 0.8%, to $8.4 million for the year ended December 31, 2000 from $8.3 million for 1999. The net interest spread decreased 44 basis points to 3.13% from 3.57% while the net interest margin decreased 41 basis points to 3.40% from 3.81%.

      Provision for Loan Losses. In 2000, we recorded a provision for loan losses of $444,000 to reflect a 59.5% increase in gross loans, including a 117.6% increase in residential real estate loans. This growth was achieved primarily through the use of independent loan originators that were utilized for the first time in 2000. Prior to 2000, as a credit union, our ability to expand our loan customer base was significantly restricted. Since we did not have our own related loss history to apply to these loans, we utilized peer group data adjusted for local economic conditions to establish our $1.7 million loan loss allowance, resulting in the $444,000 provision.

      The provision for 1999 was $92,000 reflecting our historical loss experience, as well as levels of nonperforming loans.

      The allowance for loan losses to gross loans receivable decreased from .87% at December 31, 1999 to .72% at December 31, 2000. This decline was primarily the result of a shift in the Bank's loan portfolio from consumer loans, which have experienced a higher rate of loss for both the bank and peers to real estate loans, which have experienced a lower rate of loss. Consumer loans dropped from 23.0% of the loan portfolio at December 31, 1999 to 13.5% at December 31, 2000. We used the same methodology and generally similar assumptions in assessing the adequacy of the allowance for consumer loans for both periods. For residential lending, we began to utilize peer group data to establish our allowance in 2000. The level of the allowance was based on estimates and the ultimate losses may vary from the estimates.

      Noninterest Income. Noninterest income decreased $63,000, or 5.5%, to $1.1 million for the year ended December 31, 2000 from $1.2 million for the same period in 1999, primarily as a result of $125,000 of losses on sales of securities, partially offset by increases in customer service fees of $34,000, loan servicing fees of $19,000 and other income of $8,000.

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      Noninterest Expense. Noninterest expense increased $422,000, or 6.4%, to $7.0 million for the year ended December 31, 2000 from $6.6 million for the year ended December 31, 1999. This was primarily the result of a $67,000 increase in ATM costs relating to expansion from a credit union to a mutual bank focus. Additionally, there were increases in advertising expense of $127,000, stationery, supplies, and postage of $96,000, and other general and administrative expense of $87,000 related to the conversion to a thrift charter.

      Income Tax Expense. For the year ended December 31, 1999, there was no income tax expense due to our not-for-profit status as a credit union at that time. For the year ended December 31, 2000, we recorded income taxes of $300,000. This amount reflected a $456,000 tax benefit as a result of the change in tax status. In addition, our earnings as a savings bank are subject to federal and state income taxes at a combined statutory rate of 41.15%. Had our earnings for the year ended December 31, 1999 been subject to income taxes, we would have recorded income tax expense of approximately $1.2 million. Net income after income tax expense for this same period would have been $1.6 million. Had our earnings for the year ended December 31, 2000 not reflected the $456,000 tax benefit mentioned above, income tax expense for the period would have been $756,000, resulting in after-tax net income of $1.3 million.

Liquidity and Commitments

      We are required to have enough investments that qualify as liquid assets in order to maintain sufficient liquidity to ensure a safe and sound operation. Liquidity may increase or decrease depending upon the availability of funds and comparative yields on investments in relation to the return on loans. Historically, we have maintained liquid assets above levels believed to be adequate to meet the requirements of normal operations, including potential deposit outflows. Cash flow projections are regularly reviewed and updated to assure that adequate liquidity is maintained.

      Pacific Trust Bank's liquidity, represented by cash and cash equivalents, is a product of its operating, investing and financing activities. Pacific Trust Bank's primary sources of funds are deposits, amortization, prepayments and maturities of outstanding loans and mortgage-backed securities, maturities of investment securities and other short-term investments and funds provided from operations. While scheduled payments from the amortization of loans and mortgage-backed securities and maturing investment securities and short-term investments are relatively predictable sources of funds, deposit flows and loan prepayments are greatly influenced by general interest rates, economic conditions and competition. In addition, Pacific Trust Bank invests excess funds in short-term interest-earning assets, which provide liquidity to meet lending requirements. Pacific Trust Bank also generates cash through borrowings. Pacific Trust Bank utilizes Federal Home Loan Bank advances to leverage its capital base and provide funds for its lending and investment activities, and to enhance its interest rate risk management.

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      Liquidity management is both a daily and long-term function of business management. Excess liquidity is generally invested in short-term investments such as overnight deposits or U.S. Agency securities. On a longer term basis, Pacific Trust Bank maintains a strategy of investing in various lending products as described in greater detail under "Business of Pacific Trust Bank - Lending Activities." Pacific Trust Bank uses its sources of funds primarily to meet its ongoing commitments, to pay maturing certificates of deposit and savings withdrawals, to fund loan commitments and to maintain its portfolio of mortgage-backed securities and investment securities. At December 31, 2001, the total approved loan origination commitments outstanding amounted to $2.8 million and the Bank had a commitment to purchase a $20.0 million pool of adjustable rate one- to four-family loans from a third party. At the same date, unused lines of credit were $19.3 million as of December 31, 2001 and outstanding letters of credit totaled $34,000. Pacific Trust Bank also has a commitment to purchase a $1.4 million building in Temecula for $1.4 million, which will serve as the Bank's full service branch facility. This facility will replace a previously leased facility in Temecula. Investment and mortgage-backed securities scheduled to mature in one year or less at December 31, 2001 totaled $139,000. Certificates of deposit scheduled to mature in one year or less at December 31, 2001, totaled $98.2 million. ^Although the average cost of deposits has decreased throughout 2001, management's policy is to maintain deposit rates at levels that are competitive with other local financial institutions. Based on the competitive rates and on historical experience, management believes that a significant portion of maturing deposits will remain with Pacific Trust Bank. ^In addition, the Bank has the ability at December 31, 2001 to borrow an additional $141.7 million from the Federal Home Loan Bank of San Francisco as a funding source to meet commitments and for liquidity purposes.

Capital

      Consistent with its goals to operate a sound and profitable financial organization, Pacific Trust Bank actively seeks to maintain a "well capitalized" institution in accordance with regulatory standards. Total equity was $28.7 million at December 31, 2001, or 9.27% of total assets on that date. As of December 31, 2001, Pacific Trust Bank exceeded all capital requirements of the Office of Thrift Supervision. Pacific Trust Bank's regulatory capital ratios at December 31, 2001 were as follows: core capital 9.2%; Tier I risk-based capital, 14.5%; and total risk-based capital, 15.4%. The regulatory capital requirements to be considered well capitalized are 5.0%, 6.0% and 10.0%, respectively.

Impact of Inflation

      The consolidated financial statements presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America. These principles require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

      Our primary assets and liabilities are monetary in nature. As a result, interest rates have a more significant impact on our performance than the effects of general levels of inflation. Interest rates, however, do not necessarily move in the same direction or with the same magnitude as the price of goods and services, since such prices are affected by inflation. In a period of rapidly rising interest rates, the liquidity and maturities structures of our assets and liabilities are critical to the maintenance of acceptable performance levels.

      The principal effect of inflation, as distinct from levels of interest rates, on earnings is in the area of noninterest expense. Such expense items as employee compensation, employee benefits and occupancy and equipment costs may be subject to increases as a result of inflation. An additional effect of inflation is the possible increase in the dollar value of the collateral securing loans that we have made. We are unable to determine the extent, if any, to which properties securing our loans have appreciated in dollar value due to inflation.

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Recent Accounting Pronouncements

      In June 2001, the Financial Accounting Standards Board (FASB) issued Statement No. 141 (FAS 141), Business Combinations and Statement No. 142 (FAS 142), Goodwill and Other Intangible Assets. FAS 141 addresses financial accounting and reporting for business combinations and requires all business combinations within the scope of the Statement to be accounted for using the purchase method. However, for combinations between two or more mutual enterprises, FAS 141 is not effective until interpretative guidance related to the application of the purchase method to those transactions is issued. FAS 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets. Management does not believe these recent accounting pronouncements will have any impact on its operations at this time.

^

BUSINESS OF PACIFIC TRUST BANK

General

      Originally chartered in 1941 as "Rohr Employees Federal Credit Union," serving the employees and families of Rohr, Inc., we evolved through the years into a full-service, multi-branch public financial institution in San Diego County and Riverside County. We completed the conversion from a federal credit union charter to a federal mutual savings bank charter as of January 1, 2000. The objective of the charter conversion was to better serve customers and the local community though the broader lending ability of a savings bank, and to expand our customer base beyond the limited field of membership permitted for credit unions.

      Our principal business consists of attracting retail deposits from the general public and investing those funds primarily in permanent loans secured by first mortgages on owner-occupied, one- to four-family residences and a variety of consumer loans. We also originate loans secured by multi-family and commercial real estate and, to a limited extent, commercial business loans secured primarily by residential real estate.

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      Our revenues are derived principally from interest on loans and interest on securities.

      We offer a variety of deposit accounts having a wide range of interest rates and terms, which generally include savings accounts, money market deposit and term certificate accounts and checking accounts. We solicit deposits in our market areas and, to a lesser extent from financial institutions nationwide, and we have not accepted brokered deposits.

Market Areas

      We intend to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities we serve. We are headquartered in Chula Vista, California, a suburb of San Diego, California and have seven retail offices primarily serving San Diego and Riverside counties in California. ^Our geographic market area for loans and deposits is principally San Diego and Riverside Counties. As of June 30, 2001, we had a ^0.69% market share of FDIC-insured deposits in San Diego County, and a ^0.30% market share of FDIC-insured deposits in Riverside County, ranking us ^16th and ^30th, respectively, in those counties, among all insured depository institutions.

      The local economy is comprised of a diverse mix of high-technology commercial endeavors as well as defense and military expenditures. Most of the job growth, particularly in San Diego County has been in the high-technology area with emerging growth in the areas of telecommunications, electronics, computers, software and biotechnology. Median household income and per capita income for San Diego County are above the state and national averages, reflecting the urban nature of the market and availability of high paying white collar and technical jobs. Riverside County's median household and per capital income levels are below the figures reported for San Diego County as Riverside County attracts more moderate income individuals, in part because of its more affordable housing. As of November 2001, San Diego and Riverside Counties reported unemployment rates of 3.5% and 5.5%, respectively, as compared to the national average of 5.4% as of November 2001.

Lending Activities

      General. Our mortgage loans carry either a fixed or an adjustable rate of interest. Mortgage loans generally are long-term and amortize on a monthly basis with principal and interest due each month. We also have loans in our portfolio which require only interest payments on a monthly basis or may have the potential for negative amortization. At December 31, 2001, our net loan portfolio totaled $257.2 million, which constituted 82.9% of our total assets.

      Mortgage loans up to $650,000 may be approved by senior loan officers. The Senior Vice President of Lending may approve loans up to $1.0 million and the President may approve loans up to $1.5 million. The Management Loan Committee may approve loans to one borrower or group of related borrowers up to $3.5 million in the aggregate, with no single loan exceeding $2.5 million. Loans over these amounts or outside our general underwriting guidelines, must be approved by the loan committee of the board of directors. Commercial and multi-family real estate loans must be approved by the Senior Vice President of Lending, the President, the Management Loan Committee or the board loan committee.

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      At December 31, 2001, the maximum amount which we could have loaned to any one borrower and the borrower's related entities was approximately $4.5 million. Our largest lending relationship to a single borrower or a group of related borrowers consisted of one loan to a local entrepreneur totaling $3.9 million at December 31, 2001. This loan is secured by a personal residence and eight investment properties consisting of one- to four-family residences located in San Diego County, California. The loan was current as of December 31, 2001.

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      The following table presents information concerning the composition of Pacific Trust Bank's loan portfolio in dollar amounts and in percentages as of the dates indicated.

	December 31,
	2001		2000		1999		1998		1997
	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real Estate
One- to four-family	$185,391	71.61%	$147,472	62.40%	$ 67,779	45.75%	$ 66,683	46.97%	$ 69,708	46.53%
Commercial and multi-family	47,353	18.29	56,895	24.08	45,713	30.85	38,527	27.14	31,974	21.35
Construction	2,521	0.97	---	---	178	0.12	763	0.54	---	---
Total real estate loans	235,265	90.87	204,367	86.48	113,670	76.72	105,973	74.65	101,682	67.88

Other loans
Consumer:
Automobile	6,394	2.47	10,228	4.33	13,491	9.11	16,323	11.50	20,497	13.68
Home equity	12,563	4.85	15,867	6.71	13,826	9.33	11,549	8.14	8,289	5.53
Other	4,364	1.69	5,686	2.41	6,805	4.59	7,851	5.53	19,221	12.83
Commercial	303	0.12	174	0.07	373	0.25	261	0.18	110	0.07
Total other loans	23,624	9.13	31,955	13.52	34,495	23.28	35,984	25.34	48,117	32.12

Total loans	258,889	100.00%	236,322	100.00%	148,165	100.00%	141,957	100.00%	149,799	100.00%

Less:
Net deferred loan origination fees (costs)	(69)		322		789		786		763
Allowance for loan losses	1,742		1,699		1,296		1,237		2,060
Total loans receivable, net	$257,216		$234,301		$ 146,080		$139,934		$146,976

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      The following table shows the composition of Pacific Trust Bank's loan portfolio by fixed- and adjustable-rate at the dates indicated.
	December 31,
	2001		2000		1999		1998		1997
FIXED-RATE LOANS	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in Thousands)
Real Estate
One- to four-family	$ 19,387	7.49%	$ 17,131	7.25%	$ 16,591	11.20%	$ 19,508	13.74%	$ 20,812	13.89%
Commercial and multi- family	4,288	1.66	5,079	2.15	4,015	2.71	7,155	5.04	7,127	4.76
Construction	---	---	---	---	178	0.12	763	0.54	---	---
Total real estate loans	23,675	9.14	22,210	9.40	20,784	14.03	27,426	19.32	$ 27,939	18.65

Other loans
Consumer:
Automobile	5,540	2.14	9,165	3.88	11,920	8.05	14,843	10.46	19,195	12.82
Home equity	---	---	1,903	0.81	1,338	0.90	1,397	0.98	2,101	1.40
Other	3,253	1.26	2,301	0.97	1,566	1.06	1,773	1.25	11,400	7.61
Commercial	36	0.01	29	0.01	373	0.25	261	0.18	110	0.07
Total other loans	8,829	3.41	13,398	5.67	15,197	10.26	18,274	12.87	32,806	21.90

Total fixed-rate loans	32,504	12.55	35,608	15.07	35,981	24.28	45,700	32.19	60,745	40.55

ADJUSTABLE-RATE

Real Estate
One- to four-family	166,004	64.12	130,341	55.15	51,188	34.55	47,175	33.23	48,896	32.64%
Commercial and multi- family	43,065	16.63	51,816	21.93	41,698	28.14	31,372	22.10	24,847	16.59
	2,521	0.97	---	---	---	---	---	---	---	---
Total real estate loans	211,590	81.73	182,157	77.08	92,886	62.69	78,547	55.33	73,743	49.23

Other loans
Consumer:
Automobile	854	0.33	1,063	0.45	1,571	1.05	1,480	1.04	1,302	0.87
Home equity	12,563	4.85	13,964	5.91	12,488	8.43	10,152	7.15	6,188	4.13
Other	1,111	0.43	3,385	1.43	5,239	3.54	6,078	4.28	7,821	5.22
Commercial	267	0.10	145	0.06	---	---	---	---	---	---
Total other loans	14,795	5.71	18,557	7.85	19,298	13.02	17,710	12.48	15,311	10.22

Total adjustable-rate loans	226,385	87.44	200,714	84.93	112,184	75.71	96,257	67.81	89,054	59.45

Total loans	258,889	100.00%	236,322	100.00%	148,165	100.00%	141,957	100.00%	149,799	100.00%
Less:
Net deferred loan origination fees (costs)	(69)		322		789		786		763
Allowance for loan losses	1,742		1,699		1,296		1,237		2,060
Total loans receivable, net	$257,216		$234,301		$146,080		$139,934		146,976

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      The following schedule illustrates the contractual maturity of Pacific Trust Bank's loan portfolio at December 31, 2001. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the contract is due. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate
	One- to Four-Family		Multi-family and Commercial		Residential Construction(1)		Consumer		Commercial Business		Total
	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate	Amount	Weighted Average Rate
	(Dollars in Thousands)
Due During Years Ending December 31,
2002(2)	$10,653	6.29%	$2,327	8.23%	2,521	8.50%	$4,219	11.32%	267	7.50%	$19,987	7.85%
2003	399	7.78	426	7.82	---	---	1,589	7.73	23	8.49	2,437	7.76
2004 and 2005	1,131	8.29	4,124	7.66	---	---	7,103	7.47	13	9.25	12,371	7.62
2006 to 2010	9,509	7.23	27,217	8.07	---	---	10,256	6.58	---	---	46,982	7.58
2011 to 2025	30,471	7.06	13,259	8.10	---	---	154	5.43	---	---	43,884	7.37
2026 and following	133,228	6.95	---	---	---	---	---	---	---	---	133,228	6.95
Total	$185,391	6.95%	$47,353	8.05%	2,521	8.05%	$23,321	7.78%	303	7.65%	$258,889	7.24%
______________

(1) Once the construction phase has been completed these loans will automatically convert to permanent financing.
(2) Includes demand loans, loans having no stated maturity and overdraft loans.

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      The following schedule illustrates the interest rate sensitivity of Pacific Trust Bank's loan portfolio at December 31, 2001. Loans which have adjustable or renegotiable interest rates are shown as maturing in the period during which the loan reprices. The schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses.

	Real Estate
	One- to Four-Family	Multi-family and Commercial	Residential Construction(1)	Consumer	Commercial Business	Total
	(Dollars in Thousands)
Due During Years Ending December 31,
2002(2)	$53,811	$25,734	2,521	$17,520	290	$99,876
2003 and 2004	21,290	12,764	---	2,476	---	36,530
2005 and 2006	71,993	7,087	---	3,167	13	82,260
2007 to 2011	33,702	1,768	---	158	---	35,628
2012 to 2016	4,029	---	---	---	---	4,029
2017 and over	566	---	---	---	---	566
Total	$185,391	$47,353	2,521	$23,321	303	$258,889
______________

(1) Once the construction phase has been completed these loans will automatically convert to permanent financing.
(2) Includes demand loans, loans having no stated maturity and overdraft loans.

      The total amount of loans due after December 31, 2002 which have predetermined interest rates is $28.0 million, while the total amount of loans due after such date which have floating or adjustable interest rates is $131.0 million.

      One- to Four-Family Residential Real Estate Lending. We focus our lending efforts primarily on the origination of loans secured by first mortgages on owner-occupied, one- to four-family residences in San Diego and Riverside counties, California. At December 31, 2001, one- to four-family residential mortgage loans totaled $185.4 million, or 71.6% of our gross loan portfolio.

      We generally underwrite our one- to four-family loans based on the applicant's employment and credit history and the appraised value of the subject property. Presently, we lend up to 90% of the lesser of the appraised value or purchase price for one- to four-family residential loans. For loans with a loan-to-value ratio in excess of 80%, we generally require private mortgage insurance in order to reduce our exposure below 80% or charge a higher interest rate. Properties securing our one- to four-family loans are appraised by independent fee appraisers approved by the management loan committee. We require our borrowers to obtain title and hazard insurance, and flood insurance, if necessary.

      We currently originate one- to four-family mortgage loans on either a fixed- or adjustable-rate basis, as consumer demand dictates. Our pricing strategy for mortgage loans includes setting interest rates that are competitive with other local financial institutions, and consistent with our internal needs.

      Adjustable-rate mortgage, or ARM loans, are offered with flexible initial and periodic repricing dates, ranging from one month to seven years through the life of the loan. We use a variety of indices to reprice our ARM loans. During the year ended December 31, 2001, we originated $91.8 million of one- to four-family ARM loans and $9.3 million of one- to four-family fixed-rate mortgage loans.

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      No loans were purchased during 2001.

      Our one- to four-family loans may be assumable, subject to our approval, and may contain prepayment penalties. Most ARM loans are written using generally accepted underwriting guidelines. Due mainly, however, to the generally large loan size, these loans may not be readily saleable to Freddie Mac or Fannie Mae, but are saleable to other private investors. Our real estate loans generally contain a "due on sale" clause allowing us to declare the unpaid principal balance due and payable upon the sale of the security property.

      We also offer ARM loans which may provide for negative amortization of the principal balance. These loans have monthly interest rate adjustments after the specified introductory rate term, and annual maximum payment adjustments of 7 1/2% during the first five years of the loan. The principal balance on these loans may increase up to 125% of the original loan amount as a result of the payments not being sufficient to cover the interest due during the first five years of the loan term. These loans adjust to fully amortize after five years through contractual maturity, with up to a 40 year term.

      In order to remain competitive in our market areas, we may originate ARM loans at initial rates below the fully indexed rate. Our ARM loans generally provide for specified minimum and maximum interest rates, with a lifetime cap and floor, and a periodic adjustment on the interest rate over the rate in effect on the date of origination. As a consequence of using caps, the interest rates on these loans may not be as rate sensitive as is our cost of funds.

      ARM loans generally pose different credit risks than fixed-rate loans, primarily because as interest rates rise, the borrower's payment rises, increasing the potential for default. We have not experienced significant delinquencies for these loans. However, the majority of these loans have been originated within the past two years. See "- Asset Quality -- Non-performing Assets" and "-- Classified Assets." At December 31, 2001, our one- to four-family ARM loan portfolio totaled $166.0 million, or 64.1% of our gross loan portfolio. At that date the fixed-rate one- to four-family mortgage loan portfolio totaled $19.4 million, or 7.5% of our gross loan portfolio.

      Fixed-rate loans secured by one- to four-family residences have contractual maturities of up to 30 years, and are generally fully amortizing, with payments due monthly. We generally sell our fixed rate loans with terms to maturity in excess of 15 years. We also offer a fixed-rate loan with interest only payments for 10 years, followed by a balloon payment.

      Commercial and Multi-Family Real Estate Lending. We offer a variety of multi-family and commercial real estate loans. These loans are secured primarily by multi-family dwellings, and a limited amount of small retail establishments, hotels, motels, warehouses and small office buildings located in our market areas. At December 31, 2001, multi-family and commercial real estate loans totaled $47.4 million or 18.3% of our gross loan portfolio.

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      Our loans secured by multi-family and commercial real estate are originated with either a fixed or adjustable interest rate. The interest rate on adjustable-rate loans is based on a variety of indices, generally determined through negotiation with the borrower. Loan-to-value ratios on our multi-family and commercial real estate loans typically do not exceed 75% of the appraised value of the property securing the loan. These loans typically require monthly payments, may not be fully amortizing and have maximum maturities of 30 years.

      Loans secured by multi-family and commercial real estate are underwritten based on the income producing potential of the property and the financial strength of the borrower. The net operating income, which is the income derived from the operation of the property less all operating expenses, must be sufficient to cover the payments related to the outstanding debt. We generally do not require personal guarantees of the borrowers. We generally require an assignment of rents or leases in order to be assured that the cash flow from the project will be used to repay the debt. Appraisals on properties securing multi-family and commercial real estate loans are performed by independent state licensed fee appraisers approved by the management loan committee. See "- Loan Originations, Purchases, Sales and Repayments."

      We generally maintain a tax or insurance escrow account for loans secured by multi-family and commercial real estate. In order to monitor the adequacy of cash flows on income-producing properties, the borrower may be requested or required to provide periodic financial information.

      Loans secured by multi-family and commercial real estate properties generally involve a greater degree of credit risk than one- to four-family residential mortgage loans. These loans typically involve large balances to single borrowers or groups of related borrowers. The largest multi-family or commercial real estate loan at December 31, 2001 was a children's camp located in San Diego County with a principal balance of $2.5 million. At December 31, 2001, this loan was fully performing.

      Because payments on loans secured by multi-family and commercial real estate properties are often dependent on the successful operation or management of the properties, repayment of these loans may be subject to adverse conditions in the real estate market or the economy. If the cash flow from the project is reduced, or if leases are not obtained or renewed, the borrower's ability to repay the loan may be impaired. See "- Asset Quality -- Non-performing Loans."

      Construction Lending. We have not historically originated a significant amount of construction loans. From time to time we do, however, purchase participations in commercial real estate construction loans. In addition, we may, in the future originate or purchase loans or participations in residential construction. At December 31, 2001, we had $2.5 million in construction loans outstanding, representing 1.0% of our gross loan portfolio.

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      Consumer and Other Lending. Consumer loans generally have shorter terms to maturity, which reduces our exposure to changes in interest rates, and carry higher rates of interest than do one- to four-family residential mortgage loans. In addition, management believes that offering consumer loan products helps to expand and create stronger ties to our existing customer base by increasing the number of customer relationships and providing cross-marketing opportunities. At December 31, 2001, our consumer and other loan portfolio totaled $23.6 million, or 9.1% of our gross loan portfolio. We offer a variety of secured consumer loans, including home equity lines of credit, new and used auto loans, boat and recreational vehicle loans, and loans secured by savings deposits. We also offer a limited amount of unsecured loans. We originate our consumer and other loans primarily in our market areas.

      Our home equity lines of credit totaled $12.6 million, and comprised 4.9% of our gross loan portfolio at December 31, 2001. These loans may be originated in amounts, together with the amount of the existing first mortgage, of up to 90% of the value of the property securing the loan. Home equity lines of credit have a seven year draw period and require the payment of 1.5% of the outstanding loan balance per month during the draw period, which amount may be reborrowed at any time during the draw period. Once the draw period has lapsed, the payment is fixed based on the loan balance at that time. At December 31, 2001, unfunded commitments on these lines of credit totaled $12.2 million. Other consumer loan terms vary according to the type of collateral, length of contract and creditworthiness of the borrower.

      We originate auto loans, boat and recreational vehicle loans on a direct basis.

      Auto loans totaled $6.4 million at December 31, 2001, or 2.5% of our gross loan portfolio. Auto loans may be written for up to six years and usually have fixed rates of interest. Loan-to-value ratios are up to 100% of the sales price for new autos and 100% of retail value on autos, based on valuation from official used car guides.

      Loans for recreational vehicles, including boats and planes, totaled $591,000 at December 31, 2001, or 0.20% of our gross loan portfolio. We will finance up to 100% of the purchase price for a new recreational vehicle and 100% of the value for a used recreational vehicle, based on the applicable official used recreational vehicle guides. The term to maturity for these types of loans is up to 10 years for used recreational vehicles and up to 15 years for new recreational vehicles. These loans are generally written with fixed rates of interest.

      Consumer and other loans may entail greater risk than do one- to four-family residential mortgage loans, particularly in the case of consumer loans which are secured by rapidly depreciable assets, such as automobiles and recreational vehicles. In these cases, any repossessed collateral for a defaulted loan may not provide an adequate source of repayment of the outstanding loan balance. As a result, consumer loan collections are dependent on the borrower's continuing financial stability and, thus, are more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. See "Risk Factors - Our loan portfolio possesses increased risk due to our substantial number of consumer, multi-family and commercial real estate loans."

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      At December 31, 2001, commercial business loans totaled $303,000 or 0.12% of our gross loan portfolio. Our commercial business lending policy includes credit file documentation and analysis of the borrower's background, capacity to repay the loan, the adequacy of the borrower's capital and collateral as well as an evaluation of other conditions affecting the borrower. Analysis of the borrower's past, present and future cash flows is also an important aspect of our credit analysis. We may obtain personal guarantees on our commercial business loans. Nonetheless, these loans are believed to carry higher credit risk than more traditional single family loans.

      Unlike residential mortgage loans, commercial business loans are typically made on the basis of the borrower's ability to make repayment from the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself (which, in turn, is often dependent in part upon general economic conditions). Our commercial business loans are usually, but not always, secured by business assets. However, the collateral securing the loans may depreciate over time, may be difficult to appraise and may fluctuate in value based on the success of the business.

Loan Originations, Purchases, Sales and Repayments and Servicing

      We originate loans primarily through mortgage broker and banking relationships. By originating most of our loans through brokers, we are better able to control overhead costs and efficiently utilize management resources. We are a portfolio lender of products not readily saleable to Fannie Mae and Freddie Mac, although they are saleable to private investors. Since our conversion to a mutual savings bank, we have been able to expand our target market to include individuals who were not members of the credit union.

      We also originate consumer and real estate loans through our marketing efforts, and our existing and walk-in customers. While we originate both adjustable-rate and fixed-rate loans, our ability to originate loans is dependent upon customer demand for loans in our market areas. Demand is affected by competition and the interest rate environment. During the last few years, since we became a savings bank, we have significantly increased our origination of ARM loans. We sell most of the fixed-rate, one- to four-family residential loans we originate. We have also purchased ARM loans on one- to four-family residences and participations in commercial real estate loans. Loans and participations purchased must conform to our underwriting guidelines or guidelines acceptable to the management loan committee. Furthermore, during the past few years, we, like many other financial institutions, have experienced significant prepayments on loans due to the low interest rate environment prevailing in the United States. In periods of economic uncertainty, the ability of financial institutions, including us, to originate or purchase large dollar volumes of real estate loans may be substantially reduced or restricted, with a resultant decrease in interest income.

      We currently subcontract the servicing of our loans to an independent third party. In the future, we intend to bring this in-house, when economically feasible, in order to better control and improve service to customers. We do not expect to experience a significant change in earnings as a result of the servicing in-house, due to the increased cost of hiring additional personnel to service the loans being offset by the elimination of the cost of paying a third party for servicing.

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      The following table shows the loan origination, purchase, sale and repayment activities of Pacific Trust Bank for the periods indicated.

	Year Ended December 31,
	2001	2000	1999
	(In thousands)

Originations by type:
Adjustable rate:
Real estate - one- to four-family	$91,788	$94,020	$12,766
- multi-family and commercial	8,095	24,059	12,760
- construction or development	---	---	---
Non-real estate - consumer	9,287	14,243	13,844
- commercial business	130	325	1,029
Total adjustable-rate	109,300	132,647	40,399
Fixed rate:
Real estate - one- to four-family	9,286	6,530	8,950
- multi-family and commercial	264	782	1,683
- construction or development	---	---	---
Non-real estate - consumer	2,506	4,873	7,496
- commercial business	---	---	---
Total fixed-rate	12,056	12,185	18,129
Total loans originated	121,356	144,832	58,528

Purchases:
Real estate - one- to four-family	---	---	---
- multi-family and commercial	---	---	---
- construction or development	2,521	---	---
Non-real estate - consumer	---	---	---
- commercial business	---	---	---
Total loans purchased	2,521	---	---

Sales and Repayments:
Sales:
Real estate - one- to four-family	(6,332)	(1,282)	(7,702)
Total loans sold	(6,332)	(1,282)	(7,702)
Principal repayments	(94,978)	(55,393)	(44,618)
Total reductions	(101,310)	(56,675)	(52,320)
Increase (decrease) in other items, net	(348)	64	(62)
Net increase	$22,915	$88,221	$6,146

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Asset Quality

      Real estate loans are serviced by our agent in accordance with secondary market guidelines. When a borrower fails to make a payment on a mortgage loan on or before the default date, a late charge notice is mailed 16 days after the due date. When the loan is 31 days past due, a delinquent notice is mailed to the borrower. All delinquent accounts are reviewed by a collector, who attempts to cure the delinquency by contacting the borrower once the loan is 30 days past due. If the loan becomes 60 days delinquent, the collector will generally contact by phone or send a personal letter to the borrower in order to identify the reason for the delinquency. Once the loan becomes 90 days delinquent, contact with the borrower is made requesting payment of the delinquent amount in full, or the establishment of an acceptable repayment plan to bring the loan current. Between 100 and 120 days delinquent a drive-by inspection is made. If the account becomes 120 days delinquent, and an acceptable repayment plan has not been agreed upon, a collection officer will generally refer the account to legal counsel, with instructions to prepare a notice of intent to foreclose. The notice of intent to foreclose allows the borrower up to 30 days to bring the account current. During this 30 day period, the collector may accept a written repayment plan from the borrower which would bring the account current within the next 90 days. Once the loan becomes 150 days delinquent, and an acceptable repayment plan has not been agreed upon, the collection officer will turn over the account to our legal counsel with instructions to initiate foreclosure.

      For consumer loans a similar process is followed, with the initial written contact being made once the loan is 16 days past due. Follow-up contacts are generally on an accelerated basis compared to the mortgage loan procedure.

      Delinquent Loans. The following table sets forth our loan delinquencies by type, number and amount at December 31, 2001.

	Loans Delinquent For:				Total Delinquent Loans
	60-89 Days		90 Days or More
	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans	Number of Loans	Principal Balance of Loans
	(Dollars in thousands)

One- to four-family	5	$ 624	---	$---	5	$624
Home equity	---	---	---	---	---	---
Construction	---	---	---	---	---	---
Commercial	---	---	---	---	---	---
Consumer	29	125	7	10	36	135
	34	$749	7	$10	41	$759
Delinquent loans to total gross loans	0.29%		---%		0.29%

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      Non-performing Assets. The table below sets forth the amounts and categories of non-performing assets in our loan portfolio. Loans are placed on non-accrual status when the loan becomes more than 90 days delinquent. At all dates presented, we had no troubled debt restructurings which involve forgiving a portion of interest or principal on any loans or making loans at a rate materially less than that of market rates. Foreclosed assets owned include assets acquired in settlement of loans.

	December 31,
	2001	2000	1999	1998	1997
	(Dollars in Thousands)

Nonaccrual loans:
One- to four-family	$ ---	$ 66	$ 148	$ 663	$ 263
Multi-family	---	---	---	---	---
Construction	---	---	---	---	---
Commercial	---	---	---	---	---
Consumer	10	10	48	266	278
Total	10	76	196	929	541

Accruing delinquent more than 90 days:
One- to four-family	---	---	---	---	---
Multi-family	---	---	---	---	---
Construction	---	---	---	---	---
Commercial	---	---	---	---	---
Consumer	---	---	---	---	---
Total	---	---	---	---	---

Non-performing loans	10	76	196	929	541

Foreclosed Assets	---	---	---	---	---

Total non-performing assets	$ 10	$ 76	$ 196	$ 929	$ 541

Non-performing loans to total loans	---%	0.03%	0.13%	0.65%	0.36%

Non-performing assets to total assets	---%	0.03%	0.09%	0.41%	0.25%

      For the year ended December 31, 2001, there was no gross interest income which would have been recorded had the non-accruing loans been current in accordance with their original terms. No amount was included in interest income on these loans for these periods.

      Other Loans of Concern. In addition to the non-performing assets set forth in the table above, as of December 31, 2001, there was also an aggregate of $1.4 million of loans with respect to which known information about the possible credit problems of the borrowers have caused management to have doubts as to the ability of the borrowers to comply with present loan repayment terms and which may result in the future inclusion of such items in the non-performing asset categories. These loans have been considered in management's determination of the adequacy of our allowance for loan losses.

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      The largest loan included in the $1.4 million above had a loan balance of $310,000 at December 31, 2001 and is secured by a multi-family property located in San Diego, California. The loan was periodically up to 30 days delinquent during 2001. Subsequent to December 31, 2001, this loan was paid in full. The remaining balance of the $1.4 million consisted of owner-occupied, residential real estate loans having 30-day delinquent payment histories.

      Classified Assets.Federal regulations provide for the classification of loans and other assets, such as debt and equity securities considered by the Office of Thrift Supervision to be of lesser quality, as "substandard," "doubtful" or "loss." An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

      When an insured institution classifies problem assets as either substandard or doubtful, it may establish general allowances for loan losses in an amount deemed prudent by management and approved by the board of directors. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of that portion of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the Office of Thrift Supervision and the FDIC, which may order the establishment of additional general or specific loss allowances.

      In connection with the filing of our periodic reports with the Office of Thrift Supervision and in accordance with our classification of assets policy, we regularly review the problem assets in our portfolio to determine whether any assets require classification in accordance with applicable regulations. On the basis of management's review of our assets, at December 31, 2001, we had classified $1.4 million of our assets as substandard, none as doubtful and none as loss. The total amount classified represented 4.5% of our equity capital and 0.4% of our assets at December 31, 2001.

      Provision for Loan Losses. We recorded a provision for loan losses for the year ended December 31, 2001 of $68,000, compared to $444,000 for the year ended December 31, 2000. The provision for loan losses is charged to income to bring our allowance for loan losses to ^ reflect probable incurred losses based on the factors discussed below under "-- Allowance for Loan Losses." The provision for loan losses for the year ended December 31, 2001 was based on management's review of such factors which indicated that the allowance for loan losses ^reflected probable incurred losses in the loan portfolio as of the year ended December 31, 2001.

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      Allowance for Loan Losses. We maintain an allowance for loan losses to absorb probable incurred losses in the loan portfolio. The allowance is based on ongoing, quarterly assessments of the estimated probable incurred losses in the loan portfolio. In evaluating the level of the allowance for loan losses, management considers the types of loans and the amount of loans in the loan portfolio, peer group information, historical loss experience, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. Large groups of smaller balance homogeneous loans, such as residential real estate, small commercial real estate, home equity and consumer loans, are evaluated in the aggregate using historical loss factors and peer group data adjusted for current economic conditions. Geographic peer group data is obtained by general loan type and adjusted to reflect known differences between peers and the Bank, such as loan seasoning, underwriting experience, local economic conditions and customer characteristics. More complex loans, such as multi-family commercial real estate loans, are evaluated individually for impairment, primarily through the evaluation of collateral values.

      At December 31, 2001, our allowance for loan losses was $1.7 million or 0.7% of the total loan portfolio. Assessing ^ the allowance for loan losses is inherently subjective as it requires making material estimates, including the amount and timing of future cash flows expected to be received on impaired loans, that may be susceptible to significant change. In the opinion of management, the allowance, when taken as a whole, ^reflects estimated probable loan losses ^ in our loan portfolios.

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      The following table sets forth an analysis of our allowance for loan losses.

	Year Ended December 31,
	2001	2000	1999	1998	1997
	(Dollars in Thousands)

Balance at beginning of period	$1,699	$1,296	$1,237	$2,060	$2,084

Charge-offs
One- to four-family	(54)	---	---	---	---
Multi-family	---	---	---	---	---
Construction	---	---	---	---	---
Commercial	---	---	---	---	---
Consumer	(128)	(182)	(234)	(855)(1)	(1,604)(1)
	(182)	(182)	(234)	(855)	(1,604)
Recoveries
One- to four-family	61	7	---	---	---
Multi-family	---	---	---	---	---
Construction	---	---	---	---	---
Commercial	---	---	---	---	---
Consumer	96	134	201	258	345
	157	141	201	258	345

Net charge-offs	(25)	(41)	(33)	(597)	(1,259)

Provision (benefit) for loan losses	68	444	92	(226)	1,235

Balance at end of period	$1,742	$1,699	$1,296	$1,237	$2,060

Net charge-offs to average loans during this period	0.13%	0.17%	0.31%	0.78%	1.31%

Net charge-offs to average nonperforming loans during this period	58.14%	30.15%	5.87%	81.22%	241.88%

Allowance for loan losses to nonperforming loans	17,420.00%	2,235.53%	661.22%	133.15%	380.78%

Allowance as a % of total loans (end of period)	0.67%	0.72%	0.87%	0.87%	1.38%

__________

(1) $198,000 in 1998 and $722,000 in 1997 relates to the credit card portfolio which was sold in 1998.

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      The distribution of our allowance for loan losses at the dates indicated is summarized as follows:

	2001			2000			1999			1998			1997
	Amount	Percent of Allowance to Total Allowance	Percent of Gross Loans in Each Category Total Gross Loans	Amount	Percent of Allowance to Total Allowance	Percent of Gross Loans in Each Category Total Gross Loans	Amount	Percent of Allowance to Total Allowance	Percent of Gross Loans in Each Category Total Gross Loans	Amount	Percent of Allowance to Total Allowance	Percent of Gross Loans in Each Category Total Gross Loans	Amount	Percent of Allowance to Total Allowance	Percent of Gross Loans in Each Category Total Gross Loans
	(Dollars in Thousands)
Secured by residential real estate	$ 964	55.34%	71.61%	$ 767	45.15%	62.40%	$ 220	16.98%	45.75%	$ 187	15.12%	46.97%	$ 200	9.71%	46.53%

Secured by commercial real estate	152	8.73	18.29	182	10.71	24.08	209	16.13	30.85	163	13.18	27.14	124	6.02	21.35

Construction	8	0.46	0.97	---	---	---	---	---	0.12	---	---	0.54	---	---	---

Consumer	469	26.92	9.01	620	36.49	13.45	729	56.25	23.03	787	63.62	25.17	1,576	76.50	32.05

Commercial	1	0.5	0.12	---	---	0.07	---	---	0.25	---	---	0.18	---	---	0.07

Unallocated	148	8.50	---	130	7.65	---	138	10.65	---	100	8.08	---	160	7.77	---

Total Allowance for Loan Losses	$1,742	100.00%	100.00%	$1,699	100.00%	100.00%	$1,296	100.00%	100.00%	$1,237	100.00%	100.00%	$2,060	100.00%	100.00%

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Investment Activities

      Federally chartered savings institutions have the authority to invest in various types of liquid assets, including United States Treasury obligations, securities of various federal agencies, including callable agency securities, certain certificates of deposit of insured banks and savings institutions, certain bankers' acceptances, repurchase agreements and federal funds. Subject to various restrictions, federally chartered savings institutions may also invest their assets in investment grade commercial paper and corporate debt securities and mutual funds whose assets conform to the investments that a federally chartered savings institution is otherwise authorized to make directly. See "How We Are Regulated - Pacific Trust Bank" and "- Qualified Thrift Lender Test" for a discussion of additional restrictions on our investment activities.

      The treasurer has the basic responsibility for the management of our investment portfolio, subject to the direction and guidance of the investment committee. The Treasurer considers various factors when making decisions, including the marketability, maturity and tax consequences of the proposed investment. The maturity structure of investments will be affected by various market conditions, including the current and anticipated slope of the yield curve, the level of interest rates, the trend of new deposit inflows, and the anticipated demand for funds via deposit withdrawals and loan originations and purchases.

      The general objectives of our investment portfolio are to provide liquidity when loan demand is high, to assist in maintaining earnings when loan demand is low and to maximize earnings while satisfactorily managing risk, including credit risk, reinvestment risk, liquidity risk and interest rate risk. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset and Liability Management and Market Risk."

      Our investment securities currently consist solely of collateralized mortgage obligations, also referred to as CMOs. CMOs are securities derived by reallocating the cash flows from mortgage-backed securities or pools of mortgage loans in order to create multiple classes, or tranches, of securities with coupon rates and average lives that differ from the underlying collateral as a whole. The term to maturity of any particular tranche is dependent upon the prepayment speed of the underlying collateral as well as the structure of the particular CMO. As a result of these factors, the estimated average lives of the CMOs may be shorter than the contractual maturities as shown on the table below. Although a significant proportion of our CMOs are interests in tranches which have been structured (through the use of cash flow priority and "support" tranches) to give somewhat more predictable cash flows, the cash flow and hence the value of CMOs are subject to change.

      We invest in CMOs as an alternative to mortgage loans and conventional mortgage-backed securities as part of our asset/liability management strategy. Management believes that CMOs represent attractive investment alternatives relative to other investments due to the wide variety of maturity and repayment options available through such investments. In particular, we have from time to time concluded that short and intermediate duration CMOs (with an expected average life of five years or less) represent a better combination of rate and duration than adjustable rate mortgage-backed securities. All of our CMOs are available for sale. At December 31, 2001, we held $13.7 million of CMOs, substantially all of which were of expected short and intermediate duration. See Note 2 of the Notes to Consolidated Financial Statements.

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      The following table sets forth the composition of our securities portfolio and other investments at the dates indicated. Our securities portfolio at December 31, 2001, did not contain securities of any issuer with an aggregate book value in excess of 10% of our equity capital, excluding those issued by the United States Government or its agencies.

	December 31,
	2001		2000		1999
	Carrying Value	% of Total Total	Carrying Value	% of Total Total	Carrying Value	% of Total Total
	(Dollars in Thousands)

Securities Available for Sale:
U.S. government and federal agencies	$ ---	---%	$ 7,983	19.49%	$15,280	27.29%
Collateralized mortgage obligations	13,661	100.00	20,935	51.13	29,573	52.81
Marketable equity securities	---	---	12,030	29.38	11,143	19.90
Total	$13,661	100.00%	$40,948	100.00%	$55,996	100.00%

Average remaining life of securities	2.0 years		1.7 years		2.4 years

Other earning assets:
Interest-earning deposits with banks	$ 2,606	17.07%	$ 851	19.42%	$ 1,491	13.22%
Federal funds sold	10,150	66.49	---	---	---	---
FHLB stock	2,509	16.44	2,705	61.74	1,221	10.83
Other investments	---	---	825	18.83	8,566	75.95
	$15,265	100.00%	$4,381	100.00%	$11,278	100.00%

      The composition and maturities of the securities portfolio, excluding Federal Home Loan Bank stock as of December 31, 2001 are indicated in the following table.

	December 31, 2001
	One Year or Less	One to Five Years	Five to 10 Years	Over 10 Years	Total Securities
	Amortized Cost	Amortized Cost	Amortized Cost	Amortized Cost	Amortized Cost	Fair Value
	(Dollars in Thousands)

Collateralized mortgage obligations	$139	$3,638	$1,540	$8,256	$13,573	$13,661
Total investment securities	$139	$3,638	$1,540	$8,256	$13,573	$13,661
Weighted average yield	5.26%	5.28%	4.39%	5.19%

Sources of Funds

      General. Our sources of funds are deposits, borrowings, payment of principal and interest on loans, interest earned on or maturation of other investment securities and funds provided from operations.

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      Deposits. We offer a variety of deposit accounts to both consumers and businesses having a wide range of interest rates and terms. Our deposits consist of savings accounts, money market deposit accounts, NOW and demand accounts and certificates of deposit. We solicit deposits primarily in our market areas and from financial institutions and have not accepted brokered deposits. We primarily rely on competitive pricing policies, marketing and customer service to attract and retain these deposits.

      The flow of deposits is influenced significantly by general economic conditions, changes in money market and prevailing interest rates and competition. The variety of deposit accounts we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows, as customers have become more interest rate conscious. We try to manage the pricing of our deposits in keeping with our asset/liability management, liquidity and profitability objectives, subject to competitive factors. Based on our experience, we believe that our deposits are relatively stable sources of funds. Despite this stability, our ability to attract and maintain these deposits and the rates paid on them has been and will continue to be significantly affected by market conditions.

      The following table sets forth our deposit flows during the periods indicated.

	Year Ended December 31,
	2001	2000	1999
	(Dollars in thousands)

Opening balance	$218,695	$200,940	$206,007
Deposits/withdrawals	24,326	8,865	(12,708)
Interest credited	8,933	8,890	7,641

Ending balance	$251,954	$218,695	$200,940

Net increase (decrease)	$33,259	$17,755	$(5,067)

Percent increase (decrease)	15.21%	8.84%	(2.46)%

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      The following table sets forth the dollar amount of savings deposits in the various types of deposit programs we offered at the dates indicated.

	December 31,
	2001		2000		1999
	Amount	Percent of Total	Amount	Percent of Total	Amount	Percent of Total
	(Dollars in thousands)

Noninterest-bearing demand	$ 4,001	1.59%	$ 4,024	1.84%	$ 3,397	1.69%

Savings	42,507	16.87	38,820	17.75	39,493	19.65

NOW	24,266	9.63	22,866	10.46	22,062	10.98

Money market	58,181	23.09	50,390	23.04	36,807	18.32

Certificates of deposit
2.00% - 2.99%	24,733	9.82	---	---	---	---
3.00% - 3.99%	24,358	9.67	---	---	---	---
4.00% - 4.99%	35,657	14.15	4,188	1.91	44,828	22.31
5.00% - 5.99%	24,671	9.79	33,121	15.14	50,686	25.22
6.00% - 6.99%	13,328	5.29	65,051	29.75	2,819	1.40
7.00% - 7.99%	252	0.10	235	0.11	848	0.42

Total Certificates of Deposit	122,999	48.82	102,595	46.91	99,181	49.36

	$251,954	100.00%	$218,695	100.00%	$200,940	100.00%

      The following table indicates the amount of Pacific Trust Bank's certificates of deposit and other deposits by time remaining until maturity as of December 31, 2001.

	2002	2003	2004	2005	2006	Total
	(Dollars in Thousands)

0.00% - 2.99%	$22,789	$ 1,483	$ 461	$ ---	$ ---	$ 24,733
3.00% - 3.99%	19,065	5,245	48	---	---	24,358
4.00% - 4.99%	28,209	4,915	1,391	670	472	35,657
5.00% - 5.99%	18,347	4,268	864	401	791	24,671
6.00% - 6.99%	9,814	1,718	615	1,181	---	13,328
7.00% - 7.99%	---	---	---	252	---	252

	$98,224	$17,629	$3,379	$2,504	$1,263	$122,999

$100,000 and over	$15,831	$ 4,221	$ 300	$ 775	$ 400	$ 21,527
Below $100,000	82,393	13,408	3,079	1,729	863	101,472

Total	$98,224	$17,629	$3,379	$2,504	$1,263	$122,999

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      Borrowings. Although deposits are our primary source of funds, we may utilize borrowings when they are a less costly source of funds and can be invested at a positive interest rate spread, when we desire additional capacity to fund loan demand or when they meet our asset/liability management goals. Our borrowings historically have consisted of advances from the Federal Home Loan Bank of San Francisco. See Note 7 of the Notes to Consolidated Financial Statements.

      We may obtain advances from the Federal Home Loan Bank of San Francisco upon the security of certain of our mortgage loans and mortgage-backed and other securities. These advances may be made pursuant to several different credit programs, each of which has its own interest rate, range of maturities and call features. At December 31, 2001, we had $28.0 million in Federal Home Loan Bank advances outstanding and the ability to borrow an additional $141.7 million.

      The following table sets forth certain information as to our borrowings at the dates or for the years indicated.

	At or for the Year Ended December 31,
	2001	2000	1999
	(Dollars in Thousands)

Average balance outstanding	$36,992	$21,792	$---

Maximum month-end balance	$59,000	$53,800	$---

Balance at end of period	$28,000	$53,800	$---

Weighted average interest rate during the period	7.14%(1)	5.45%	---%

Weighted average interest rate at end of period	4.67%	6.48%	---%
______________

(1) Includes prepayment penalty of $468,000.

Subsidiary and Other Activities

      As a federally chartered savings bank, we are permitted by Office of Thrift Supervision regulations to invest up to 2% of our assets, or $6.2 million at December 31, 2001, in the stock of, or unsecured loans to, service corporation subsidiaries. We may invest an additional 1% of our assets in service corporations where such additional funds are used for inner-city or community development purposes. Pacific Trust Bank does not currently have any subsidiary service corporations.

Competition

      We face strong competition in originating real estate and other loans and in attracting deposits. Competition in originating real estate loans comes primarily from other savings institutions, commercial banks, credit unions and mortgage bankers. Other savings institutions, commercial banks, credit unions and finance companies provide vigorous competition in consumer lending.

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      We attract our deposits through our branch office system and through the internet. Competition for those deposits is principally from other savings institutions, commercial banks and credit unions located in the same community, as well as mutual funds and other alternative investments. We compete for these deposits by offering superior service and a variety of deposit accounts at competitive rates. Based on the most recent branch deposit data provided by the FDIC, Pacific Trust Bank's share of deposits was ^0.69% and ^0.30% in San Diego and Riverside Counties, respectively.

Employees

      At December 31, 2001, we had a total of 62 full-time employees and 24 part-time employees. Our employees are not represented by any collective bargaining group. Management considers its employee relations to be good.

Properties

      At December 31, 2001, we had six full service offices, one limited service office and a commitment to purchase one full service office at a price of $1.4 million. This office was opened subsequent to December 31, 2001. We own the office building in which our home office and executive offices are located. At December 31, 2001, we owned all but two of our other branch offices. The net book value of our investment in premises, equipment and leaseholds, excluding computer equipment, was approximately $3.4 million at December 31, 2001.

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      The following table provides a list of Pacific Trust Bank's main and branch offices and indicates whether the properties are owned or leased:
Location	Owned or Leased	Lease Expiration Date	Net Book Value at December 31, 2001
			(Dollars in Thousands)
MAIN AND EXECUTIVE OFFICE 610 Bay Boulevard Chula Vista, CA 91910	Owned	N/A	$211
BRANCH OFFICES:
279 F Street Chula Vista, CA 91912	Owned	N/A	$146
850 Lagoon Drive Chula Vista, CA 91910	Leased	N/A	N/A
350 Fletcher Parkway El Cajon, CA 91910	Leased	December 2004	N/A
5508 Balboa Avenue (1) San Diego, CA 92111	Leased	March 2007	N/A
27425 Ynez Road(2) Temecula, CA 92591	Owned	N/A	N/A
8200 Arlington Avenue Riverside, CA 92503	Leased	N/A	$73
5030 Arlington Avenue Riverside, CA 92503	Owned	N/A	$185

(1) Opened as of March 4, 2002.
(2) Location effective as of February 2002.

      We believe that our current facilities are adequate to meet the present and immediately foreseeable needs of Pacific Trust Bank and First PacTrust Bancorp, Inc.

      We currently utilize Users DataSafe, an in-house data processing system. The net book value of the data processing and computer equipment utilized by us at December 31, 2001 was $494,000.

Legal Proceedings

      From time to time we are involved as plaintiff or defendant in various legal actions arising in the normal course of business. We do not anticipate incurring any material liability as a result of such litigation.

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MANAGEMENT

Management of First PacTrust Bancorp, Inc.,

      The board of directors of First PacTrust Bancorp, Inc. consists of the same individuals who serve as directors of Pacific Trust Bank. The board of directors of First PacTrust Bancorp, Inc. is divided into three classes, each of which contains approximately one-third of the board. The directors shall be elected by the stockholders of First PacTrust Bancorp, Inc. for three year terms, or until their successors are elected. One class of directors, consisting of Hans R. Ganz and Donald A. Purdy, has a term of office expiring at the first annual meeting of stockholders. A second class of directors, consisting of Alvin L. Majors and Donald A. Whitacre, has a term of office expiring at the second annual meeting of stockholders. The third class of directors, consisting of Francis P. Burke and Kenneth W. Scholz, has a term of office expiring at the third annual meeting of stockholders.

      The following individuals are executive officers of First PacTrust Bancorp, Inc. and hold the offices set forth below opposite their names.

Executive	Position Held with First PacTrust Bancorp, Inc.

Hans R. Ganz	President and Chief Executive Officer
James P. Sheehy	Senior Vice President, Secretary and Treasurer

      The executive officers of First PacTrust Bancorp, Inc. are elected annually and hold office until their respective successors have been elected or until death, resignation or removal by the board of directors.

      Information concerning the principal occupations, employment and compensation of the directors and executive officers of First PacTrust Bancorp, Inc. is set forth under "- Management of Pacific Trust Bank" and "- Executive Officers Who Are Not Directors." Directors of First PacTrust Bancorp, Inc. initially will not be compensated by First PacTrust Bancorp, Inc. but will serve and be compensated by Pacific Trust Bank. It is not anticipated that separate compensation will be paid to directors of First PacTrust Bancorp, Inc. until such time as these persons devote significant time to the separate management of First PacTrust Bancorp, Inc.'s affairs, which is not expected to occur until First PacTrust Bancorp, Inc. becomes actively engaged in additional businesses other than holding the stock of Pacific Trust Bank. First PacTrust Bancorp, Inc. may determine that such compensation is appropriate in the future.

Management of Pacific Trust Bank

      Because Pacific Trust Bank is a mutual savings bank, its members have elected its board of directors. Upon completion of the conversion, the directors of Pacific Trust Bank immediately prior to the conversion will continue to serve as directors of Pacific Trust Bank in stock form. The board of directors of Pacific Trust Bank in stock form will consist of six directors divided into three classes, with approximately one-third of the directors elected at each annual meeting of stockholders. Because First PacTrust Bancorp, Inc. will own all the issued and outstanding capital stock of Pacific Trust Bank following the conversion, the board of directors of First PacTrust Bancorp, Inc. will elect the directors of Pacific Trust Bank.

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      The following table sets forth certain information regarding the board of directors of Pacific Trust Bank.

Name	Age(1)	Positions Held With Pacific Trust Bank	Director Since	Term of Office Expires

Alvin L. Majors	61	Chairman of the Board	1985	2004
Hans R. Ganz	47	President, Chief Executive Officer and Director	2000	2003
Francis P. Burke	62	Director	1994	2005
Kenneth W. Scholz	52	Director	1998	2005
Donald M. Purdy	70	Director	1998	2003
Donald A. Whitacre	49	Director	2001	2004

_________________

(1) As of January 31, 2002.

      The business experience of each director for at least the past five years is set forth below.

      Alvin L. Majors. Mr. Majors is currently retired, although he does do consulting on a part-time basis for a start-up private company. He also serves on the finance committee of Alliance Healthcare Foundation. Prior to his retirement, he was employed by Rohrs, Inc. for 26 years, with his last title being Vice President and Controller. Prior to joining Rohr, Inc., Mr. Majors worked for Deloitte and Touche for five years.

      Hans R. Ganz. Mr. Ganz has been President and Chief Executive Officer of Pacific Trust Bank, and its predecessor since 1995, and a Director since 2000. He has been employed with Pacific Trust Bank and its predecessor in various other capacities since 1992.

      Francis P. Burke. Mr. Burke is currently retired. He retired from Rohr, Inc. as Vice President of Airline ^Support in 1997 after over 20 years of service in various positions, including Vice President, System Management, Program Manager, and Director, G.E./CFMI Programs, and with Rohr Marine, Inc. as Vice President and Surface Effect Ship Program Manager. He previously served six years as Executive Vice President of RMI, Inc., responsible for Business Development, Programs & Technology and Operations.

      Kenneth W. Scholz. Mr. Scholz is Finance Director and Controller of Goodrich Aerostructures, an aerospace manufacturing company located in Chula Vista, California. He has served in this capacity since 1997, and in various other capacities for Goodrich Aerostructures since 1978.

      Donald M. Purdy. Mr. Purdy is currently retired. He served as Senior Vice President - Commercial Business for Rohr, Inc., Chula Vista, CA, from 1989 to1994, and was employed by Rohr, Inc. in various capacities for a period of 43 years.

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      Donald A. Whitacre. Mr. Whitacre is President of D.A. Whitacre Construction, Inc., a commercial framing construction company located in El Cajon, California. He has operated this company since 1978.

Executive Officers Who Are Not Directors

      Each of the executive officers of Pacific Trust Bank will retain his or her office following the conversion. Officers are elected annually by the board of directors of Pacific Trust Bank. The business experience for at least the past five years for each of the six executive officers of Pacific Trust Bank who do not serve as directors is set forth below.

      James P. Sheehy. Age 55 years. Mr. Sheehy serves as Senior Vice President, a position he has held since 1997 and Secretary and Treasurer for Pacific Trust Bank, positions he has held since 1999. He has been employed by Pacific Trust Bank since 1987.

      Melanie M. Stewart. Age 41 years. Ms. Stewart is Senior Vice President of Lending at Pacific Trust Bank. She has served in this position since 1998, and started with Pacific Trust Bank in 1990.

      Gayle N. Bland. Age 63 years. Ms. Bland, served as Senior Vice President since 1998. She has been employed by Pacific Trust Bank since 1973.

      Rachel M. Carrillo. Age 31 years. Ms. Carrillo is a Vice President of Branch Operations. She has served in this capacity since 1998. Ms. Carrillo has served in various other capacities at Pacific Trust Bank since 1993.

      Regan J. Gallagher. Age 32 years. Ms. Gallagher is currently serving as Vice President - Controller of Pacific Trust Bank, a position she has held since 2000. Prior to her position with Pacific Trust, Ms. Gallagher was a Senior Accountant with Deloitte & Touche.

      Lisa R. ^Goodwin. Age 32 years. Ms. ^Goodwin is currently serving as Vice President Information Systems, a position she has held since 2001. Prior to serving as Vice President of Information Systems, Ms. ^Goodwin was an Assistant Vice President, and has been employed by Pacific Trust Bank since 1997. Prior to her position with Pacific Trust, Ms. ^Goodwin was an Associate Systems Engineer with Security Pacific Financial Services, a Bank of America Company, from 1993 to 1997.

Meetings and Committees of the Board of Directors

      Our board of directors meets monthly. During the year ended December 31, 2001, the board of directors held 12 meetings. No director attended fewer than 75% of the total meetings of the board of directors and committees on which such board member served during this period.

      We currently have standing Executive, Loan, Audit and Technology Committees. We do not have a standing Nominating Committee; rather, the Chairman appoints three members of the Bank to the nominating committee.

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      The Loan Committee is comprised of directors Scholz, Purdy, Whitacre and Ganz. The Loan Committee meets as needed to approve all loans over $3.5 million, and other non-standard loans, and to review and revise loan policies. This committee met 10 times in 2001.

      The Audit Committee is comprised of Directors Majors, Scholz and Whitacre. The Audit Committee meets at least quarterly and on an as needed basis. The Audit Committee hires the independent auditors and reviews the audit report prepared by the independent auditors. This committee met five times in 2001.

      The Executive Committee is comprised of Directors Majors, Burke, Purdy and Ganz. The Executive Committee meets on an as needed basis and is empowered to act on behalf of the entire board. This committee met one time in 2001.

      The Technology Committee is comprised of Directors Burke, Majors, Ganz and officer ^Goodwin. The Technology Committee meets on an as needed basis. The Technology Committee reviews and approves plans for changes and enhancements to the Bank's data processing and telecommunications systems, and to approve contracts with related system and service providers. This committee met one time in 2001.

Directors' Compensation

      Members of Pacific Trust Bank's board of directors receive a fee of $600 for each board meeting attended. In addition, the Chairman of the Board receives an additional $300 per meeting attended and each director receives $200 for committee meetings attended. Attendance by telephone is compensated at one-third the rate for directors attending in person.

Executive Compensation

      The following table sets forth a summary of certain information concerning the compensation paid by Pacific Trust Bank, including amounts deferred to future periods by the officers, for services rendered in all capacities during the year ended December 31, 2001 to the President and Chief Executive Officer of Pacific Trust Bank and the three other highest compensated executive officers of Pacific Trust Bank whose salary and bonus exceeded $100,000.

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Summary Compensation Table

		Annual Compensation			Long Term Compensation Awards
Name and Principal Position	Fiscal Year	Salary	Bonus	Other Annual Compensation ($)(1)	Restricted Stock Award ($)(2)	Options (#)(2)	All Other Compen- sation (3)

Hans R. Ganz, President, Chief Executive Officer and Director	2001	$178,850	95,000	---	---	---	$6,800(3)

James P. Sheehy, Senior Vice President, Secretary and Treasurer	2001	89,459	27,500	---	---	---	4,345 (3)

Melanie M. Stewart, Senior Vice President, Lending	2001	86,867	40,000	---	---	---	1,805 (3)

_____________

(1)	This amount does not include personal benefits or perquisites which did not exceed the lesser of $50,000 or 10% of the named individuals' salary and bonus.
(2)	As a mutual institution, Pacific Trust Bank does not have any stock option or restricted stock plans. Pacific Trust Bank does, however, intend to adopt such plans following the conversion. See "- Benefits -- Other Stock Benefit Plans."

(3)	This amount represents Pacific Trust Bank's contribution to its 401(k) plan on behalf of the named executive officers.

Benefits

      General. Pacific Trust Bank currently provides health and welfare benefits to its employees, including hospitalization, comprehensive medical insurance, dental, life, short term and long-term disability insurance, subject to certain deductibles and copayments by employees. Pacific Trust Bank also provides certain retirements benefits. See Note 12 of the Notes to Consolidated Financial Statements.

      Pacific Trust Bank Deferred Compensation Plan. Pacific Trust Bank also maintains an executive deferral program for the benefit of certain senior executives that have been designated to participate in the program. The program allows an additional opportunity for key executives to defer a portion of their income into a non-qualified deferral program to supplement their retirement earnings. Mr. Ganz had $12,000 in income deferred pursuant to this program during 2001.

      401(k) Employee Stock Ownership Plan. First PacTrust Bancorp, Inc. intends to adopt a new benefit plan which is comprised of its existing 401(k) plan and includes an employee stock ownership plan component for employees of First PacTrust Bancorp, Inc. and Pacific Trust Bank to become effective upon the conversion. This plan hereafter referred to as the "KSOP Plan." Employees of First PacTrust Bancorp, Inc. and Pacific Trust Bank who have been credited with at least 1,000 hours of service during a twelve month period are eligible to participate in the ^KSOP Plan.

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      As part of the conversion, it is anticipated that the ^KSOP Plan will borrow funds from First PacTrust Bancorp, Inc. The ^KSOP Plan will use these funds to purchase up to 8.0% of the common stock issued in the conversion. It is anticipated that this loan will equal 100% of the aggregate purchase price of the common stock acquired by the ^KSOP Plan. The loan to the ^KSOP Plan will be repaid principally from Pacific Trust Bank's contributions to the ^KSOP Plan over a period of 10 years, and the collateral for the loan will be the common stock purchased by the ^KSOP Plan. The interest rate for the loan is expected to be the ^prime rate of interest. First PacTrust Bancorp, Inc. may, in any plan year, make additional discretionary contributions for the benefit of plan participants in either cash or shares of common stock, which may be acquired through the purchase of outstanding shares in the market or from individual stockholders, upon the original issuance of additional shares by First PacTrust Bancorp, Inc. or upon the sale of treasury shares by First PacTrust Bancorp, Inc. These purchases, if made, would be funded through additional borrowings by the ^KSOP Plan or additional contributions from First PacTrust Bancorp, Inc. The timing, amount and manner of future contributions to the ^KSOP Plan will be affected by various factors, including prevailing regulatory policies, the requirements of applicable laws and regulations and market conditions.

      Shares purchased by the ^KSOP Plan with the proceeds of the loan will be held in a suspense account and released to participants' accounts as debt service payments are made. Shares released from the ^KSOP Plan will be allocated to each eligible participant's ^KSOP Plan account based on the ratio of each such participant's compensation to the total compensation of all eligible ^KSOP Plan participants. Forfeitures will be reallocated among remaining participating employees and may reduce any amount First PacTrust Bancorp, Inc. might otherwise have contributed to the ^KSOP Plan. The account balances of participants within the ^KSOP Plan will become 100% vested after five years of service. Credit for eligibility and vesting is given for years of service with Pacific Trust Bank prior to adoption of the ^KSOP Plan. In the case of a "change in control," as defined in the ^KSOP Plan, which triggers a termination of the ^KSOP Plan, participants will become immediately fully vested in their account balances. Benefits are payable upon retirement or other separation from service. First PacTrust Bancorp, Inc.'s contributions to the ^KSOP Plan are not fixed, so benefits payable under the ^KSOP Plan cannot be estimated.

      ____________________ will serve as trustee of the ^KSOP Plan. Under the ^KSOP Plan, the trustee must vote all allocated shares held in the ^KSOP Plan in accordance with the instructions of the participating employees, and unallocated shares will be voted in the same ratio on any matter as those allocated shares for which instructions are given.

      GAAP requires that any third party borrowing by the ^KSOP Plan be reflected as a liability on First PacTrust Bancorp, Inc.'s statement of financial condition. Since the ^KSOP Plan is borrowing from First PacTrust Bancorp, Inc., such obligation is not treated as a liability, but will be excluded from stockholders' equity. If the ^KSOP Plan purchases newly issued shares from First PacTrust Bancorp, Inc., total stockholders' equity would neither increase nor decrease, but per share stockholders' equity and per share net earnings would decrease as the newly issued shares are allocated to the ^KSOP Plan participants.

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      The ^KSOP Plan will be subject to the requirements of ERISA, and the regulations of the IRS and the Department of Labor thereunder.

      Other Stock Benefit Plans. In the future, we intend to adopt a stock option plan and a restricted stock plan for the benefit of selected directors, officers and employees. We anticipate that the stock option plan and restricted stock plan will have reserved a number of shares equal to 10% and 4%, respectively, of the First PacTrust Bancorp, Inc. common stock sold in the conversion. Grants of common stock pursuant to the restricted stock plan will be issued without cost to the recipient. If a determination is made to implement a stock option plan or restricted stock plan, it is anticipated that any such plans will be submitted to stockholders for their consideration at which time stockholders would be provided with detailed information regarding such plan. If such plans are approved, and effected, they will have a dilutive effect on First PacTrust Bancorp, Inc.'s stockholders as well as affect First PacTrust Bancorp, Inc.'s net income and stockholders' equity, although the actual results cannot be determined until such plans are implemented. Any such stock option plan or restricted stock plan will not be implemented less than six months after the date of the completion of the conversion, subject to continuing Office of Thrift Supervision jurisdiction.

      Termination Agreements for Executive Officers. In connection with the conversion, Pacific Trust Bank intends to enter into three-year termination agreements with Messrs. Ganz and Sheehy and Ms. Stewart. The termination agreements provide for a severance payment and other benefits in the event of a change in control of First PacTrust Bancorp or Pacific Trust Bank.

      The value of the severance benefits under the termination agreements is 2.99 times the executive's average annual W-2 compensation during the five calendar year period prior to the effective date of the change in control (base amount) for Mr. Ganz, and 2.00 times for Mr. Sheehy and Ms. Stewart. Assuming that a change in control had occurred at December 31, 2001, Messrs. Ganz and Sheehy and Ms. Stewart would be entitled to a payment of approximately ^$821,549, $233,918 and $253,734, respectively. Section 280G of the Internal Revenue Code provides that severance payments that equal or exceed three times the individual's base amount are deemed to be "excess parachute payments" if they are conditioned upon a change in control. Individuals receiving parachute payments in excess of three times their base amount are subject to a 20% excise tax on the amount of the excess payments. If excess parachute payments are made, First PacTrust Bancorp and Pacific Trust would not be entitled to deduct the amount of the excess payment. The termination agreements provide that severance and other payments that are subject to a change in control will be reduced as much as necessary to ensure that no amounts payable to the executive will be considered excess parachute payments.

Loans and Other Transactions with Officers and Directors

      Pacific Trust Bank has followed a policy of granting loans to officers and directors, which fully complies with all applicable federal regulations. Loans to directors and executive officers are made in the ordinary course of business and on the same terms and conditions as those of comparable transactions with non-insider employees prevailing at the time, in accordance with our underwriting guidelines, and do not involve more than the normal risk of collectibility or present other unfavorable features.

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      All loans we make to our directors and executive officers are subject to Office of Thrift Supervision regulations restricting loans and other transactions with affiliated persons of Pacific Trust Bank. Loans to all directors and executive officers and their associates totaled approximately $1.2 million at December 31, 2001, which was 4.2% of our equity at that date. All loans to directors and executive officers were performing in accordance with their terms at December 31, 2001.

HOW WE ARE REGULATED

      Set forth below is a brief description of certain laws and regulations which are applicable to First PacTrust Bancorp, Inc. and Pacific Trust Bank. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to the applicable laws and regulations.

      Legislation is introduced from time to time in the United States Congress that may affect the operations of First PacTrust Bancorp, Inc. and Pacific Trust Bank. In addition, the regulations governing First PacTrust Bancorp, Inc. and Pacific Trust Bank may be amended from time to time by the Office of Thrift Supervision. Any such legislation or regulatory changes in the future could adversely affect First PacTrust Bancorp, Inc. or Pacific Trust Bank. No assurance can be given as to whether or in what form any such changes may occur.

General

      Pacific Trust Bank, as a federally chartered savings institution, is subject to federal regulation and oversight by the Office of Thrift Supervision extending to all aspects of its operations. Pacific Trust Bank also is subject to regulation and examination by the FDIC, which insures the deposits of Pacific Trust Bank to the maximum extent permitted by law, and requirements established by the Federal Reserve Board. Federally chartered savings institutions are required to file periodic reports with the Office of Thrift Supervision and are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. The investment and lending authority of savings institutions are prescribed by federal laws and regulations, and such institutions are prohibited from engaging in any activities not permitted by such laws and regulations. Such regulation and supervision primarily is intended for the protection of depositors and not for the purpose of protecting shareholders. This regulatory oversight will continue to apply to Pacific Trust Bank following the reorganization.

      The Office of Thrift Supervision regularly examines Pacific Trust Bank and prepares reports for the consideration of Pacific Trust Bank's board of directors on any deficiencies that it may find in Pacific Trust Bank's operations. The FDIC also has the authority to examine Pacific Trust Bank in its role as the administrator of the Savings Association Insurance Fund. Our relationship with its depositors and borrowers also is regulated to a great extent by both Federal and state laws, especially in such matters as the ownership of savings accounts and the form and content of our mortgage requirements. Any change in such regulations, whether by the FDIC, the Office of Thrift Supervision or Congress, could have a material adverse impact on First PacTrust Bancorp, Inc. and Pacific Trust Bank and their operations.

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First PacTrust Bancorp, Inc.

      Pursuant to regulations of The Office of Thrift Supervision and the terms of First PacTrust Bancorp, Inc.'s Maryland charter, the purpose and powers of First PacTrust Bancorp, Inc. are to pursue any or all of the lawful objectives of a thrift holding company and to exercise any of the powers accorded to a thrift holding company.

      If we fail the qualified thrift lender test, First PacTrust Bancorp, Inc. must obtain the approval of the Office of Thrift Supervision prior to continuing after such failure, directly or through other subsidiaries, any business activity other than those approved for multiple thrift companies or their subsidiaries. In addition, within one year of such failure First PacTrust Bancorp, Inc. must register as, and will become subject to, the restrictions applicable to bank holding companies.

Pacific Trust Bank

      The Office of Thrift Supervision has extensive authority over the operations of savings institutions. As part of this authority, we are required to file periodic reports with the Office of Thrift Supervision and we are subject to periodic examinations by the Office of Thrift Supervision and the FDIC. When these examinations are conducted by the Office of Thrift Supervision and the FDIC, the examiners may require Pacific Trust Bank to provide for higher general or specific loan loss reserves. All savings institutions are subject to a semi-annual assessment, based upon the savings institution's total assets, to fund the operations of the Office of Thrift Supervision.

      The Office of Thrift Supervision also has extensive enforcement authority over all savings institutions and their holding companies, including Pacific Trust Bank and First PacTrust Bancorp, Inc. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease-and-desist or removal orders and to initiate injunctive actions. In general, these enforcement actions may be initiated for violations of laws and regulations and unsafe or unsound practices. Other actions or inactions may provide the basis for enforcement action, including misleading or untimely reports filed with the Office of Thrift Supervision. Except under certain circumstances, public disclosure of final enforcement actions by the Office of Thrift Supervision is required.

      In addition, the investment, lending and branching authority of Pacific Trust Bank is prescribed by federal laws and it is prohibited from engaging in any activities not permitted by such laws. For instance, no savings institution may invest in non-investment grade corporate debt securities. In addition, the permissible level of investment by federal institutions in loans secured by non-residential real property may not exceed 400% of total capital, except with approval of the Office of Thrift Supervision. Federal savings institutions are also generally authorized to branch nationwide. Pacific Trust Bank is in compliance with the noted restrictions.

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      Pacific Trust Bank's general permissible lending limit for loans-to-one-borrower is equal to the greater of $500,000 or 15% of unimpaired capital and surplus (except for loans fully secured by certain readily marketable collateral, in which case this limit is increased to 25% of unimpaired capital and surplus). At December 31, 2001, Pacific Trust Bank's lending limit under this restriction was $4.3 million. Pacific Trust Bank is in compliance with the loans-to-one-borrower limitation.

      The Office of Thrift Supervision, as well as the other federal banking agencies, has adopted guidelines establishing safety and soundness standards on such matters as loan underwriting and documentation, asset quality, earnings standards, internal controls and audit systems, interest rate risk exposure and compensation and other employee benefits. Any institution which fails to comply with these standards must submit a compliance plan.

Insurance of Accounts and Regulation by the FDIC

      Pacific Trust Bank is a member of the Savings Association Insurance Fund, which is administered by the FDIC. Deposits are insured up to the applicable limits by the FDIC and such insurance is backed by the full faith and credit of the United States Government. As insurer, the FDIC imposes deposit insurance premiums and is authorized to conduct examinations of and to require reporting by FDIC-insured institutions. It also may prohibit any FDIC-insured institution from engaging in any activity the FDIC determines by regulation or order to pose a serious risk to the Savings Association Insurance Fund or the Bank Insurance Fund. The FDIC also has the authority to initiate enforcement actions against savings institutions, after giving the Office of Thrift Supervision an opportunity to take such action, and may terminate the deposit insurance if it determines that the institution has engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

Regulatory Capital Requirements

      Federally insured savings institutions, such as Pacific Trust Bank, are required to maintain a minimum level of regulatory capital. The Office of Thrift Supervision has established capital standards, including a tangible capital requirement, a leverage ratio or core capital requirement and a risk-based capital requirement applicable to such savings institutions. These capital requirements must be generally as stringent as the comparable capital requirements for national banks. The Office of Thrift Supervision is also authorized to impose capital requirements in excess of these standards on a case-by-case basis.

      The capital regulations require tangible capital of at least 1.5% of adjusted total assets, as defined by regulation. Tangible capital generally includes common stockholders' equity and retained earnings, and certain noncumulative perpetual preferred stock and related earnings. In addition, generally all intangible assets, other than a limited amount of purchased mortgage servicing rights, and certain other items, must be deducted from tangible capital for calculating compliance with the requirement. At December 31, 2001, Pacific Trust Bank had no intangible assets.

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      At December 31, 2001, Pacific Trust Bank had tangible capital of $28.7 million, or 9.2% of adjusted total assets, which is approximately $24.0 million above the minimum requirement of 1.5% of adjusted total assets in effect on that date.

      The capital standards also require core capital equal to at least 3.0% of adjusted total assets. Core capital generally consists of tangible capital plus certain intangible assets, including a limited amount of purchased credit card relationships. As a result of the prompt corrective action provisions discussed below, however, a savings institution must maintain a core capital ratio of at least 4.0% to be considered adequately capitalized unless its supervisory condition is such as to allow it to maintain a 3.0% ratio. At December 31, 2001, Pacific Trust Bank had no intangibles which were subject to these tests.

      At December 31, 2001, Pacific Trust Bank had core capital equal to $28.7 million, or 9.2% of adjusted total assets, which is $16.2 million above the minimum requirement of 4.0% in effect on that date.

      The Office of Thrift Supervision also requires savings institutions to have total capital of at least 8.0% of risk-weighted assets. Total capital consists of core capital, as defined above, and supplementary capital. Supplementary capital consists of certain permanent and maturing capital instruments that do not qualify as core capital and general valuation loan and lease loss allowances up to a maximum of 1.25% of risk-weighted assets. Supplementary capital may be used to satisfy the risk-based requirement only to the extent of core capital. The Office of Thrift Supervision is also authorized to require a savings institution to maintain an additional amount of total capital to account for concentration of credit risk and the risk of non-traditional activities. At December 31, 2001, Pacific Trust Bank had $1.7 million of general loan loss reserves, which was less than 1.25% of risk-weighted assets.

      In determining the amount of risk-weighted assets, all assets, including certain off-balance sheet items, will be multiplied by a risk weight, ranging from 0% to 100%, based on the risk inherent in the type of asset. For example, the Office of Thrift Supervision has assigned a risk weight of 50% for prudently underwritten permanent one- to four-family first lien mortgage loans not more than 90 days delinquent and having a loan-to-value ratio of not more than 80% at origination unless insured to such ratio by an insurer approved by Fannie Mae or Freddie Mac.

      On December 31, 2001, Pacific Trust Bank had total risk-based capital of $30.4 million and risk-weighted assets of $197.4 million; or total capital of 15.4% of risk-weighted assets. This amount was $14.6 million above the 8.0% requirement in effect on that date.

      The Office of Thrift Supervision and the FDIC are authorized and, under certain circumstances, required to take certain actions against savings institutions that fail to meet their capital requirements. The Office of Thrift Supervision is generally required to take action to restrict the activities of an "undercapitalized institution," which is an institution with less than either a 4% core capital ratio, a 4% Tier 1 risked-based capital ratio or an 8.0% risk-based capital ratio. Any such institution must submit a capital restoration plan and until such plan is approved by the Office of Thrift Supervision may not increase its assets, acquire another institution, establish a branch or engage in any new activities, and generally may not make capital distributions. The Office of Thrift Supervision is authorized to impose the additional restrictions.

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      Any savings institution that fails to comply with its capital plan or has Tier 1 risk-based or core capital ratios of less than 3.0% or a risk-based capital ratio of less than 6.0% and is considered "significantly undercapitalized" must be made subject to one or more additional specified actions and operating restrictions which may cover all aspects of its operations and may include a forced merger or acquisition of the institution. An institution that becomes "critically undercapitalized" because it has a tangible capital ratio of 2.0% or less is subject to further mandatory restrictions on its activities in addition to those applicable to significantly undercapitalized institutions. In addition, the Office of Thrift Supervision must appoint a receiver, or conservator with the concurrence of the FDIC, for a savings institution, with certain limited exceptions, within 90 days after it becomes critically undercapitalized. The OTS may take other action as it determines, with the concurrence of the FDIC, would better achieve its objective, after documenting why. If the OTS determines to take action other than appointing a conservator or receiver, a redetermination must be made not later than the end of the 90-day period beginning on the date the original determination is made. If a redetermination is not made, then a conservator or receiver will, notwithstanding the above and with certain exceptions, be appointed. In general, the OTS will appoint a receiver if the institution is critically undercapitalized on average during the calendar quarter beginning 270 days after the date on which the institution became critically undercapitalized.

      The Office of Thrift Supervision is also generally authorized to reclassify an institution into a lower capital category and impose the restrictions applicable to such category if the institution is engaged in unsafe or unsound practices or is in an unsafe or unsound condition.

      The imposition by the Office of Thrift Supervision or the FDIC of any of these meaures on Pacific Trust Bank may have a substantial adverse effect on its operations and profitability. At December 31, 2001, Pacific Trust Bank was considered a "well-capitalized" institution.

Limitations on Dividends and Other Capital Distributions

      Office of Thrift Supervision regulations impose various restrictions on savings institutions with respect to their ability to make distributions of capital, which include dividends, stock redemptions or repurchases, cash-out mergers and other transactions charged to the capital account.

      Generally, savings institutions, such as Pacific Trust Bank, that before and after the proposed distribution remain well-capitalized, may make capital distributions during any calendar year equal to up to 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the Office of Thrift Supervision may have its dividend authority restricted by the Office of Thrift Supervision. Pacific Trust Bank may pay dividends in accordance with this general authority.

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      Savings institutions proposing to make any capital distribution need not submit written notice to the Office of Thrift Supervision prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Upon completion of this offering, Pacific Trust Bank will be a subsidiary of a holding company. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed these net income limitations must obtain Office of Thrift Supervision approval prior to making such distribution. The Office of Thrift Supervision may object to the distribution during that 30-day period based on safety and soundness concerns. See "- Regulatory Capital Requirements."

Liquidity

      All savings institutions, including Pacific Trust Bank, are required to maintain sufficient liquidity to ensure a safe and sound operation.

Qualified Thrift Lender Test

      All savings institutions, including Pacific Trust Bank, are required to meet a qualified thrift lender test to avoid certain restrictions on their operations. This test requires a savings institution to have at least 65% of its portfolio assets, as defined by regulation, in qualified thrift investments on a monthly average for nine out of every 12 months on a rolling basis. As an alternative, the savings institution may maintain 60% of its assets in those assets specified in Section 7701(a)(19) of the Internal Revenue Code. Under either test, such assets primarily consist of residential housing related loans and investments. At December 31, 2001, Pacific Trust Bank met the test and has always met the test since its effectiveness.

      Any savings institution that fails to meet the qualified thrift lender test must convert to a national bank charter, unless it requalifies as a qualified thrift lender and thereafter remains a qualified thrift lender. If an institution does not requalify and converts to a national bank charter, it must remain Savings Association Insurance Fund-insured until the FDIC permits it to transfer to the Bank Insurance Fund. If such an institution has not yet requalified or converted to a national bank, its new investments and activities are limited to those permissible for both a savings institution and a national bank, and it is limited to national bank branching rights in its home state. In addition, the institution is immediately ineligible to receive any new Federal Home Loan Bank borrowings and is subject to national bank limits for payment of dividends. If such an institution has not requalified or converted to a national bank within three years after the failure, it must divest of all investments and cease all activities not permissible for a national bank. In addition, it must repay promptly any outstanding Federal Home Loan Bank borrowings, which may result in prepayment penalties. If any institution that fails the qualified thrift lender test is controlled by a holding company, then within one year after the failure, the holding company must register as a bank holding company and become subject to all restrictions on bank holding companies.

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Community Reinvestment Act

      Under the Community Reinvestment Act, every FDIC-insured institution has a continuing and affirmative obligation consistent with safe and sound banking practices to help meet the credit needs of its entire community, including low and moderate income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community, consistent with the Community Reinvestment Act. The Community Reinvestment Act requires the Office of Thrift Supervision, in connection with the examination of Pacific Trust Bank, to assess the institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications, such as a merger or the establishment of a branch, by Pacific Trust Bank. An unsatisfactory rating may be used as the basis for the denial of an application by the Office of Thrift Supervision. Due to the heightened attention being given to the Community Reinvestment Act in the past few years, Pacific Trust Bank may be required to devote additional funds for investment and lending in its local community. Pacific Trust Bank was examined for Community Reinvestment Act compliance in March 2001, and received a rating of satisfactory.

Transactions with Affiliates

      Generally, transactions between a savings institution or its subsidiaries and its affiliates are required to be on terms as favorable to the institution as transactions with non-affiliates. In addition, certain of these transactions, such as loans to an affiliate, are restricted to a percentage of the institution's capital. Affiliates of Pacific Trust Bank include First PacTrust Bancorp, Inc. and any company which is under common control with Pacific Trust Bank. In addition, a savings institution may not lend to any affiliate engaged in activities not permissible for a bank holding company or acquire the securities of most affiliates. The Office of Thrift Supervision has the discretion to treat subsidiaries of savings institutions as affiliates on a case by case basis.

      Certain transactions with directors, officers or controlling persons are also subject to conflict of interest regulations enforced by the Office of Thrift Supervision. These conflict of interest regulations and other statutes also impose restrictions on loans to such persons and their related interests. Among other things, such loans must generally be made on terms substantially the same as for loans to unaffiliated individuals.

Federal Securities Law

      The stock of First PacTrust Bancorp, Inc. is registered with the SEC under the Securities Exchange Act of 1934, as amended. First PacTrust Bancorp, Inc. will be subject to the information, proxy solicitation, insider trading restrictions and other requirements of the SEC under the Securities Exchange Act of 1934.

      First PacTrust Bancorp, Inc. stock held by persons who are affiliates of First PacTrust Bancorp, Inc. may not be resold without registration unless sold in accordance with certain resale restrictions. Affiliates are generally considered to be officers, directors and principal stockholders. If First PacTrust Bancorp, Inc. meets specified current public information requirements, each affiliate of First PacTrust Bancorp, Inc. will be able to sell in the public market, without registration, a limited number of shares in any three-month period.

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Federal Reserve System

      The Federal Reserve Board requires all depository institutions to maintain non-interest bearing reserves at specified levels against their transaction accounts, primarily checking, NOW and Super NOW checking accounts. At December 31, 2001, Pacific Trust Bank was in compliance with these reserve requirements. The balances maintained to meet the reserve requirements imposed by the Federal Reserve Board may be used to satisfy liquidity requirements that may be imposed by the Office of Thrift Supervision. See "- Liquidity."

      Savings institutions are authorized to borrow from the Federal Reserve Bank "discount window," but Federal Reserve Board regulations require institutions to exhaust other reasonable alternative sources of funds, including Federal Home Loan Bank borrowings, before borrowing from the Federal Reserve Bank.

Federal Home Loan Bank System

      Pacific Trust Bank is a member of the Federal Home Loan Bank of San Francisco, which is one of 12 regional Federal Home Loan Banks, that administers the home financing credit function of savings institutions. Each Federal Home Loan Bank serves as a reserve or central bank for its members within its assigned region. It is funded primarily from proceeds derived from the sale of consolidated obligations of the Federal Home Loan Bank System. It makes loans or advances to members in accordance with policies and procedures, established by the board of directors of the Federal Home Loan Bank, which are subject to the oversight of the Federal Housing Finance Board. All advances from the Federal Home Loan Bank are required to be fully secured by sufficient collateral as determined by the Federal Home Loan Bank. In addition, all long-term advances are required to provide funds for residential home financing.

      As a member, Pacific Trust Bank is required to purchase and maintain stock in the Federal Home Loan Bank of San Francisco. At December 31, 2001, Pacific Trust Bank had $2.5 million in Federal Home Loan Bank stock, which was in compliance with this requirement. In past years, Pacific Trust Bank has received substantial dividends on its Federal Home Loan Bank stock. Over the past three fiscal years such dividends have averaged 6.22% and were 6.05% for 2001.

      Under federal law the Federal Home Loan Banks are required to provide funds for the resolution of troubled savings institutions and to contribute to low- and moderately priced housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have affected adversely the level of Federal Home Loan Bank dividends paid and could continue to do so in the future. These contributions could also have an adverse effect on the value of Federal Home Loan Bank stock in the future. A reduction in value of Pacific Trust Bank's Federal Home Loan Bank stock may result in a corresponding reduction in Pacific Trust Bank's capital.

      For the year ended December 31, 2001, dividends paid by the Federal Home Loan Bank of San Francisco to Pacific Trust Bank totaled $166,000, as compared to $112,000 for all of 2000.

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TAXATION

Federal Taxation

      General. First PacTrust Bancorp, Inc. and Pacific Trust Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to First PacTrust Bancorp, Inc. or Pacific Trust Bank. Pacific Trust Bank's federal income tax returns have never been audited. Prior to January 1, 2000, Pacific Trust Bank was a credit union, not generally subject to corporate income tax.

      Following the conversion, First PacTrust Bancorp, Inc. anticipates that it will file a consolidated federal income tax return with Pacific Trust Bank commencing with the first taxable year after completion of the conversion. Accordingly, it is anticipated that any cash distributions made by First PacTrust Bancorp, Inc. to its stockholders would be considered to be taxable dividends and not as a non-taxable return of capital to stockholders for federal and state tax purposes.

      Method of Accounting. For federal income tax purposes, Pacific Trust Bank currently reports its income and expenses on the accrual method of accounting and uses a fiscal year ending on December 31, for filing its federal income tax return.

      Minimum Tax. The Internal Revenue Code imposes an alternative minimum tax at a rate of 20% on a base of regular taxable income plus certain tax preferences, called alternative minimum taxable income. The alternative minimum tax is payable to the extent such alternative minimum taxable income is in excess of an exemption amount. Net operating losses can offset no more than 90% of alternative minimum taxable income. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. Pacific Trust Bank has not been subject to the alternative minimum tax, nor do we have any such amounts available as credits for carryover.

      Net Operating Loss Carryovers. A financial institution may carryback net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. This provision applies to losses incurred in taxable years beginning after August 6, 1997. At December 31, 2001, Pacific Trust Bank had no net operating loss carryforwards for federal income tax purposes.

      Corporate Dividends-Received Deduction. First PacTrust Bancorp, Inc. may eliminate from its income dividends received from Pacific Trust Bank as a wholly owned subsidiary of First PacTrust Bancorp, Inc. if it elects to file a consolidated return with Pacific Trust Bank. The corporate dividends-received deduction is 100% or 80%, in the case of dividends received from corporations with which a corporate recipient does not file a consolidated tax return, depending on the level of stock ownership of the payor of the dividend. Corporations which own less than 20% of the stock of a corporation distributing a dividend may deduct 70% of dividends received or accrued on their behalf.

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State Taxation

      Pacific Trust Bancorp, Inc. and Pacific Trust Bank will be subject to the California corporate franchise (income) tax which is assessed at the rate of 10.84%. For this purpose, California taxable income generally means federal taxable income subject to certain modifications provided for in California law.

RESTRICTIONS ON ACQUISITION
OF FIRST PACTRUST BANCORP, INC. AND PACIFIC TRUST BANK

      The principal federal regulatory restrictions which affect the ability of any person, firm or entity to acquire First PacTrust Bancorp, Inc., Pacific Trust Bank or their respective capital stock are described below. Also discussed are certain provisions in First PacTrust Bancorp, Inc.'s charter and bylaws which may be deemed to affect the ability of a person, firm or entity to acquire First PacTrust Bancorp, Inc.

Federal Law

      The Change in Bank Control Act provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a savings institution unless the Office of Thrift Supervision has been given 60 days prior written notice. The Home Owners' Loan Act provides that no company may acquire "control" of a savings institution without the prior approval of the Office of Thrift Supervision. Any company that acquires such control becomes a savings and loan holding company subject to registration, examination and regulation by the Office of Thrift Supervision. Pursuant to federal regulations, control of a savings institution is conclusively deemed to have been acquired by, among other things, the acquisition of more than 25% of any class of voting stock of the institution or the ability to control the election of a majority of the directors of an institution. Moreover, control is presumed to have been acquired, subject to rebuttal, upon the acquisition of more than 10% of any class of voting stock, or of more than 25% of any class of stock of a savings institution, where certain enumerated "control factors" are also present in the acquisition. The Office of Thrift Supervision may prohibit an acquisition of control if:

  it would result in a monopoly or substantially lessen competition;

  the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

  the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

These restrictions do not apply to the acquisition of a savings institution's capital stock by one or more tax-qualified employee stock benefit plans, provided that the plans do not have beneficial ownership of more than 25% of any class of equity security of the savings institution.

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      For a period of three years following completion of the conversion, Office of Thrift Supervision regulations generally prohibit any person from acquiring or making an offer to acquire beneficial ownership of more than 10% of the stock of First PacTrust Bancorp, Inc. or Pacific Trust Bank without Office of Thrift Supervision approval.

Charter and Bylaws of First PacTrust Bancorp, Inc.

      The following discussion is a summary of certain provisions of the charter and bylaws of First PacTrust Bancorp, Inc. that relate to corporate governance. The description is necessarily general and qualified by reference to the charter and bylaws.

      Directors. Certain provisions of First PacTrust Bancorp, Inc.'s charter and bylaws will impede changes in majority control of the board of directors. First PacTrust Bancorp, Inc.'s charter provides that the board of directors will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, assuming a board of three directors or more, it would take two annual elections to replace a majority of First PacTrust Bancorp, Inc.'s board. First PacTrust Bancorp, Inc.'s charter also provides that the size of the board of directors may be increased or decreased only by a majority vote of the whole board or by a vote of 80% of the shares eligible to be voted at a duly constituted meeting of stockholders called for such purpose. The bylaws also provide that any vacancy occurring in the board of directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office.

      Our bylaws also place restrictions on those individuals that are qualified to be elected or appointed to the board of directors. Individuals elected or appointed to the board must be employed or have their principal residence in any county in which Pacific Trust Bank has an office. In addition, the bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the board of directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

      The charter provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote.

      Restrictions on Call of Special Meetings. The charter of First PacTrust Bancorp, Inc. provides that a special meeting of stockholders may be called only through a resolution of the board of directors and only for business as directed by the board or through a written request of stockholders entitled to cast at least a majority of all the votes entitled to be cast at the meeting.

      Absence of Cumulative Voting. First PacTrust Bancorp, Inc.'s charter does not provide for cumulative voting rights in the election of directors.

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      Authorization of Preferred Stock. The charter of First PacTrust Bancorp, Inc. authorizes five million shares of serial preferred stock, $.01 par value. First PacTrust Bancorp, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the board of directors is authorized to fix the designations, powers, preferences and relative participating, optional and other special rights of such shares, including voting rights, which could be multiple or as a separate class, and conversion rights. In the event of a proposed merger, tender offer or other attempt to gain control of First PacTrust Bancorp, Inc. that the board of directors does not approve, it might be possible for the board of directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. If First PacTrust Bancorp, Inc. issued any preferred stock which disparately reduced the voting rights of the common stock, the common stock could be required to be delisted from the Nasdaq System. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The board of directors has no present plans or understandings for the issuance of any preferred stock and does not intend to issue any preferred stock except on terms which the board deems to be in the best interests of First PacTrust Bancorp, Inc. and its stockholders.

      Classification of Capital Stock. In addition, First PacTrust Bancorp, Inc.'s charter authorizes the board of directors to classify or reclassify any unissued shares of capital stock into one or more classes or series of stock by setting or changing in one or more respects the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or terms and conditions of redemption of such shares. Thus, for example, the board of directors may reclassify any number of unissued shares of common stock as preferred stock without obtaining stockholder approval. The charter also provides by its terms that it may be amended by action of the board of directors without a stockholder vote to change the number of shares of authorized capital stock. No shares of First PacTrust Bancorp, Inc. preferred stock will be outstanding immediately after the conversion.

      Limitation on Voting Rights. The charter of First PacTrust Bancorp, Inc. provides that in no event shall any record owner of any outstanding common stock which is beneficially owned, directly or indirectly, by a person who beneficially owns more than 10% of the then outstanding shares of common stock, be entitled or permitted to any vote in respect of the shares held in excess of the 10% limit. This limitation would not stop any person from soliciting or voting proxies from other beneficial owners for more than 10% of the common stock. This includes shares beneficially owned by any affiliate of a person, shares which a person or his affiliates have the right to acquire upon the exercise of conversion rights or options and shares as to which a person and his affiliates have or share investment or voting power, but shall not include shares beneficially owned by directors, officers and employees of Pacific Trust Bank or First PacTrust Bancorp, Inc. This provision will be enforced by the board of directors to limit the voting rights of persons beneficially owning more than 10% of the stock and thus could be utilized in a proxy contest or other solicitation to defeat a proposal that is desired by a majority of the stockholders.

      Procedures for Business Combinations. First PacTrust Bancorp, Inc.'s charter requires that business combinations, including transactions initiated by management, between First PacTrust Bancorp, Inc., or any majority-owned subsidiary thereof, and a 10% or more stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares, voting as a single class, of First PacTrust Bancorp, Inc. or (ii) involve consideration per share generally equal to that paid by the 10% stockholder when it acquired its block of stock. To the extent that a business combination is approved by a majority of the disinterested directors on the board, such business combination may only require approval of a majority of the total number of outstanding voting shares, voting as a single class, of First PacTrust Bancorp, Inc.

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      It should be noted that, since the board and management intend to purchase approximately $3.7 million of the shares offered in the conversion and may control the voting of additional shares through the ^KSOP Plan and proposed restricted stock plan and stock option plan, the board and management may be able to block the approval of combinations requiring an 80% vote even where a majority of the stockholders vote to approve such combinations.

      Evaluation of Certain Offers. First PacTrust Bancorp, Inc.'s charter provides that the board of directors, when evaluating any offer to merge with or acquire all of the assets of First PacTrust Bancorp, Inc., may give due consideration to all relevant factors, including, but not limited to:

      (1) the social and economic effect of acceptance of such offer on First PacTrust Bancorp, Inc.'s present and future customers and employees, as well as those of Pacific Trust Bank and the communities its serves;

      (2) whether the proposal is acceptable based on the historical, current or projected future operating results or financial condition of First PacTrust Bancorp, Inc.;

      (3) whether a more favorable price could be obtained for First PacTrust Bancorp, Inc.'s stock or other securities in the future; and

      (4) the reputation and business practices of the other entity to be involved in the transaction and its management and affiliates as they would affect the employees of First PacTrust Bancorp, Inc. and its subsidiaries.

      Amendments to the Charter and Bylaws. Amendments to First PacTrust Bancorp, Inc.'s charter must be approved by First PacTrust Bancorp, Inc.'s board of directors and also by a majority of the outstanding shares of First PacTrust Bancorp, Inc.'s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for amendment of certain provisions, including provisions relating to number, classification, election and removal of directors; amendment of bylaws; call of special stockholder meetings; offers to acquire and acquisitions of control; certain business combinations; power of indemnification; and amendments to provisions relating to the foregoing in the charter.

      The bylaws may be amended by a majority vote of the board of directors or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

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      Purpose and Takeover Defensive Effects of First PacTrust Bancorp, Inc.'s Charter and Bylaws. We believe that the provisions described above are prudent and will reduce First PacTrust Bancorp, Inc.'s vulnerability to takeover attempts and other transactions which have not been negotiated with and approved by its board of directors. These provisions will also assist us in the orderly deployment of the conversion proceeds into productive assets during the initial period after the conversion. We believe these provisions are in the best interest of Pacific Trust Bank and of First PacTrust Bancorp, Inc. First PacTrust Bancorp, Inc.'s board will be in the best position to determine the true value of First PacTrust Bancorp, Inc. and to negotiate more effectively for what may be in the best interests of our stockholders. Accordingly, we believe that it is in the best interests of First PacTrust Bancorp, Inc. and its stockholders to encourage potential acquirors to negotiate directly with the board of directors of First PacTrust Bancorp, Inc. and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also our view that these provisions should not discourage persons from proposing a merger or other transaction at prices reflective of the true value of First PacTrust Bancorp, Inc. and which is in the best interests of all stockholders.

      Attempts to take over financial institutions and their holding companies recently have recently become increasingly common. Takeover attempts which have not been negotiated with and approved by the board of directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the board of directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for First PacTrust Bancorp, Inc. and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of First PacTrust Bancorp, Inc.'s assets.

      An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then current market prices, these offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous, or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders. The concentration of control, which could result from a tender offer or other takeover attempt, could result in First PacTrust Bancorp, Inc. no longer being a reporting company with the SEC and therefore deprive First PacTrust Bancorp, Inc.'s remaining stockholders of the benefits of the disclosure requirements of the Federal securities laws.

      Despite our belief as to the benefits to stockholders of these provisions of First PacTrust Bancorp, Inc.'s charter and bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by First PacTrust Bancorp, Inc.'s board, but pursuant to which stockholders may receive a substantial premium for their shares over then current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. These provisions will also render the removal of First PacTrust Bancorp, Inc.'s board of directors and of management more difficult. First PacTrust Bancorp, Inc. will enforce the voting limitation provisions of the charter in proxy solicitations and accordingly could utilize these provisions to defeat proposals that are favored by a majority of the stockholders. We, however, have concluded that the potential benefits outweigh the possible disadvantages.

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      Pursuant to applicable law, at any annual or special meeting of its stockholders after the conversion, First PacTrust Bancorp, Inc. may adopt additional charter provisions regarding the acquisition of its equity securities that would be permitted to a Maryland corporation. First PacTrust Bancorp, Inc. does not presently intend to propose the adoption of further restrictions on the acquisition of First PacTrust Bancorp, Inc.'s equity securities.

Benefit Plans

      In addition to the provisions of First PacTrust Bancorp, Inc.'s charter and bylaws described above, benefit plans of First PacTrust Bancorp, Inc. and Pacific Trust Bank intended to be adopted after completion of this offering contain provisions which also may discourage hostile takeover attempts which the board of directors of Pacific Trust Bank might conclude are not in the best interests of First PacTrust Bancorp, Inc., First PacTrust Bancorp, Inc. and Pacific Trust Bank or First PacTrust Bancorp, Inc.'s stockholders. For a description of the benefit plans and the provisions of these plans relating to changes in control of First PacTrust Bancorp, Inc. or Pacific Trust Bank, see "Management - Benefits."

DESCRIPTION OF CAPITAL STOCK OF
FIRST PACTRUST BANCORP, INC.

General

      First PacTrust Bancorp, Inc. is authorized to issue 20 million shares of common stock having a par value of $0.01 per share and five million shares of preferred stock having a par value of $0.01 per share. First PacTrust Bancorp, Inc. currently expects to issue up to a maximum of 3,565,000 shares of common stock, or 4,099,750 shares in the event that the maximum of the estimated offering range is increased by 15%, and no shares of preferred stock in the conversion. Each share of First PacTrust Bancorp, Inc.'s common stock will have the same relative rights as, and will be identical in all respects with, each other share of common stock. Upon payment of the purchase price for the common stock in accordance with the plan of conversion, all of the stock will be duly authorized, fully paid and nonassessable. Presented below is a description of all aspects of First PacTrust Bancorp, Inc.'s capital stock which are deemed material to an investment decision with respect to the conversion.

      The common stock of First PacTrust Bancorp, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

      Distributions. First PacTrust Bancorp, Inc. can pay dividends if, as and when declared by its board of directors, subject to compliance with limitations which are imposed by law. The holders of common stock of First PacTrust Bancorp, Inc. will be entitled to receive and share equally in these dividends as they may be declared by the board of directors of First PacTrust Bancorp, Inc. out of funds legally available for such purpose. If First PacTrust Bancorp, Inc. issues preferred stock, the holders of such preferred stock may have a priority over the holders of the common stock with respect to dividends. See "Our Policy Regarding Dividends."

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      Voting Rights. Upon the effective date of the conversion, the holders of common stock of First PacTrust Bancorp, Inc. will possess exclusive voting rights in First PacTrust Bancorp, Inc. Each holder of common stock will be entitled to one vote per share and will not have any right to cumulate votes in the election of directors, therefore, directors will be elected by a plurality of the shares actually voting on the matter. Under certain circumstances, shares in excess of 10% of the issued and outstanding shares of common stock may be considered "excess shares" and, accordingly, not be entitled to vote. See "Restrictions on Acquisition of First PacTrust Bancorp, Inc. and Pacific Trust Bank." If First PacTrust Bancorp, Inc. issues preferred stock, holders of the preferred stock may also possess voting rights.

      Liquidation. In the event of any liquidation, dissolution or winding up of Pacific Trust Bank, First PacTrust Bancorp, Inc., as holder of Pacific Trust Bank's capital stock, would be entitled to receive, after payment or provision for payment of all debts and liabilities of Pacific Trust Bank, including all deposit accounts and accrued interest thereon and the liquidation account established as part of this offering, all assets of Pacific Trust Bank available for distribution. In the event of liquidation, dissolution or winding up of First PacTrust Bancorp, Inc., the holders of its common stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities, all of the assets of First PacTrust Bancorp, Inc. available for distribution. If preferred stock is issued, the holders thereof may have a priority over the holders of the common stock in the event of liquidation or dissolution.

      Rights to Buy Additional Shares. Holders of the common stock of First PacTrust Bancorp, Inc. will not be entitled to preemptive rights with respect to any shares which may be issued. Preemptive rights are the priority right to buy additional shares if First PacTrust Bancorp, Inc. issues more shares in the future. Therefore, if additional shares are issued by First PacTrust Bancorp, Inc. without the opportunity for existing stockholders to purchase more shares, a stockholder's ownership interest in the Company may be subject to dilution. The common stock is not subject to redemption.

Preferred Stock

      None of the shares of First PacTrust Bancorp, Inc.'s authorized preferred stock will be issued in the conversion. This stock may be issued with preferences and designations as the board of directors may from time to time determine. The board of directors can, without stockholder approval, issue preferred stock with voting, dividend, liquidation and conversion rights which could dilute the voting strength of the holders of the common stock and may assist management in impeding an unfriendly takeover or attempted change in control. First PacTrust Bancorp, Inc. has no present plans to issue preferred stock. If preferred stock is issued in the future, First PacTrust Bancorp, Inc. will not offer preferred stock to promoters except on the same terms as it is offered to all other existing stockholders or to new stockholders; or the issuance will be approved by a majority of First PacTrust Bancorp, Inc.'s independent directors who do not have an interest in the transaction and who have access, at First PacTrust Bancorp, Inc.'s expense, to its or independent legal counsel.

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TRANSFER AGENT AND REGISTRAR

      The transfer agent and registrar for First PacTrust Bancorp, Inc. common stock is _______________ _____________________________________.

EXPERTS

      Our consolidated financial statements at December 31, 2001 and 2000 and for the three years ended December 31, 2001 included in this prospectus have been audited by Crowe, Chizek and Company LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the registration statement, and are included in reliance upon the report of this firm given upon the authority as experts in accounting and auditing.

      RP Financial has consented to the publication herein of the summary of its report to Pacific Trust Bank setting forth its opinion as to the estimated pro forma market value of the common stock upon conversion and its letter with respect to subscription rights.

LEGAL AND TAX OPINIONS

      The legality of the common stock and the federal income tax consequences of the conversion have been passed upon for Pacific Trust Bank by Silver, Freedman & Taff, L.L.P., Washington, D.C., special counsel to Pacific Trust Bank and First PacTrust Bancorp, Inc. The California income tax consequences of the conversion have been passed upon for Pacific Trust Bank by Crowe, Chizek and Company LLP, Oak Brook, Illinois. Certain legal matters will be passed upon for Keefe, Bruyette & Woods by Jenkens & Gilchrist, a Professional Corporation, Washington D.C.

ADDITIONAL INFORMATION

      First PacTrust Bancorp, Inc. has filed with the SEC a registration statement under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. This information, including the appraisal report which is an exhibit to the registration statement, can be examined without charge at the public reference facilities of the SEC located at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of this material can be obtained from the SEC at prescribed rates. In addition, the SEC maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including First PacTrust Bancorp, Inc. The statements contained in this prospectus as to the contents of any contract or other document filed as an exhibit to the registration statement are, of necessity, brief descriptions thereof and are not necessarily complete; each statement is qualified by reference to the contract or document. Pacific Trust Bank also maintains a website (http://www.pacifictrustbank.com) which contains various information about Pacific Trust Bank.

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      Pacific Trust Bank has filed an Application for Conversion and a Holding Company Application on Form H-(e)1s with the Office of Thrift Supervision with respect to the conversion. This prospectus omits certain information contained in those applications. The applications may be examined at the principal office of the Office of Thrift Supervision, 1700 G Street, N.W., Washington, D.C. 20552, and at the West Regional Office of the Office of Thrift Supervision located at Pacific Plaza, 2001 Junipero Serra Boulevard, Suite 650, Daly City, California 94014-1976.

      In connection with the conversion, First PacTrust Bancorp, Inc. has registered its common stock with the SEC under Section 12 of the Securities Exchange Act of 1934, and, upon such registration, First PacTrust Bancorp, Inc. and the holders of its stock will become subject to the proxy solicitation rules, reporting requirements and restrictions on stock purchases and sales by directors, officers and greater than 10% stockholders, the annual and periodic reporting and certain other requirements of the Securities Exchange Act of 1934. Under the plan of conversion, First PacTrust Bancorp, Inc. has undertaken that it will not terminate this registration for a period of at least three years following the conversion.

      A copy of the plan of conversion, the charter and bylaws of First PacTrust Bancorp, Inc. and Pacific Trust Bank are available without charge from Pacific Trust Bank. Requests for such information should be directed to: Stockholder Relations, Pacific Trust Bank, 610 Bay Boulevard, Chula Vista, California 91910.

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PACIFIC TRUST BANK AND SUBSIDIARIES

      All schedules are omitted because the required information is not applicable or is included in the Consolidated Financial Statements and related Notes.

      The financial statements of First PacTrust Bancorp, Inc. have been omitted because First PacTrust Bancorp, Inc. has not yet issued any stock, has no assets or liabilities, and has not conducted any business other than that of an organizational nature.

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REPORT OF INDEPENDENT AUDITORS

Board of Directors
Pacific Trust Bank
Chula Vista, California

We have audited the accompanying consolidated statements of financial condition of Pacific Trust Bank as of December 31, 2001 and 2000 and the related consolidated statements of income, equity, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Pacific Trust Bank as of December 31, 2001 and 2000 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

/s/ Crowe, Chizek and Company LLP

Oak Brook, Illinois
January 12, 2002

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PACIFIC TRUST BANK
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
December 31, 2001 and 2000

	2001	2000
ASSETS
Cash and due from banks	$ 5,227,563	$ 6,714,024
Federal funds sold	10,150,000	-
Interest bearing deposits	2,625,176	985,460
Total cash and cash equivalents	18,002,739	7,699,484
Securities available-for-sale	13,660,542	40,947,600
Other investments	-	824,500
Federal Home Loan Bank stock, at cost	2,508,600	2,705,000
Loans, net of allowance for loan losses of $1,742,558
in 2001 and $1,699,385 in 2000	257,215,870	234,301,008
Accrued interest receivable	1,459,770	1,596,098
Premises and equipment, net	3,863,234	3,632,226
Servicing agent receivable	11,687,133	7,922,902
Other assets	1,677,754	717,960

Total assets	$310,075,642	$300,346,778

LIABILITIES AND EQUITY
Deposits:
Non-interest-bearing	$ 4,000,940	$ 4,024,227
Interest-bearing checking	24,265,198	22,864,766
Money market accounts	58,181,438	50,389,921
Savings accounts	42,506,844	38,820,440
Certificates of deposit	122,999,470	102,595,299
Total deposits	251,953,890	218,694,653

Advances from Federal Home Loan Bank	28,000,000	53,800,000
Accrued expenses and other liabilities	1,401,237	1,395,625
Total liabilities	281,355,127	273,890,278

Commitments and contingencies

Equity:
Retained earnings	28,669,004	26,572,749
Accumulated other comprehensive income (loss)	51,511	(116,249)
Total equity	28,720,515	26,456,500

Total liabilities and equity	$310,075,642	$300,346,778

See accompanying notes to consolidated financial statements.

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PACIFIC TRUST BANK
CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Interest and dividend income
Loans, including fees	$19,987,233	$15,315,953	$11,513,016
Securities	1,378,118	2,991,693	3,219,338
Other interest-earning assets	456,996	388,471	1,223,093
Total interest and dividend income	21,822,347	18,696,117	15,955,447

Interest expense
Savings	896,354	1,083,452	1,061,150
Checking and money market	2,035,477	2,454,693	1,629,507
Certificates of deposit	6,001,348	5,588,736	4,953,895
Federal Home Loan Bank advances	2,640,172	1,188,412	-
Total interest expense	11,573,351	10,315,293	7,644,552

Net interest income	10,248,996	8,380,824	8,310,895

Provision for loan losses	67,718	444,058	92,000

Net interest income after provision for loan losses	10,181,278	7,936,766	8,218,895

Noninterest income
Customer service fees	961,941	982,021	947,897
Loan servicing fees	4,361	88,475	69,049
Net loss on sales of securities available-for-sale	(55,131)	(125,010)	-
Other	119,928	141,663	133,241
Total noninterest income	1,031,099	1,087,149	1,150,187

Noninterest expense
Salaries and employee benefits	3,366,640	3,057,695	3,054,781
Occupancy and equipment	1,741,460	1,780,530	1,690,706
Advertising	282,119	191,762	64,897
Professional fees	233,466	158,678	173,222
Stationary, supplies and postage	303,284	460,794	364,625
Data processing	474,184	198,771	231,461
ATM costs	374,207	402,616	335,789
Other general and administrative	828,566	729,936	642,835
Total noninterest expense	7,603,926	6,980,782	6,558,316

Income before income taxes	3,608,451	2,043,133	2,810,766

Income tax expense	1,512,196	300,351	-

Net income	$2,096,255	$1,742,782	$2,810,766

See accompanying notes to consolidated financial statements.

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PACIFIC TRUST BANK
CONSOLIDATED STATEMENTS OF EQUITY
Years ended December 31, 2001, 2000, and 1999

				Accumulated
				Other
	Regular	Undivided	Retained	Comprehensive
	Reserve	Earnings	Earnings	Income (Loss)	Total

Balance at January 1, 1999	$5,211,357	$16,807,844	$ -	$ (75,578)	$21,943,623

Transfers, net	566,455	(566,455)	-	-	-
Comprehensive income:
Net income	-	2,810,766	-	-	2,810,766
Change in net unrealized loss on securities
available-for-sale	-	-	-	(721,860)	(721,860)
Total comprehensive income					2,088,906

Balance at December 31, 1999	5,777,812	19,052,155	-	(797,438)	24,032,529

Conversion to thrift charter on January 1, 2000	(5,777,812)	(19,052,155)	24,829,967	-	-
Comprehensive income:
Net income	-	-	1,742,782	-	1,742,782
Change in net unrealized gain on securities
available-for-sale, net of reclassification and tax effects	-	-	-	681,189	681,189
Total comprehensive income					2,423,971

Balance at December 31, 2000	-	-	26,572,749	(116,249)	26,456,500

Comprehensive income:
Net income	-	-	2,096,255	-	2,096,255
Change in net unrealized gain on securities
available-for-sale, net of reclassification and tax effects	-	-	-	167,760	167,760
Total comprehensive income					2,264,015

Balance at December 31, 2001	$ -	$ -	$28,669,004	$ 51,511	$28,720,515

See accompanying notes to consolidated financial statements.

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PACIFIC TRUST BANK
CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31, 2001, 2000, and 1999

	2001	2000	1999
Cash flows from operating activities
Net income	$ 2,096,255	$ 1,742,782	$ 2,810,766
Adjustments to reconcile net income to net cash provided
by (used in) operating activities
Provision for loan losses	67,718	444,058	92,000
Net amortization of securities	128,900	149,985	196,468
Amortization of deferred loan fees	(391,424)	(467,227)	(266,619)
Depreciation and amortization	445,285	486,098	495,929
Realized loss on sales of securities available-for-sale, net	55,131	125,010	-
Loss on disposal of premises and equipment	-	1,740	19,778
Deferred income tax benefit	30,267	(238,089)	-
Gain on sale of loans	-	2,990	-
FHLB stock dividends	(166,000)	(111,300)	-
Net change in:
Accrued interest receivable	136,328	(507,737)	(36,496)
Other assets	(1,107,366)	169,398	706,789
Accrued expenses and other liabilities	5,612	659,335	26,384
Net cash provided by operating activities	1,300,706	2,457,043	4,044,999

Cash flows from investing activities
Proceeds from sales of securities available-for-sale	12,258,567	10,856,567	-
Proceeds from maturities of securities available-for-sale	20,384,354	5,497,607	17,630,501
Purchases of securities available-for-sale	(5,254,829)	(980,625)	(28,671,035)
Net decrease in other investments	824,500	-	5,000,000
Loan originations and principal collections, net	(26,355,387)	(94,852,926)	(5,069,057)
Additions to premises and equipment	(676,293)	(520,717)	(301,810)
Change in NCUSIF deposit	-	1,897,887	(31,338)
Redemption of Federal Home Loan Bank stock	362,400	-	-
Increase in Federal Home Loan Bank stock	-	(1,372,900)	(1,220,800)
Net cash provided by (used in) investing activities	1,543,312	(79,475,107)	(12,663,539)

Cash flows from financing activities
Net increase (decrease) in deposits	33,259,237	17,754,378	(5,614,361)
Net change in Federal Home Loan Bank open line	(28,800,000)	28,800,000	-
Repayments of Federal Home Loan Bank advances	(20,000,000)	-	-
Proceeds from Federal Home Loan Bank advances	23,000,000	25,000,000	-
Net cash provided by (used in) financing activities	7,459,237	71,554,378	(5,614,361)

Net change in cash and cash equivalents	10,303,255	(5,463,686)	(14,232,901)

Cash and cash equivalents at beginning of year	7,699,484	13,163,170	27,396,071

Cash and cash equivalents at end of year	$18,002,739	$7,699,484	$13,163,170

Supplemental cash flow information
Interest paid on deposits and borrowed funds	$11,690,459	$10,193,528	$ 7,641,104
Income taxes paid	1,619,514	363,000	-

Supplemental disclosure of noncash activities
Amount due from servicing agent	11,687,133	7,922,902	1,271,007

See accompanying notes to consolidated financial statements.

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Pacific Trust Bank (the Bank) and its wholly owned subsidiary, Alternate Insurance Services, Inc. All significant intercompany transactions and balances are eliminated in consolidation. Alternate Insurance Services, Inc. was dissolved during 2000.

On January 1, 2000, Pacific Trust Federal Credit Union converted to a federal mutual savings bank and changed its name to Pacific Trust Bank. As a result of the conversion, the Bank is subject to regulation and examination by the Office of Thrift Supervision (OTS), its primary regulator.

Credit unions are required by regulation to maintain a statutory reserve. This reserve, which represents a regulatory restriction of members' equity, is not available for the payment of interests to members. Upon conversion to a thrift charter, the statutory reserve and the undivided earnings were transferred to retained earnings.

Nature of Operations: The Bank is a federally chartered mutual savings bank and member of the Federal Home Loan Bank (FHLB) system, which maintains insurance on deposit accounts with the Savings Association Insurance Fund (SAIF) of the Federal Deposit Insurance Corporation. The Bank is engaged in the business of retail banking, with operations conducted through its main office and five branches located in the San Diego and Riverside counties.

Use of Estimates in the Preparation of Financial Statements: The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates. The collectibility of loans, fair value of financial instruments, and status of contingencies are particularly subject to change.

Securities: Securities are classified as held-to-maturity when the Bank has the positive intent and ability to hold those securities to maturity. Accordingly, they are stated at cost, adjusted for amortization of premiums and accretion of discounts. All other securities are classified as available-for-sale since the Bank may decide to sell those securities in response to changes in market interest rates, liquidity needs, changes in yields or alternative investments, and for other reasons. These securities are carried at fair value with unrealized gains and losses, net of taxes, reported in other comprehensive income. Realized gains and losses on disposition are based on the net proceeds and the adjusted carrying amounts of the securities sold, using the specific identification method.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans: Loans that management has the intent and ability to hold ^ until maturity or ^repayment are reported at the principal balance outstanding, net of unearned interest, deferred loan fees and costs, and an allowance for loan losses. Loans held for sale are reported at the lower of cost or market, on an aggregate basis. Management will periodically sell one to-four family real estate loans into the secondary market. Gains and losses are recognized at the time of sale based on the specific identification method. In addition, management will periodically sell participations in real estate loans originated by the Bank to third party financial institutions. These loan participations are typically sold at par value. Any premium or discount would be recorded into income over the life of the loan using the level yield method.

Interest income is reported on the interest method and includes amortization of net deferred loan fees and costs over the loan term. Interest income is not reported when full loan repayment is in doubt. Payments received on such loans are reported as principal reductions.

Allowance for Loan Losses: The allowance for loan losses is a valuation allowance for probable incurred credit losses, increased by the provision for loan losses and decreased by chargeoffs less recoveries. Management estimates the allowance balance required using past loan loss experience, peer group information, the nature and volume of the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged off. Loan losses are charged against the allowance when management believes that the uncollectibility of a loan balance is confirmed.

A loan is impaired when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans, and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported net, at the present value of estimated future cash flow using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral.

Premises and Equipment: Premises and equipment are stated at cost less accumulated depreciation. ^ Buildings and leasehold improvements are depreciated on the straight-line method over ^ estimated useful lives ^ primarily ranging from fifteen to forty years. Equipment and furniture are depreciated on the straight-line method over useful lives generally ranging from five to seven years. Maintenance and repairs are charged to expense as incurred, and improvements that extend the useful lives of assets are capitalized.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Servicing Agent Receivable: The Bank has contracted with a servicing agent to process payments and service a portion of the Bank's real estate loan portfolio. The servicing agent remits cash receipts within 15 days of the end of each month for loan payments received. These cash amounts are reflected as due from servicing agent on the consolidated statements of financial condition.

Income Taxes: The Bank records income tax expense based on the amount of taxes due on its tax return, plus deferred taxes computed on the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities, using enacted tax rates. Prior to January 1, 2000, the Bank was chartered as a credit union and not subject to income taxes.

Statement of Cash Flows: Cash and cash equivalents include cash on hand, amounts due from banks, and daily federal funds sold. The Bank reports net cash flows for customer loan transactions and deposit transactions.

Comprehensive Income: Comprehensive income consists of net income and other comprehensive income. Other comprehensive income includes unrealized gains and losses on securities available-for-sale, which is also recognized as a separate component of equity.

Loss Contingencies: Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)
	For the years ended December 31,
	2001	2000

Proceeds from sales of securities	$12,258,567	$10,856,567
Gross realized losses	55,131	125,010

There were no sales of securities in 1999.

NOTE 2 - SECURITIES

The amortized cost and fair value of securities available-for-sale at December 31 follows:

		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
2001:
Collateralized mortgage obligations:
Federal National Mortgage Association^	$ 4,142,419	$66,410	$(1,727)	$ 4,207,102
Government National Mortgage Association	642,860	365	(278)	642,947
Federal Home Loan Mortgage Corporation	8,787,733	32,848	(10,088)	8,810,493

Total securities available-for-sale	$13,573,012	$99,623	$ (12,093)	$13,660,542

2000:
U.S. government and federal agency	$ 7,968,808	$17,659	$ (3,646)	$ 7,982,821
Collateralized mortgage obligations:
Federal National Mortgage Association^	11,062,653	5,315	(82,490)	10,985,478
Government National Mortgage Association	1,495,591	8,948	-	1,504,539
Federal Home Loan Mortgage Corporation	8,492,650	14,845	(62,857)	8,444,638
	21,050,894	29,108	(145,347)	20,934,655
Marketable equity securities	12,125,433	-	(95,309)	12,030,124

Total securities available-for-sale	$ 41,145,135	$46,767	$(244,302)	$40,947,600

(Continued)

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^ PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 2 - SECURITIES (Continued)

Other Investments: At December 31, 2000, the Bank had a capital account in Western Corporate Federal Credit Union with a balance of $824,500. The carrying amount of such investment is shown in the balance sheet at cost, which approximates fair value. This capital account was redeemed by the Bank on December 31, 2001.

NOTE 3 - LOANS

Loans receivable consist of the following:

	2001	2000

One to-four family	$185,391,513	$147,471,904
Commercial real estate and multi-family	47,352,917	56,894,846
Construction loans	2,520,531	-
Home equity loans	12,562,964	15,866,569
Consumer	10,758,248	15,915,433
Commercial	303,008	173,818
Total	258,889,181	236,322,570
Less:
Allowance for loan losses	(1,742,558)	(1,699,385)
Net deferred loan costs (fees)	69,247	(322,177)

Loans receivable, net	$257,215,870	$234,301,008
Activity in the allowance for loan losses is summarized as follows:
	2001	2000	1999

Balance at beginning of year	$1,699,385	$1,296,095	$1,237,432
Loans charged-off	(181,745)	(181,634)	(234,120)
Recoveries of loans previously charged off	157,200	140,866	200,783
Provision for loan losses	67,718	444,058	92,000

Balance at end of year	$1,742,558	$1,699,385	$1,296,095

There were no impaired loans in 2001 or 2000.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 4 - PREMISES AND EQUIPMENT

Premises and equipment are summarized as follows:

	2001	2000

Land and improvements	$1,055,812	$1,055,812
Buildings	2,926,430	2,947,290
Furniture, fixtures, and equipment	^3,903,236	3,948,629
Leasehold improvements	313,621	296,976
Construction in process	269,417	110,088
Total	8,468,516	8,358,795

Less accumulated depreciation and amortization	(4,605,282)	(4,726,569)

Premises and equipment, net	$3,863,234	$3,632,226

Pursuant to the terms of noncancelable lease agreements in effect at December 31, 2001, pertaining to banking premises and equipment, future minimum rent commitments under various operating leases are as follows:

2002	$ 94,087
2003	96,440
2004	98,851

Total	$289,378

The leases contain options to extend for periods from one to four years. The cost of such rentals is not included above. Total rent expense for the years ended December 31, 2001, 2000, and 1999 amounted to $176,477, $173,145, and $178,694, respectively. The lease for the Temecula branch expired on December 31, 2001. The Bank has entered into an agreement to purchase a branch location in Temecula at a purchase price of $1,362,500. This acquisition is expected to close in the first quarter of 2002. Until such time, the Bank will continue to lease the existing branch location and will operate under a month-to-month lease agreement.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 5 - ACCRUED INTEREST RECEIVABLE

Accrued interest receivable consists of the following at December 31:

	2001	2000

Loans	$1,354,385	$1,357,678
Securities	72,296	202,218
Other interest-earning assets	33,089	36,202

	$1,459,770	$1,596,098

NOTE 6 - DEPOSITS

Certificate of deposit accounts with balances of $100,000 or more totaled approximately $21,526,935 and $13,229,643 at December 31, 2001 and 2000, respectively. Deposits greater than $100,000 are not federally insured.

The scheduled maturities of time deposits at December 31, 2001 are as follows:

2002	$98,224,103
2003	17,629,533
2004	3,379,100
2005	2,503,753
2006	1,262,981

Total	$122,999,470

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 7 - ADVANCES FROM FEDERAL HOME LOAN BANK

At December 31, 2001, the interest rates on the Bank's advances from the FHLB ranged from 4.05% to 5.58%.

The contractual maturities of the Bank's advances from the FHLB are as follows:

	2001	2000

Due in 2001	$ -	$20,000,000
Due in 2002	6,000,000	-
Due in 2003	1,000,000	-
Due in 2004	14,000,000	5,000,000
Due in 2005	7,000,000	-
Overnight borrowings	-	28,800,000

Total advances	$28,000,000	$53,800,000

The Bank's advances from the FHLB were collateralized by certain real estate loans of an aggregate unpaid principal balance of approximately $209,226,000, by certain mortgage-backed securities of approximately $6,627,112, and the Bank's investment of capital stock of FHLB of San Francisco of $2,508,600.

During 2001, the Bank repaid $7,000,000 of advances and incurred a prepayment penalty of $468,000, which is included in interest expense in the consolidated statement of income.

NOTE 8 - INCOME TAXES

On January 1, 2000, Pacific Trust Bank converted from a federally chartered credit union, which was not subject to federal or state income tax, to a federal mutual savings bank, subject to both federal and state income tax. In accordance with Statement of Financial Accounting Standards (SFAS) No. 109, the conversion of an entity from nontaxable to taxable status requires the recognition of deferred tax assets and liabilities for temporary differences existing at the time of conversion. As such, a net deferred tax asset of approximately $456,000 was recognized, and the benefit from recognizing such asset reduced the income tax provision for 2000.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 8 - INCOME TAXES (Continued)

Allocation of federal and state income taxes between current and deferred portions is as follows:

	2001	2000
Current tax provision:
Federal	$1,077,922	$403,511
State	404,007	134,929
	1,481,929	538,440
Deferred tax benefit:
Federal	22,862	322,119
State	7,405	(104,253)
	30,267	217,866
Change in tax status:
Federal	-	(376,398)
State	-	(79,557)
	-	(455,955)

	$1,512,196	$300,351

The reasons for the differences between the statutory federal income tax rate and the effective tax rates are summarized as follows:

	2001	2000

Statutory federal tax rate	34.0%	34.0%
Increase (decrease) resulting from:
State taxes, net of federal tax benefit	7.4	6.7
Tax impact of conversion to a taxable corporation	-	(24.0)
Other	0.5	(2.0)

Effective tax rates	41.9%	14.7%

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 8 - INCOME TAXES (Continued)

The components of the net deferred tax asset, included in other assets, are as follows:

	2001	2000

Deferred tax assets:
Allowance for loan losses	$343,310	$280,590
Accrued bonus	116,418	-
Depreciation	196,099	196,099
Unrealized loss on securities available-for-sale	-	81,286
Section 475 mark-to-market adjustment	36,019	-
Other	37,864	17,864
	729,710	575,839

Deferred tax liabilities:
Deferred loan fees	(353,373)	(192,284)
FHLB stock dividends	(114,121)	(45,805)
Unrealized gain on securities available-for-sale	(36,019)	-
Section 475 mark-to-market adjustment	-	(81,286)
	(503,513)	(319,375)

Net deferred tax asset	$226,197	$256,464
NOTE 9 - OFF-BALANCE-SHEET ACTIVITIES

Credit-Related Financial Instruments: The Bank is a party to credit related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated balance sheets.

The Bank's exposure to credit loss is represented by the contractual amount of these commitments. The Bank follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 9 - OFF-BALANCE-SHEET ACTIVITIES (Continued)
	Contract Amount
	December 31,
	2001	2000
Financial instruments whose contract amounts represent credit risk
Commitments to purchase loans	$20,000,000	$ -
Commitments to extend credit including loans
in process	2,851,350	4,130,500
Unused lines of credit	19,281,302	20,414,435
Letters of credit	34,000	33,600

The Bank entered into an agreement to purchase a pool of $20.0 million of one-to-four family residential loans from a third party on December 18, 2001 with a settlement date of January 18, 2002. The pool consists of 34 adjustable rate loans with an average balance of $508,000. The average coupon rate for the pool of loans is 6.23% and the terms are for 30 years.

At December 31, 2001 and 2000, fixed rate commitments to extend credit, including loans in process, consisted of $137,000 and $25,000, respectively. The fixed rate commitments at December 31, 2001 are due to expire within 1 to 60 days of issuance and have rates ranging from 7.50% to 8.50%.

Financial instruments that potentially subject the Bank to concentrations of credit risk include interest-bearing deposit accounts in other financial institutions and loans. At December 31, 2001 and 2000, the Bank had deposit accounts with balances totaling approximately $95,158 and $356,397, respectively, at the Federal Home Loan Bank of San Francisco.

NOTE 10 - MINIMUM REGULATORY CAPITAL REQUIREMENTS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative judgments of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 10 - MINIMUM REGULATORY CAPITAL REQUIREMENTS (Continued)

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 Capital (as defined) to average assets (as defined). Management believes, as of December 31, 2001, that the Bank met all capital adequacy requirements to which it is subject.

As of December 31, 2001, the most recent notification from the OTS, categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since the notification that management believes have changed the Bank's category. The Bank's actual capital amounts and ratios are presented in the table.

					Minimum Required
					to Be Well
					Capitalized
			Minimum Capital		Under Prompt Corrective
	Actual		Requirements		Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in Thousands)
December 31, 2001
Total capital (to risk-
weighted assets)	$30,389	15.40%	$15,789	8.00%	$19,736	10.00%
Tier 1 capital (to risk-
weighted assets)	28,669	14.53	7,894	4.00	11,841	6.00
Tier 1 (core) capital (to adjusted
tangible assets)	28,669	9.24	12,413	4.00	15,516	5.00

December 31, 2000
Total capital (to risk-
weighted assets)	$28,087	14.40%	$15,601	8.00%	$19,501	10.00%
Tier 1 capital (to risk-
weighted assets)	26,573	13.63	7,800	4.00	11,701	6.00
Tier 1 (core) capital (to adjusted
tangible assets)	26,573	8.85	12,005	4.00	15,007	5.00

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 10 - MINIMUM REGULATORY CAPITAL REQUIREMENTS (Continued)

The following is a reconciliation of the Bank's equity under accounting principles generally accepted in the United States of America (GAAP) to regulatory capital (in thousands):

	2001	2000

GAAP equity	$28,721	$26,457
Unrealized loss (gain) on securities available-for-sale	(52)	116
Tier I capital	28,669	26,573
General regulatory loan loss reserves	1,720	1,514

Total regulatory capital	$30,389	$28,087
NOTE 11 - EMPLOYEE BENEFIT PLANS

The Bank has a 401(k) plan whereby substantially all employees participate in the plan. Employees may contribute up to 15% of their compensation subject to certain limits based on federal tax laws. The Bank makes matching contributions, to be determined annually by management, on the first 4% of the employee's compensation contributed to the plan. Matching contributions vest to the employee upon contribution date. For the years ended December 31, 2001, 2000, and 1999, expense attributable to the plan amounted to $57,765, $55,517, and $53,298, respectively.

Effective June 1, 2001, the Board of Directors adopted a Deferred Compensation Plan under Section 401 of the Internal Revenue Code. The purpose of this plan is to provide specified benefits to a select group of management and highly compensated employees. Participants may elect to defer compensation, which accrues interest quarterly at the prime rate as reflected in The Wall Street Journal as of the last business day of the prior quarter.

NOTE 12 - RELATED PARTY TRANSACTIONS

The Company has granted loans to certain officers and directors and their related interests. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 12 - RELATED PARTY TRANSACTIONS (Continued)

Activity in the loan accounts of officers and directors and their related interests follows for the year ended December 31, 2001:

Balance at beginning of year	$436,966
Loans originated	894,011
Principal repayments	(179,442)

Balance at end of year	$1,151,535

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS

The approximate carrying amount and estimated fair value of financial instruments consist of the following:

	December 31, 2001		December 31, 2000
	Approximate		Approximate
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
Financial Assets
Cash and cash equivalents	$ 18,002,739	$ 18,002,739	$ 7,699,484	$ 7,699,484
Securities available-for-sale	13,660,542	13,660,542	40,947,600	40,947,600
Federal Home Loan Bank stock	2,508,600	2,508,600	2,705,000	2,705,000
Other investments	-	-	824,500	824,500
Loans, net	257,215,870	257,894,418	234,301,008	235,882,376
Servicing agent receivable	11,687,133	11,687,133	7,922,902	7,922,902
Accrued interest receivable	1,459,770	1,459,770	1,596,098	1,596,098

Financial Liabilities
Deposits	$251,953,890	$253,348,273	$218,694,653	$217,489,854
Advances from Federal Home
Loan Bank	28,000,000	28,029,000	53,800,000	56,248,028
Accrued interest payable	8,106	8,106	125,214	125,214

The methods and assumptions used to estimate fair value are described as follows:

Carrying amount is the estimated fair value for cash and cash equivalents, short-term borrowings, FHLB stock, accrued interest receivable and payable, demand deposits, short-term debt, and variable rate loans or deposits that reprice frequently and fully. Security fair values are based on market prices or dealer quotes and, if no such information is available, on the rate and term of the security and information about the issuer. For fixed rate loans and deposits and for variable rate loans or deposits with infrequent repricing or repricing limits, fair value is based on discounted cash flows using current market rates applied to the estimated life and credit risk.

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 13 - FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

The fair value of advances from the Federal Home Loan Bank is based on current rates for similar financing. The fair value of off-balance-sheet items is based on the current fees or the cost that would be charged to enter into or terminate such arrangements. The fair value of the commitment to purchase the pool of one- to four-family residential loans is equal to the agreed-upon purchase price of $20 million. The fiar value of the other off-balance sheet financial instruments is immaterial.

NOTE 14 - OTHER COMPREHENSIVE INCOME

Other comprehensive income components and related taxes were as follows:

	2001	2000	1999
Unrealized holding gains (losses) on
securities available-for-sale	$229,934	$474,893	$(721,860)
Reclassification adjustments for
losses recognized in income	55,131	125,010	-
Net unrealized gains (losses)	285,065	599,903	(721,860)
Change in tax status	-	328,145	-
Tax effec t	(117,305)	(246,859)	-

Other comprehensive income (loss)	$167,760	$681,189	$(721,860)

NOTE 15 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED)

On March 1, 2002, the Board of Directors of the Bank adopted a Plan of Conversion to convert from a federal mutual savings bank to a federal stock savings bank with the concurrent formation of a holding company. The conversion will be accomplished through the amendment of the Bank's charter and the sale of the proposed holding company's common stock in an amount equal to the consolidated pro forma market value of the holding company and the Bank after giving effect to the conversion. A subscription offering of the shares of common stock will be offered initially to the Bank's eligible deposit account holders, then to other members of the Bank. Any shares of the holding company's common stock not sold in the subscription offering will be offered for sale to the general public, giving preference to the Bank's market area.

At the time of conversion, the Bank will establish a liquidation account in an amount equal to its total net worth as of the latest statement of financial condition appearing in the final prospectus. The liquidation account will be maintained for the benefit of eligible depositors who continue to maintain their accounts at the Bank after the conversion. The liquidation account will be reduced annually to the extent that eligible depositors have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible depositor will be entitled to

(Continued)

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PACIFIC TRUST BANK
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2001, 2000, and 1999

NOTE 15 - ADOPTION OF PLAN OF CONVERSION (UNAUDITED) (Continued)

receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. The liquidation account balance is not available for payment of dividends.

Conversion costs will be deferred and deducted from the proceeds of the shares sold in the conversion. If the conversion is not completed, all costs will be charged to expense. At December 31, 2001, $48,131 has been deferred.

No person has been authorized to give any information or to make any representation other than as contained in this prospectus in connection with the offering made hereby, and, if given or made, such other information or representation must not be relied upon as having been authorized by First PacTrust Bancorp, Inc., Pacific Trust Bank or Keefe, Bruyette & Woods, Inc. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of First PacTrust Bancorp, Inc. or Pacific Trust Bank since any of the dates as of which information is furnished herein or since the date hereof.
__________

UP TO 4,099,750 SHARES

TABLE OF CONTENTS

Summary
Risk Factors
Recent Developments
Management's Discussion and Analysis of
  Recent Developments
Selected Financial and Other Data
First PacTrust Bancorp, Inc.
Pacific Trust Bank
How We Intend to Use the Proceeds
Market for the Common Stock
Our Policy Regarding Dividends
Pro Forma Data
Capitalization
Pacific Trust Bank Exceeds All Regulatory Capital
 Requirements
Pacific Trust Bank's Conversion
Proposed Purchases by Management
Management's Discussion and Analysis of Financial
 Condition and Results of Operations
Business of Pacific Trust Bank
Management
How We Are Regulated
Taxation
Restrictions on Acquisition of First PacTrust Bancorp, Inc.
 and Pacific Trust Bank
Description of Capital Stock of First PacTrust Bancorp, Inc.
Transfer Agent and Registrar
Experts
Legal and Tax Opinions
Additional Information
Index to Consolidated Financial Statements

Page 3 ^10 ^14 ^16 ^18 ^22 ^22 ^23 ^25 ^25 ^26 ^31 ^32 ^34 ^57 ^58 ^73 ^98 ^105 ^113 ^114 ^119 ^121 ^121 ^121 ^121 F-1	FIRST PACTRUST BANCORP, INC. (Proposed Holding Company for Pacific Trust Bank) COMMON STOCK __________ PROSPECTUS __________

Dealer Prospectus Delivery Obligation

Until the later of [___________________________] or 25 days after the commencement of the public offering, if any, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.	KEEFE, BRUYETTE & WOODS, INC. [_______________], 2002

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.    Indemnification of Directors and Officers

              Article 12 of First PacTrust Bancorp, Inc.'s Charter provides for indemnification of current and former directors and officers or individuals serving any other entity at the request of First PacTrust Bancorp, Inc., to the fullest extent required or permitted under Maryland law. In addition, Article 12 provides for the indemnification of other employees and agents to the extent authorized by the Board of Directors and permitted under Maryland law. Article 12 also provides First PacTrust Bancorp, Inc. with the authority to purchase insurance for indemnification purposes. The indemnification provisions set forth within Article 12 are non-exclusive in nature, however, First PacTrust Bancorp, Inc. shall not be liable for any payment under Article 12 to the extent that said person entitled to be indemnified has actually received payment under any insurance policy, agreement or otherwise of the amounts indemnifiable under Article 12.

              Section 2-418 of the General Corporation Law of the State of Maryland permits a corporation to indemnify a person against judgments, penalties, settlements and reasonable expenses unless it is proven that (1) the conduct of the person was material to the matter giving rise to the proceeding and the person acted in bad faith or with "active and deliberate dishonesty," (2) the person actually received an improper benefit or (3) in the case of a criminal proceeding, the person had reason to believe that his conduct was unlawful.

              Maryland law provides that where a person is a defendant in a derivative proceeding, the person may not be indemnified if the person is found liable to the corporation. Maryland law also provides that a person may not be indemnified in any proceeding alleging improper personal benefit to the person in which the person was found liable on the grounds that personal benefit was improperly received.

              Maryland law further provides that unless otherwise provided in the corporation's Charter, a director or officer (but not an employee or agent) who is successful on the merits or otherwise in defense of any proceeding must be indemnified against reasonable expenses. The Charter does not otherwise provide a bar against mandatory indemnification.

              Finally, Section 2-418 of the General Corporation Law also permits expenses incurred by a person in defending a proceeding to be paid by the corporation in advance of the final disposition of the proceeding upon the receipt of an undertaking by the director or officer to repay this amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation against these expenses. The person seeking indemnification of expenses must affirm in writing that he or she believes in good faith that he or she has met the applicable standard for indemnification of expenses.

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              Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of First PacTrust Bancorp, Inc. pursuant to the foregoing provisions, or otherwise, First PacTrust Bancorp, Inc. has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 25.   Other Expenses of Issuance and Distribution

              Set forth below is an estimate of the amount of fees and expenses (other than underwriting discounts and commissions) to be incurred in connection with the issuance of the shares.

Counsel fees and expenses	$ 195,000
Accounting fees and expenses	95,000
Appraisal and business plan preparation fees and expenses	54,500
Underwriting fees(1) (including financial advisory fee and expenses)	461,000
Underwriter's counsel fees and expenses	35,000
Printing, postage and mailing	230,000
Registration and Filing Fees	12,172
NASDAQ Listing Fee	100,000
Stock transfer agent and certificates	20,000
Other expenses(1)	8,328
TOTAL	$1,211,000
__________________
(1) Based on maximum of Estimated Valuation Range.

Item 26.   Recent Sales of Unregistered Securities

              The Registrant is newly incorporated, solely for the purpose of acting as the holding company of Pacific Trust Bank, pursuant to the Plan of Conversion (filed as Exhibit 2 herein), and no sales of its securities have occurred to date.

Item 27.    Exhibits and Financial Statement Schedules

              See the Exhibit Index filed as part of this Registration Statement.

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Item 28.   Undertakings

              The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

	(i)	Include any Prospectus required by Section 10(a)(3) of the Securities Act of 1933;

	(ii)	Reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

	(iii)	Include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and it will be governed by the final adjudication of such issue.

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SIGNATURES

              In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of Chula Vista, State of California, on ^ May 1, 2002.

FIRST PACTRUST BANCORP, INC.

By:	/s/ HANS R. GANZ
Hans R. Ganz, President and Chief Executive Officer (Duly Authorized Representative)

              KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Hans R. Ganz his true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ HANS R. GANZ	/s/ ALVIN L. MAJORS
Hans R. Ganz	Alvin L. Majors
President, Chief Executive Officer and Director	Chairman of the Board

^ May 1, 2002;	^ May 1, 2002

/s/ FRANCIS P. BURKE	/s/ KENNETH SCHOLZ
Francis P. Burke	Kenneth Scholz
Director	Director

^ May 1, 2002;	^ May 1,, 2002

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/s/ DONALD PURDY	/s/ DONALD WHITACRE
Donald Purdy	Donald Whitacre
Director	Director

^ May 1, 2002;	^ May 1,, 2002

/s/ REGAN GALLAGHER
Regan Gallagher
Controller (Principal Financial and Accounting Officer)

^ May 1,, 2002;

Exhibit Index

EXHIBIT INDEX

Exhibits:

1.1	Engagement Letter with Keefe, Bruyette & Woods, Inc.*
1.2	Form of Agency Agreement with Keefe, Bruyette & Woods, Inc.*
2.0	Plan of Conversion*
3.1	Charter for First PacTrust Bancorp, Inc.*
3.2	Bylaws of First PacTrust Bancorp, Inc.*
4.0	Form of Stock Certificate of First PacTrust Bancorp, Inc.*
5.0	Opinion of Silver, Freedman & Taff L.L.P. re: Legality*
8.1	Opinion of Silver, Freedman & Taff L.L.P. re: Federal Tax Matters*
8.2	Opinion of Crowe, Chizek and Company re: State Tax Matters
^ 8.3	Letter of RP Financial, LC. re: Subscription Rights*
10.1	Form of Severance Agreement*
10.2	401(k) Employee Stock Ownership Plan
10.3	Letter Agreement regarding Appraisal Services*
10.4	Letter Agreement regarding Business Plan*
21.0	Subsidiaries of the Registrant*
23.1	Consent of Silver, Freedman & Taff L.L.P. re: Legality (included in Exhibit 5.0)*
23.2	Consent of Crowe, Chizek and Company
23.3	Consent of RP Financial, LC.*
24.0	Power of Attorney, included in signature pages
99.1	Appraisal Report of RP Financial, LC.
^99.2	Subscription Order Form and Instructions*
99.3	Additional Solicitation Material*
_____________________________
* ^ Filed previously